   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                        WALBRO CORPORATION                                               WALBRO CAPITAL TRUST
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)          (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             DELAWARE                                                          DELAWARE
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)    (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                            36-1358966                                                        36-6683606
               (I.R.S. EMPLOYER IDENTIFICATION NO.)                              (I.R.S. EMPLOYER IDENTIFICATION NO.)

        6242 GARFIELD STREET, CASS CITY, MICHIGAN 48726, (517) 872-2131 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              LAMBERT E. ALTHAVER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               WALBRO CORPORATION
        6242 GARFIELD STREET, CASS CITY, MICHIGAN 48726, (517) 872-2131
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                  HOWARD S. LANZNAR, ESQ.                                   WILLIAM M. HARTNETT, ESQ.
                  LAWRENCE D. LEVIN, ESQ.                                    RICHARD E. FARLEY, ESQ.
                   KATTEN MUCHIN & ZAVIS                                     CAHILL GORDON & REINDEL
            525 WEST MONROE STREET, SUITE 1600                                 EIGHTY PINE STREET
               CHICAGO, ILLINOIS 60661-3693                                 NEW YORK, NEW YORK 10005
                      (312) 902-5200                                             (212) 701-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                           -------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                PROPOSED         PROPOSED
                                                                                MAXIMUM           MAXIMUM           AMOUNT OF
                                                             AMOUNT TO BE    OFFERING PRICE      AGGREGATE        REGISTRATION
                                                              REGISTERED      PER SECURITY     OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------------------------------------------
Convertible Trust Preferred Securities of Walbro Capital
  Trust....................................................   2,300,000(1)    $ 25.00(2)(3)   $57,500,000(2)(3)       $17,424
---------------------------------------------------------------------------------------------------------------------------------
Convertible Subordinated Debentures of Walbro
  Corporation..............................................            (4)         --                --               --
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.50, of Walbro Corporation........            (5)         --                                 --
---------------------------------------------------------------------------------------------------------------------------------
Guarantee(6)...............................................       --               --                --               --
---------------------------------------------------------------------------------------------------------------------------------
    Total..................................................                            100%                           $17,424
=================================================================================================================================

(1) Includes 300,000    % Convertible Trust Preferred Securities (the "Preferred
    Securities") that may be issued pursuant to exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act.

(3) Exclusive of accrued interest and distributions, if any.

(4) $57,500,000 in aggregate principal amount of % Convertible Subordinated Debentures (the "Convertible Debentures") of Walbro Corporation (the "Company") to be issued and sold to Walbro Capital Trust (the "Trust") in connection with the issuance by the Trust of the Preferred Securities. The Convertible Debentures may be distributed, under certain circumstances, to the holders of Preferred Securities for no additional consideration.

(5) Such shares of Common Stock are issuable upon conversion of the Preferred Securities registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.

(6) Includes the rights of holders of the Preferred Securities under the Guarantee and certain back-up undertakings consisting of obligations of the Company to provide certain indemnities in respect of, and pay and be responsible for certain expenses and debts of, the Trust as described in the Registration Statement. No separate consideration will be received for the Guarantee and the back-up undertakings.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

PRELIMINARY PROSPECTUS
                                  $50,000,000
                2,000,000 CONVERTIBLE TRUST PREFERRED SECURITIES
                              WALBRO CAPITAL TRUST
                      % CONVERTIBLE TRUST PREFERRED SECURITIES
       (LIQUIDATION AMOUNT $25 PER CONVERTIBLE TRUST PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
LOGO                 AND CONVERTIBLE INTO COMMON STOCK OF,

                               WALBRO CORPORATION
                               ------------------

     The   % Convertible Trust Preferred Securities (the "Preferred Securities")
offered hereby (the "Offering") represent preferred undivided beneficial interests in the assets of Walbro Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Walbro Corporation, a Delaware corporation (the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the
proceeds thereof in an equivalent amount of   % Convertible Subordinated
Debentures due 2017 (the "Convertible Debentures") of the Company.

                                                        (Continued on next page)

   SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

==================================================================================================
                                          PUBLIC            UNDERWRITING          PROCEEDS TO
                                     OFFERING PRICE(1)     COMMISSIONS(2)         TRUST(3)(4)
--------------------------------------------------------------------------------------------------
Per Preferred Security...........         $25.00                 (3)                   $
--------------------------------------------------------------------------------------------------
Total(5).........................       $50,000,000              (3)                   $
==================================================================================================

  (1) Plus accrued distributions, if any, from          , 1997.
  (2) For information regarding indemnification of the Underwriters, see "Underwriting."
  (3) Because the proceeds of the sale of the Preferred Securities will be invested in the Convertible Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment
      therein of such proceeds, $         per Preferred Security (or $      in
      the aggregate). See "Underwriting."
  (4) Expenses of the offering, which are payable by the Company, are estimated to be $500,000.
  (5) The Trust and the Company have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 300,000 additional Preferred Securities solely to cover over-allotments, if any. If the option is exercised in full, the total Public Offering Price, Underwriting Commissions and Proceeds to Trust will
      be $      , $      and $      , respectively.

                               ------------------
     The Preferred Securities offered hereby are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions, including approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
              , 1997.
                               ------------------

Smith Barney Inc.                                        Interstate/Johnson Lane
                                                               Corporation
                                            , 1997

(Cover continued from previous page)

     Each Preferred Security is convertible on or after                , 1997
(60 days after the date of issue), at the option of the holder thereof into shares of common stock, par value $.50 per share (the "Common Stock"), of the
Company, at a conversion rate of      shares of Common Stock for each Preferred
Security (equivalent to $       per share of Common Stock), subject to
adjustment in certain circumstances. The Common Stock is quoted on the Nasdaq National Market (the "NNM") under the symbol "WALB." On December 17, 1996, the last reported sale price of the Common Stock on the NNM was $18 1/2. Application will be made to have the Preferred Securities approved for quotation on the NNM,
subject to official notice of issuance, under the symbol "     ". Trading of the
Preferred Securities on the NNM is expected to commence within 30 days after initial delivery of the Preferred Securities. See "Underwriting."

     Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of   % of the liquidation amount of $25 per
Preferred Security, accruing from, and including,               , 1997 and
payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1997 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Guarantee") to the extent described under "Description of the Guarantee." The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal or other payments on the Convertible Debentures held by the Trust as its sole assets. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Indenture (as defined herein) pursuant to which the Convertible Debentures are issued and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities. The obligations of the Company under the Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock, if any, issued from time to time by the Company and (iii) senior to the Common Stock. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company, which aggregated approximately $272 million at September 30, 1996, after giving effect to the application of the net proceeds of the Offering, and rank pari passu with the Company's other general unsecured obligations. The obligations of the Company under the Convertible Debentures are also effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. At September 30, 1996, the indebtedness and other liabilities of such subsidiaries, after giving effect to the application of the net proceeds of the Offering, aggregated $369 million (including the $272 million referred to above).

     The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Convertible Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Convertible Debentures, no amounts will be paid on the Preferred Securities because the Trust will not have sufficient funds to make distributions on the Preferred Securities. In such event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

     The Company has the right to defer payments of interest on the Convertible Debentures by extending the interest payment period on the Convertible Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"); provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During any Extension Period, distributions on the Preferred Securities will continue to accrue with interest thereon (to the extent permitted by applicable law) at an
annual rate of   % per annum compounded quarterly. Additionally, during any
Extension Period, holders of Preferred Securities will be required to include deferred interest income in the form of original issue discount ("OID") in their gross income for United States federal income tax purposes in advance of receipt of cash distributions with respect to such deferred interest payments. See "Description of the Convertible Debentures -- Interest Income and Option to Extend Interest Payment Periods," "Risk Factors -- Company Option to Extend Interest Payment

(Cover continued from previous page)

Periods; OID Risk" and "United States Federal Income Taxation -- Interest Income and Original Issue Discount."

     The Convertible Debentures are redeemable by the Company, in whole or in
part, from time to time, on or after               , 2000, at the redemption
price specified herein, or at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event (as defined herein). If the Company redeems Convertible Debentures, the Trust will redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed at the redemption price specified herein per Trust Security, plus accrued and unpaid distributions thereon to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption of Trust Securities." The Preferred Securities will be
redeemed upon maturity of the Convertible Debentures on               , 2017. In
addition, upon the occurrence of a Special Event arising from a change in laws or a change in legal interpretation regarding tax or investment company matters, unless the Convertible Debentures are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Convertible Debentures will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Special Event Redemption or Distribution." In certain circumstances, the Company will have the right to
redeem the Convertible Debentures prior to               , 2000, which would
result in the redemption by the Trust of Trust Securities in the same amount on a pro rata basis. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Convertible Debentures quoted on the NNM or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Convertible Debentures."

     In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, winding up or termination of the Trust, the Convertible Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

                               ------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AND OF THE COMMON STOCK OF WALBRO CORPORATION AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company and the Trust have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete; with respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 0-6955), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such material can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Convertible Debentures issued by the Company and (iii) the obligations of the Trust under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. See "Walbro Capital Trust," "Description of the Guarantee" and "Description of the Convertible Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

     (3) the Company's Current Reports on Form 8-K dated July 27, 1995 and December 19, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary, Walbro Corporation, 6242 Garfield Street, Cass City, Michigan 48726, telephone
(517) 872-2131.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning certain aspects of the business of the Company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, without limitation, changes in demand for automobiles and light trucks, relationships with significant customers, price pressures, the timing and structure of future acquisitions or dispositions, the impact of environmental regulations, continued availability of adequate funding sources, currency and other risks inherent in international sales, and general economic and business conditions. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements of the Company and the notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the Company or Walbro refer to Walbro Corporation and its consolidated subsidiaries and assume no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     The Company is a global leader in the design, development and manufacture of precision fuel storage and delivery systems and products for automotive and small engine markets worldwide. The Company manufactures plastic fuel tanks, fuel pumps, fuel modules, fuel rails and fuel level sensors for sale to automotive original equipment manufacturers ("OEMs"). Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers. From 1990 to 1995, the Company (excluding Dyno as defined herein) increased net sales at the compound rate of approximately 17% per year. This growth was primarily due to the introduction of new automotive products, penetration of additional automotive platforms and a recovery in the small engine industry. The Company had net sales of $459.3 million in 1995 and net sales of $440.5 million for the first nine months of 1996.

WALBRO AUTOMOTIVE

     Approximately 75% of the Company's net sales for the first nine months of 1996 were generated by Walbro Automotive. Through Walbro Automotive, the Company designs, develops and manufactures fuel storage and delivery systems and components for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans). The Company and its joint ventures hold a strong market position in North America, Europe and South America and a growing market presence in Asia. In July 1995, the Company substantially expanded its European automotive business by acquiring the fuel systems business of Dyno Industrier A.S ("Dyno"), of Oslo, Norway (the "Dyno Acquisition"). In 1996, management estimates that the Company supplied Chrysler with approximately three-quarters of its fuel pump and fuel module requirements, including all requirements for Chrysler's passenger cars and minivans and approximately one-half of its requirements for Chrysler's light trucks. In addition, the Company manufactures fuel pumps, fuel modules and fuel rails for a number of Ford's minivans and light vehicles. Management believes that the Company manufactures substantially all of the fuel tank systems for Saab and Volvo light vehicles and all of the fuel tanks for the Mercedes-Benz C Class, Volkswagen Polo and Renault Twingo. Other automotive customers of the Company, and its joint ventures, include Audi, Daewoo, Fiat, General Motors, Hyundai, Kia, Nedcar, Peugeot and Rover. The Company has recently been awarded significant new contracts that include new fuel tank business for a variety of General Motors platforms, including Saturn, Monte Carlo/Impala, Sonoma truck, the Suburban, Yukon/Tahoe and Blazer/Jimmy sport utility vehicles, fuel tanks for the redesigned Mercedes-Benz C Class, and a complete fuel tank system for the Dodge Durango sport utility vehicle. In addition, the Company has been awarded new contracts for the first time with Honda, Toyota and Ssangyong.

     The Company's growth strategy is to position itself as a global supplier to the automotive industry through the design, development and manufacture of technologically advanced fuel systems and components which are delivered worldwide. Due to the increasing demand by OEMs for the supply of integrated automotive systems, Walbro is supplying OEMs with an increasing number of fuel storage and delivery components with the ultimate goal of being responsible for the complete fuel storage and delivery systems ("FSDS") which would integrate all of the components necessary for fuel delivery. By assuming responsibility for the development of complete systems, the Company allows its OEM customers to reduce their internal engineering costs, use fewer suppliers and assemble systems rather than components. Once an OEM designates the Company to supply FSDS components for a new vehicle program, the OEM usually will continue to purchase those components from the Company for the life of the program, although not necessarily for a redesign.

     The Company and its joint ventures in Europe, South America and East Asia design, develop, manufacture and distribute fuel delivery components and systems worldwide to support OEMs as they produce vehicles for the global automotive market. The Company's product development efforts focus on the regulatory and competitive challenges facing its customers worldwide. For example, the Company has used its technical skills to develop multi-layer plastic fuel tanks and onboard running and vapor recovery ("ORVR") devices, which are designed, in part, to assist OEMs in complying with increasingly strict emission regulations.

WALBRO ENGINE MANAGEMENT

     Approximately 25% of the Company's net sales for the first nine months of 1996 were generated by Walbro Engine Management. Through Walbro Engine Management, the Company designs, develops and manufactures diaphragm carburetors for portable engines (such as those used in chain saws and weed trimmers), float feed carburetors for ground supported engines (such as those used in lawn mowers and marine engines) and ignition systems and other components for a variety of small engine products. The Company believes that it is the world's largest independent manufacturer of small engine carburetors, with an approximate 75% share of the global diaphragm carburetor market including sales to such leading chain saw and weed trimmer manufacturers as Poulan/Weedeater, Deere and Company (Homelite), Stihl Incorporated, McCulloch Corporation, Ryobi Ltd. and Kioritz
(Echo) Corporation. The Company believes it has an approximate 10% share of the global float feed carburetor market, including sales to Briggs & Stratton Corporation, the world's largest small engine manufacturer, Kohler Company, Tecumseh Products Co., and Mercury Marine, a major manufacturer of outboard marine engines. The Company produces substantial volumes of float feed carburetors for the Chinese two-wheeled vehicle market. The Company also manufactures replacement products for both the automotive and small engine aftermarkets, sales of which are included within its small engine product business.

     The Company's strategy in the small engine sector is to enhance its presence as a leading supplier of small engine carburetors, ignition systems and other small engine products through the development of technologies which assist customers in complying with new emission standards. The Company's strategy also includes increasing its global presence, particularly in developing countries such as The People's Republic of China and India, to profit from the growing market for carburetors for two-wheeled vehicles, gasoline-powered portable tools used for infrastructure development and other small engine applications.

                                  THE OFFERING

General.......................   The Preferred Securities represent undivided
                                 beneficial interests in the Trust's assets, which will consist solely of the Convertible
                                 Debentures. The Convertible Debentures, in which the proceeds of the Preferred Securities offered hereby will be invested, mature on
                                               , 2017, unless the Convertible
                                 Debentures are redeemed by the Company prior to such maturity as described under "Description of the Preferred Securities -- Mandatory
                                 Redemption of Trust Securities" and
                                 "Description of the Preferred Securities --
                                 Special Event Redemption or Distribution."

Distributions.................   The distributions payable on each Preferred
                                 Security will be fixed at a rate per annum of
                                   % of the stated liquidation amount of $25 per
                                 Preferred Security, will be cumulative, will
                                 accrue from               , 1997, the date of
                                 issuance of the Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1997. See
                                 "Description of the Preferred Securities --
                                 Distributions."

Option to Extend Interest
Payment Period................   The Company has the right at any time, and from
                                 time to time, during the term of the
                                 Convertible Debentures, to defer payments of interest on the Convertible Debentures for a period not exceeding 20 consecutive quarters;
                                 provided, that no Extension Period may extend beyond the maturity date of the Convertible
                                 Debentures. As a consequence of the Company's extension of the interest payment period, quarterly distributions on the Preferred
                                 Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly, since interest would continue to accrue on the Convertible Debentures) during any such extended interest payment period. In the event that the Company exercises its right to extend an interest payment period, then (a) the Company shall not declare or pay any dividend on, make any distributions or liquidation payments with respect to, or redeem, purchase or acquire any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common
                                 Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is paid), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Convertible

                                 Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any Extension Period, the Company may further extend such Extension Period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. Should an Extension Period occur, Preferred Security holders will continue to recognize interest income for United States federal income tax purposes. As a result, such holders will be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and such holders will not receive the cash from the Trust related to such income if such holders dispose of Preferred Securities prior to the record date for payment of distributions. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount."

Conversion into Common
Stock.........................   Each Preferred Security is convertible on or
                                 after                , 1997 (60 days after the
                                 date of issue), at the option of the holder
                                 into shares of Common Stock, at the rate of
                                      shares of Common Stock for each Preferred
                                 Security (equivalent to a conversion price of
                                 $       per share of Common Stock), subject to
                                 adjustment in certain circumstances. The last reported sale price of the Common Stock on the NNM on December 17, 1996 was $18 1/2 per share.
                                 In connection with any conversion of a
                                 Preferred Security, the Conversion Agent (as defined herein) will exchange such Preferred
                                 Security for the appropriate principal amount of Convertible Debentures held by the Trust and immediately convert such Convertible Debentures into shares of Common Stock. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash. See "Description of the Preferred
                                 Securities -- Conversion Rights." In addition, no additional shares of Common Stock will be issued upon conversion of the Preferred
                                 Securities to account for any accrued and unpaid distributions on the Preferred
                                 Securities at the time of conversion. See
                                 "Description of the Convertible Debentures --
                                 Optional Redemption," "Description of Preferred
                                 Securities -- Conversion Rights" and "--
                                 Mandatory Redemption of Trust Securities."

Mandatory Redemption..........   Upon the repayment of the Convertible
                                 Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment will be applied by the Institutional Trustee to redeem a like amount of Trust Securities, upon the terms and conditions described herein. See "Description of the Preferred Securities -- Mandatory
                                 Redemption of Trust Securities."

Optional Redemption...........   The Company has the right to redeem the
                                 Convertible Debentures (a) on or after
                                               , 2000, in whole at any time or
                                 in part from time to time, subject to the conditions described in "Description of the Preferred Securities -- Optional Redemption" at the redemption prices set forth herein, together with any accrued but unpaid interest to, but not including, the redemption date or (b) at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax
                                 Event (as defined herein) as described under "Description of the Preferred Securities --
                                 Special Event Redemption or Distribution," at
                                 100% of the principal amount of Convertible
                                 Debentures being redeemed, together with any accrued but unpaid interest to, but not including, the redemption date. See
                                 "Description of the Convertible Debentures --
                                 Optional Redemption." If the Company redeems any Convertible Debentures, the proceeds from such redemption will be applied by the Institutional Trustee to redeem a like amount of Trust Securities.

Special Event Distribution....   Subject to certain conditions and except in
                                 limited circumstances, if at any time a Special
                                 Event (as defined herein) shall occur and be continuing, the Trust shall be dissolved with the result that Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities outstanding at such time, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Special Event. See "Description of the Preferred Securities -- Special Event
                                 Redemption or Distribution."

Voting Rights.................   Generally, the holders of the Preferred
                                 Securities will not have any voting rights. See
                                 "Description of the Preferred Securities --
                                 Voting Rights." Subject to certain conditions, including the Institutional Trustee obtaining the opinion of counsel described under "Description of the Preferred Securities --
                                 Voting Rights" prior to taking certain actions, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available under the Indenture with respect to the Convertible Debentures, (ii) waive any past Indenture Event of Default (as defined herein) that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Convertible Debentures where such consent shall be required; provided, however, that where a consent or action under the Indenture would require the consent or act of a Super
                                 Majority (as defined herein) of holders of the Convertible Debentures affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred
                                 Securities may direct the Institutional Trustee to give such consent or take such action. See
                                 "Description of the Preferred Securities --
                                 Voting Rights."

Use of Proceeds...............   The proceeds from the sale of the Preferred
                                 Securities offered hereby will be used by the Trust to purchase the Convertible Debentures issued by the Company. The Company expects to use such proceeds to repay a portion of the borrowings under the Credit Facility. See "Use of Proceeds."

Listing.......................   The Company intends to apply for quotation of
                                 the Preferred Securities on the NNM. Trading of the Preferred Securities on the NNM is expected to commence within a 30-day period after the initial delivery of the Preferred Securities.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors" before purchasing the Preferred Securities offered hereby.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth summary historical financial data of the Company. The summary historical financial data of the Company for each of the five years ended December 31 was derived from the audited consolidated financial statements of the Company. The summary historical financial data of the Company for both of the nine-month periods ended September 30 was derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company's management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations for the periods. The information contained in this table reflects the results of Dyno subsequent to its acquisition in July 1995 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company included elsewhere or incorporated by reference herein.

                              NINE MONTHS ENDED
                                SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1996         1995         1995         1994         1993         1992         1991
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME DATA:
Net sales................    $440,501     $312,786     $459,272     $325,205     $273,463     $241,416     $200,130
Cost of sales............     361,951      256,030      377,755      261,501      216,804      185,712      158,743
Gross margin.............      78,550       56,756       81,517       63,704       56,659       55,704       41,387
Selling and
  administrative
  expenses...............      52,847       35,975       57,495       39,318       33,043       33,614       26,961
Reorganization and
  restructuring
  charges................          --           --           --           --        1,760           --        2,230
Operating income.........      25,703       20,781       24,022       24,386       21,856       22,090       12,196
Interest expense, net....      14,644        6,638       11,111        3,771        2,559        3,113        6,014
Equity in (income) loss
  of joint ventures......      (3,969)      (2,612)      (3,877)      (2,609)          89         (179)         465
Net income(1)............      11,704       11,212       13,830       14,595        9,667       12,526        4,838
Net income per
  share(2)...............        1.35         1.30         1.61         1.70         1.13         1.63          .98
Weighted average shares
  outstanding............   8,642,598    8,599,392    8,609,431    8,602,077    8,537,375    7,675,974    4,952,951
Ratio of earnings to
  fixed charges..........         1.5x         2.6x         1.8x         4.5x         6.2x         4.2x         1.9x
OTHER DATA:
Depreciation and
  amortization...........    $ 20,201     $ 13,568     $ 22,451     $ 14,672     $ 11,339     $ 10,339     $  6,996
Capital expenditures.....      70,453       33,319       46,240       18,844       20,260       14,681        9,717
EBITDA(3)................      45,932       33,924       45,245       36,345       31,128       31,513       19,192
BALANCE SHEET DATA:
  (at end of period)
Total assets.............    $574,858     $500,627     $493,473     $257,366     $215,295     $193,020     $161,243
Total long-term debt,
  less current portion...     295,489      246,918      233,389       66,136       52,392       49,638       62,777
Total debt...............     310,857      263,620      249,396       81,548       58,175       59,349       70,922
Total stockholders'
  equity(4)(5)...........     139,983      135,058      135,427      127,915      114,146       99,910       50,339

-------------------------
(1) The Company adopted SFAS 106 as of January 1, 1993. As a result, the Company recorded a one-time after tax charge of $2,900 for the cumulative effect of this accounting change in the year ended December 31, 1993.

(2) Primary and fully diluted income per share were the same in all periods presented except the year ended December 31, 1992 when fully diluted income per share was $1.58 based on weighted average shares outstanding of 8,160,472.

(3) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

(4) Reflects cash dividends declared of $2,581, $2,571, $3,429, $3,426, $3,403,
    $3,192 and $610 in the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(5) The Company adopted SFAS 115 as of January 1, 1994. As a result, the Company recorded an increase to stockholders' equity of $2,096 (net of income taxes) as of January 1, 1994.

                                  RISK FACTORS

     Prospective purchasers of the Preferred Securities offered hereby should consider carefully the following factors, as well as other information set forth or incorporated by reference in this Prospectus, in evaluating an investment in the Preferred Securities.

RISK FACTORS RELATING TO THE COMPANY

  SUBSTANTIAL LEVERAGE

     The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1996, the Company had outstanding approximately $311 million of total debt and approximately $140 million of stockholders' equity.

     The Company's indebtedness will have several important consequences for the holders of the Preferred Securities (or Common Stock which may be acquired upon conversion), including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements (principal and interest) on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and (iv) the Company's ability to capitalize on significant business opportunities may be limited.

     The Company's ability to satisfy its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Credit Facility (as defined herein) will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements, including the Convertible Debentures underlying the Preferred Securities, as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will not increase its leverage to meet capital requirements in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The indenture relating to the 2005 Notes (the "2005 Note Indenture") restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. In addition, the Credit Facility contains other and more restrictive covenants. The agreement under which the 2004 Notes were issued (the "2004 Note Agreement") requires, and the Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the 2004 Note Agreement or the Credit Facility. In an event of default under the 2004 Note Agreement or the Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Credit Facility could terminate all commitments thereunder. Such event would constitute an event of default under the 2005 Note Indenture pursuant to which the 2005 Notes were issued, entitling the holders of the 2005 Notes to declare the principal and interest on the 2005 Notes to be immediately due and payable. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. See "Description of Certain Indebtedness."

  DEPENDENCE ON CUSTOMER RELATIONSHIPS

     Sales to Chrysler, the Company's largest customer, accounted for 20%, 19%, 23% and 21% of the Company's consolidated net sales for the nine months ended September 30, 1996 and the years 1995, 1994 and 1993, respectively. Although the Company has ongoing supply relationships with Chrysler and certain of its other OEM customers, there can be no assurance that sales to these customers will continue at current levels. Further, continuation of the Company's customer relationships is dependent upon the customers' satisfaction with the price, quality and delivery of the Company's products. While management believes its relationships with its customers are mutually satisfactory, if Chrysler or any of the Company's other significant customers were to reduce substantially or discontinue its purchases, the Company would be adversely affected. See "Business -- Walbro Automotive -- Automotive Markets and Customer Base."

  CYCLICAL NATURE OF AUTOMOTIVE AND SMALL ENGINE INDUSTRIES

     The Company's principal operations are related directly to domestic and foreign automotive vehicle and small engine consumer product sales. Sales and production of automobiles and small engine products are cyclical and can be affected by the strength of a country's general economy, prevailing interest rates, weather and by other factors which may have an adverse effect on the level of the Company's sales to automobile and small engine product manufacturers.

  COMPETITION

     The automotive fuel system and small engine supply industries in which the Company operates are highly competitive. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies, including the automotive OEMs themselves, many of whom are significantly larger and have greater financial and other resources available to them. In addition, the Company is under constant pressure from its major customers to reduce product costs. Management believes that the Company's experience in engineering and implementing cost reduction programs and its ability to develop proprietary new products and to control manufacturing and development costs should allow the Company's product prices to remain competitive. However, there can be no assurance that the Company will be able to improve or maintain its profit margins on sales to vehicle manufacturers and small engine producers.

  RISKS ASSOCIATED WITH FOREIGN OPERATIONS

     Walbro has significant international operations, specifically in Europe, South America and Asia and therefore the Company is subject to various political, economic and other uncertainties. Among others, the Company's operations are subject to the risks of taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations. Accordingly, no assurance can be given that any of the Company's strategies will prove to be effective or that management's goals will be achieved. In addition, the Company receives a substantial portion of its net sales in currencies other than U.S. Dollars. Fluctuations in the exchange rates of these currencies with respect to the U.S. Dollar could have an adverse effect on the Company's financial results. From time to time the Company engages in hedging programs intended to reduce the Company's exposure to currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Currency Transactions."

  IMPACT OF ENVIRONMENTAL REGULATIONS

     In 1992, the California Air Resources Board promulgated comprehensive air quality regulations limiting small engine emissions, which became effective in August 1995. A more stringent phase is scheduled to become effective in 1999. In addition, the Environmental Protection Agency ("EPA") has imposed similar regulations which became effective in August 1996, with the more stringent phase expected to become effective during the 2002 to 2005 period. The implementation of the 1999 California air quality regulations and proposed EPA regulations could significantly reduce the number of units the Company sells of its current carburetor models, especially diaphragm carburetors, and the Company's resulting sales. Hand-held power equipment is most vulnerable to a decrease in demand because the cost of compliance with these emission standards could force manufacturers to replace gasoline-powered lawn and garden equipment with electric-powered equipment. There can be no assurance that the Company will develop cost effective products to meet all of these regulations or that the ultimate customer might not select electric-powered equipment instead. See "Business -- Walbro Engine Management -- Small Engine Industry Overview."

  WARRANTY EXPOSURE AND RECALLS

     The Company warrants to its OEM customers that its products are free from defect and that they meet certain OEM designated specifications. The OEMs in turn offer product warranties to their retail customers. In some instances of common complaint, the automobile manufacturer will institute a voluntary recall or will be required by a governmental agency to conduct a recall. As a result, from time to time, the Company has received claims against it and requests for payment from its OEM customers to remedy complaints made by the ultimate consumers. There can be no assurance that the Company will not incur substantial warranty or recall expense in the future. Such complaints and the related expenses may have a material adverse effect on the Company's relationship with its OEM customers, its financial condition and results of operations. See "Business -- Walbro Automotive -- Automotive Warranty and Other Product Exposure."

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

  RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND CONVERTIBLE DEBENTURES

     The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by the Company. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and pari passu with obligations to or rights of the Company's other general unsecured creditors. No payment of principal (including redemption payments, if any), or premium, if any, or interest on the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of September 30, 1996, Senior Indebtedness, after giving effect to the application of the net proceeds of the Offering, aggregated approximately $272 million. In addition, because a significant portion of the Company's operations are conducted through its subsidiaries and the subsidiaries have not guaranteed the payment of principal of and interest on the Convertible Debentures, all liabilities of such subsidiaries, including trade payables, are effectively senior to the Convertible Debentures and the Guarantee. As of September 30, 1996, the subsidiaries, after giving effect to the application of the net proceeds of the Offering, had indebtedness and other liabilities of approximately $369 million (including the $272 million referred to above) outstanding. There are no terms in the Preferred Securities, the Convertible Debentures or the Guarantee that limit the Company's or any subsidiary's ability to incur additional indebtedness, including indebtedness that ranks senior to the Convertible Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Convertible Debentures."

  HOLDING COMPANY STRUCTURE AND SUBORDINATION

     The ability of the Trust to pay amounts due on the Preferred Securities is wholly dependent upon the Company making payments on the Convertible Debentures. Since the Company is a holding company with a substantial portion of its operations conducted through its subsidiaries, the ability of the Company to pay interest and principal on the Convertible Debentures, and, therefore, for the Trust to make distributions and other payments on the Preferred Securities, will be dependent on such subsidiaries' ability to pay dividends to the Company. Because such subsidiaries do not guarantee the payment of principal of and interest on the Convertible Debentures, claims of holders of the Preferred Securities effectively will be subordinate to the claims of creditors of the subsidiaries, including trade creditors. See "-- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures."

     The ability of the Company's subsidiaries to pay dividends, as well as to repay debt, is dependent on the Company's financial and operating performance which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

  RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Guarantee Trustee (as defined herein) will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

     The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to the Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment, to the extent the Trust has funds available therefor, or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, if the Company has failed to make a payment under the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by (i) the Institutional Trustee (as defined herein) of its rights as registered holder of the Convertible Debentures against the Company pursuant to the terms of the Convertible Debentures or (ii) such holder of its right against the Company under certain circumstances to enforce payments on the Convertible Debentures. See "-- Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Guarantee" and "Description of the Convertible Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

  ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Convertible Debentures. If the Institutional Trustee fails to enforce its rights under the Convertible Debentures, to the fullest extent permitted by law, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration

Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures. The Indenture provides that the Indenture Trustee (as defined herein) shall give holders of the Convertible Debentures notice of all uncured defaults or events of default within 30 days after occurrence. However, except in the case of a default or an event of default in payment on the Convertible Debentures, the Indenture Trustee (as defined herein) is protected in withholding such notice if its officers or directors in good faith determine that withholding of such notice is in the interest of the holders.

  COMPANY OPTION TO EXTEND INTEREST PAYMENT PERIODS; OID RISK

     The Company has the right under the Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period at any time, and from time to time, on the Convertible Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue interest thereon, compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Convertible Debentures is limited to a period not exceeding 20 consecutive quarters, during which no interest shall be due and payable, provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. In the event that the Company exercises this right to defer interest payments, the Company has agreed, among other things, (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Convertible Debenture. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Convertible Debentures -- Interest Income and Option to Extend Interest Payment Periods."

     Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as OID) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Convertible Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount."

  SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Special Event (as defined), the Trust shall be dissolved, except in the limited circumstance described below, with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event that is a Tax Event, in certain circumstances, the Company shall have the right to redeem the Convertible Debentures, in whole or in part, in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Convertible Debentures are redeemed by the Company. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     Under current United States federal income tax law, a distribution of Convertible Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Convertible Debentures or Cash Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Convertible Debentures that may be distributed in exchange for the Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained in this Prospectus. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

  PROPOSED TAX LEGISLATION

     On March 19, 1996, the U.S. Treasury Department proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, with a maximum term of more than 20 years, that are not shown as indebtedness on the consolidated balance sheet of the issuer. The Convertible Debentures have a maximum term of 20 years, and therefore would not be adversely affected by passage of the Proposed Legislation, even if the Proposed Legislation has a retroactive effective date. However, there can be no assurance that any Proposed Legislation, if enacted, would not apply to debt obligations with a term of 20 or fewer years, including the Convertible Debentures.

     On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

  LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove, replace, or increase or decrease the number of Trustees, which voting rights are vested exclusively in the holder of the Common Securities. Prior to any conversion, holders of Preferred Securities will not have any voting rights with respect to the Common Stock of Walbro. See "Description of the Preferred Securities -- Voting Rights."

  UNCERTAINTY WITH RESPECT TO TRADING PRICE

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided interest in the assets of the Trust) may be more volatile than other similar securities where the issuer does not have such right to defer interest payments. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income (i.e., OID) and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Debentures deemed disposed. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount" and "-- Sales of Preferred Securities."

                              WALBRO CAPITAL TRUST

     The Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust, dated as of December 17, 1996, executed by the Company, as sponsor (the "Sponsor"), and certain of the trustees of the Trust (as described below) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on December 17, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% or more of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

     The Trust's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Pursuant to the Declaration, the number of trustees of the Trust will be five: Bankers Trust Company, as the institutional trustee (the "Institutional Trustee"), Bankers Trust (Delaware), as the Delaware trustee (the "Delaware Trustee"), and three individual trustees (the "Regular Trustees" and, together with the Institutional Trustee and the Delaware Trustee, the "Trustees") will be persons who are employees or officers of, or who are affiliated with the Company. Initially, the Regular Trustees will be Lambert E. Althaver, Daniel L. Hittler and Michael A. Shope, each of whom is an officer of the Company. The Institutional Trustee will act as the sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act until removed or replaced by the holder of the Common Securities. Bankers Trust Company will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. See "Description of the Guarantee" and "Description of Convertible Debentures."

     The Institutional Trustee will hold title to the Convertible Debentures for the benefit of the holders of the Trust Securities and, in its capacity as the holder, the Institutional Trustee will have the power to exercise all rights, powers and privileges under the indenture pursuant to which the Convertible Debentures are issued. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise for the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right, subject to certain restrictions constrained in the Declaration, to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Convertible Debentures -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

     The place of business and the telephone number of the Trust are the principal executive offices and telephone numbers of the Company.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the Preferred Securities shown as "Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of Walbro Capital Trust Holding Solely Convertible Debentures." See
"Capitalization."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is traded on the Nasdaq National Market ("NNM") under the symbol "WALB." The following table sets forth, for the quarters indicated, the high and low sales prices as reported by NNM, and the per share cash dividends declared in such quarters.

                                                                        MARKET PRICE
                                                                        ------------    DIVIDENDS
                                                                        HIGH    LOW     PER SHARE
                                                                        ----    ----    ---------
1996
  Fourth Quarter (through December 17)...............................  $21 1/4 $18 1/2    $ .10
  Third Quarter......................................................   21      18 1/4      .10
  Second Quarter.....................................................   22 1/2  19 5/8      .10
  First Quarter......................................................   20 3/4  17 3/4      .10
                                                                                           ----
                                                                                          $ .40
                                                                                           ====
1995
  Fourth Quarter.....................................................  $21     $17 1/4    $ .10
  Third Quarter......................................................   23 1/2  17 3/4      .10
  Second Quarter.....................................................   20 3/4  17 1/2      .10
  First Quarter......................................................   20      17 1/4      .10
                                                                                           ----
                                                                                          $ .40
                                                                                           ====
1994
  Fourth Quarter.....................................................  $22     $16 1/2    $ .10
  Third Quarter......................................................   24 3/4  20 1/2      .10
  Second Quarter.....................................................   28 3/4  22 1/4      .10
  First Quarter......................................................   31 1/4  26 1/4      .10
                                                                                           ----
                                                                                          $ .40
                                                                                           ====

     On December 17, 1996, the closing price of the Common Stock as reported on the NNM was $18 1/2. On December 16, 1996, the Common Stock was held by 1,122 stockholders of record. On December 5, 1996, the Company declared a dividend of $0.10 per share of Common Stock, payable on January 31, 1997 to stockholders of record on December 31, 1996. The Company currently intends to continue to declare and pay cash dividends on its Common Stock on a quarterly basis. However, all dividend payments are subject to the Company's earnings, financial condition and capital requirements at the time of declaration and will be paid only if, as and to the extent declared by the Company's Board of Directors.

     The Credit Facility, the 2004 Note Agreement and the 2005 Note Indenture contain restrictions on the Company's ability to pay dividends. See "Description of Certain Indebtedness."

                                USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities offered hereby will be invested by the Trust in the Convertible Debentures. The Company intends to apply the net proceeds (net of the underwriting commissions and estimated expenses) from the sale of the Convertible Debentures, estimated to be approximately $47,937,500 ($55,203,125 if the Underwriters' over-allotment option is exercised in full) to repay a portion of the borrowings under the Credit Facility (as defined herein). Borrowings under the Credit Facility bear interest at a per annum rate equal to LIBOR plus 1.75%. See "Capitalization."

     After giving effect to the application of the net proceeds of the Offering, management believes the availability under the Credit Facility, combined with funds from operations, will provide the Company with sufficient financial flexibility to fund planned capital expenditures, most of which are associated with expansion programs related to contract awards for new automotive OEM platforms and facilities for new small engine business, and increased working capital requirements for the foreseeable future. The Company's plans for 1997 capital expenditures, which total approximately $70 million, are principally for new blow molding machines, tooling and equipment to produce fuel tank systems for five new platforms the Company has been awarded by U.S. OEM customers and for facilities to support new small engine business.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the issuance of the Preferred Securities being offered hereby, the receipt by the Company of the net proceeds of approximately $47.9 million therefrom and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with "Selected Financial Information" and the condensed consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                            AS OF SEPTEMBER 30,
                                                                                   1996
                                                                          -----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
                                                                          (DOLLARS IN THOUSANDS)
Cash...................................................................   $ 15,227     $  15,227
                                                                          ========      ========
Total short-term debt, including current portion of long-term debt.....   $ 15,368     $  15,368
Long-term debt, net of current portion.................................    295,489       247,551
                                                                          --------      --------
     Total debt........................................................    310,857       262,919
Company-Obligated Mandatorily Redeemable Convertible Preferred
  Securities of Walbro Capital Trust holding solely Convertible
  Debentures(1)........................................................         --        50,000
Total stockholders' equity.............................................    139,983       139,983
                                                                          --------      --------
     Total capitalization..............................................   $450,840     $ 452,902
                                                                          ========      ========

-------------------------
(1) As described herein, the sole assets of the Trust will be the      %
    Convertible Debentures with a principal amount of approximately $50 million ($57.5 million if the Underwriters' over-allotment option is exercised in full), and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

(2) Excludes the shares of Common Stock reserved for issuance upon conversion of the Convertible Debentures.

                         SELECTED FINANCIAL INFORMATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth selected historical financial and operating data of the Company. The selected historical financial data as of and for each of the five years ended December 31 was derived from the audited consolidated financial statements of the Company. The selected historical financial data as of and for the nine months ended September 30 was derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position and results of operations for the periods. The information set forth below reflects the results of Dyno subsequent to its acquisition in July 1995 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto, included elsewhere or incorporated by reference herein.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                        1996        1995        1995        1994        1993        1992        1991
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF INCOME DATA:
  Net sales.........................   $440,501    $312,786    $459,272    $325,205    $273,463    $241,416    $200,130
  Cost of sales.....................    361,951     256,030     377,755     261,501     216,804     185,712     158,743
  Gross margin......................     78,550      56,756      81,517      63,704      56,659      55,704      41,387
  Selling and administrative
    expenses........................     52,847      35,975      57,495      39,318      33,043      33,614      26,961
  Reorganization and restructuring
    charges.........................     --          --          --          --           1,760      --           2,230
  Operating income..................     25,703      20,781      24,022      24,386      21,856      22,090      12,196
  Interest expense, net.............     14,644       6,638      11,111       3,771       2,559       3,113       6,014
  Equity in (income) loss of joint
    ventures........................     (3,969)     (2,612)     (3,877)     (2,609)         89        (179)        465
  Net income(1).....................     11,704      11,212      13,830      14,595       9,667      12,526       4,838
  Net income per share(2)...........       1.35        1.30        1.61        1.70        1.13        1.63         .98
  Weighted average shares
    outstanding.....................  8,642,598   8,599,392   8,609,431   8,602,077   8,537,375   7,675,974   4,952,951
  Ratio of earnings to fixed
    charges.........................        1.5x        2.6x        1.8x        4.5x        6.2x        4.2x        1.9x
OTHER DATA:
  Depreciation and amortization.....   $ 20,201    $ 13,568    $ 22,451    $ 14,672    $ 11,339    $ 10,339    $  6,996
  Capital expenditures..............     70,453      33,319      46,240      18,844      20,260      14,681       9,717
  EBITDA(3).........................     45,932      33,924      45,245      36,345      31,128      31,513      19,192
BALANCE SHEET DATA: (at end of
  period)
  Total assets......................   $574,858    $500,627    $493,473    $257,366    $215,295    $193,020    $161,243
  Total long-term debt, less current
    portion.........................    295,489     246,918     233,389      66,136      52,392      49,638      62,777
  Total debt........................    310,857     263,620     249,396      81,548      58,175      59,349      70,922
  Total stockholders'
    equity(4)(5)....................    139,983     135,058     135,427     127,915     114,146      99,910      50,339

-------------------------
(1) The Company adopted SFAS 106 as of January 1, 1993. As a result, the Company recorded a one-time after tax charge of $2,900 for the cumulative effect of this accounting change in the year ended December 31, 1993.

(2) Primary and fully diluted income per share were the same in all periods presented except the year ended December 31, 1992 when fully diluted income per share was $1.58 based on weighted average shares outstanding of 8,160,472.

(3) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

(4) Reflects cash dividends declared of $2,581, $2,571, $3,429, $3,426, $3,403,
    $3,192, and $610 in the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(5) The Company adopted SFAS 115 as of January 1, 1994. As a result, the Company recorded an increase to stockholders equity of $2,096 (net of income taxes) as of January 1, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the nine months ended September 30, 1995 and 1996 and the years ended December 31, 1993, 1994 and 1995. The information contained in the table below and the following discussion reflect the results of Dyno subsequent to its acquisition in July 1995 and should be read in conjunction with the consolidated and condensed consolidated financial statements of the Company and the related notes thereto and other financial information included elsewhere in this Prospectus.

GENERAL

     The Company's business is operated in two segments: automotive and small engine. Selected financial information about the Company's continuing operations by business segment is set forth below:

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                             --------------------    --------------------------------
                                               1996        1995        1995        1994        1993
                                             --------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
Net Sales:
  Automotive..............................   $329,759    $204,786    $318,143    $198,260    $167,201
  Small Engine............................    110,742     108,000     141,129     126,945     106,262
                                             --------    --------    --------    --------    --------
     Total................................   $440,501    $312,786    $459,272    $325,205    $273,463
                                             ========    ========    ========    ========    ========
Cost of Sales:
  Automotive..............................   $273,569    $170,437    $264,906    $161,649    $133,989
  Small Engine............................     88,382      85,593     112,849      99,852      82,815
                                             --------    --------    --------    --------    --------
     Total................................   $361,951    $256,030    $377,755    $261,501    $216,804
                                             ========    ========    ========    ========    ========
Gross Margin:
  Automotive..............................   $ 56,190    $ 34,349    $ 53,237    $ 36,611    $ 33,212
  Small Engine............................     22,360      22,407      28,280      27,093      23,447
                                             --------    --------    --------    --------    --------
     Total................................   $ 78,550    $ 56,756    $ 81,517    $ 63,704    $ 56,659
                                             ========    ========    ========    ========    ========

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Net Sales. Net sales for the first nine months of 1996 increased 40.8% to $440.5 million compared to $312.8 million for the same period of 1995. Net sales for the first nine months of 1995 included two months of Dyno net sales. Net sales for the first nine months of 1996, excluding net sales relating to Dyno, increased 1.8%. Net sales of automotive products increased 61.0% to $329.8 million for the first nine months of 1996 compared to $204.8 million for the same period of 1995 (1.3% increase excluding Dyno net sales). The increased automotive product net sales were primarily the result of increased net sales due to the inclusion of Dyno net sales for the entire 1996 period, partially offset by lower net sales of fuel pumps and fuel modules to one of the Company's largest customers as a result of the customer's increased in-house production.

     Net sales of small engine products increased 2.7% to $88.7 million for the first nine months of 1996 compared to $86.4 million for the same period of 1995. The increased small engine product net sales were the result of increased net sales of ignition systems products and carburetors in China. These increased net sales were mostly offset by declines in diaphragm carburetors in the U.S. due to reduced demand for handheld power equipment caused by drought in the Southeast and Southwest U.S. and cold, wet spring conditions in other areas of the United States, and in Japan because of lower demand and because of the lower yen-dollar exchange rate.

     Net sales to the aftermarket decreased 4.7% to $18.3 million for the first nine months of 1996 compared to $19.2 million for the same period of 1995. Net sales of aftermarket products declined during the first nine months of 1996 because of increased in-house production by one of the Company's aftermarket customers.

     Cost of Sales. The Company's cost of sales is composed primarily of material, labor, and manufacturing and engineering overhead. Cost of sales for the first nine months of 1996 increased 41.4% to $362.0 million compared to $256.0 million for the same period of 1995 (0.5% increase without Dyno). Cost of sales as a percent of net sales was 82.2% for the first nine months of 1996 compared to 81.9% for the same period of 1995. For the first nine months of 1996, gross margin decreased slightly primarily as a result of the inclusion of Dyno, which had a lower margin product mix, partially offset by higher sales volumes of fuel tanks and fuel rails. In February 1996, the Company announced its plans to sell the steel fuel rail business at its Ligonier, Indiana plant, and is currently evaluating its strategic alternatives related to this business. In small engine products, gross margin decreased primarily because of lower diaphragm carburetor volume, partially offset by higher volume of ignition system products.

     Selling and Administrative Expenses. Selling and Administrative ("S&A") expenses (which include research and development ("R&D") expenses) increased by 46.9% for the first nine months of 1996 compared to the same period of 1995. R&D expenses increased by 29.5% for the first nine months of 1996 compared to the same period of 1995. As a percent of net sales, S&A expenses increased to 12.0% for the first nine months of 1996, from 11.5% for the same period in 1995. The increase in S&A expenses was due primarily to the inclusion of nine months of Dyno results in 1996 and to start-up costs for the Company's new plastic fuel tank facility near Sao Paulo, Brazil, its new carburetor facility in Tianjin, China and its new diecast facility in Tucson, Arizona.

     Net Interest Expense. Net interest expense for the first nine months of 1996 increased 121.2% to $14.6 million compared to $6.6 million for the same period of 1995. This increase was a result of increased borrowings relating to the Dyno Acquisition and for additional working capital required to support sales growth and for capital expenditures.

     Income Taxes. The provision for income taxes was 34.7% lower for the first nine months of 1996 compared to the same period of 1995 because of lower taxable income and a lower effective tax rate of 28.2% for the 1996 nine month period compared to 35.1% for the same 1995 period. The lower effective tax rate resulted from research and development tax credits.

     Joint Venture Income. The equity in income from joint ventures was $4.0 million for the first nine months of 1996 compared to $2.6 million for the same period of 1995 because of the increased net sales and improved profitability at Marwal Systems (France), Marwal do Brasil and Mitsuba-Walbro (Japan) during the first nine months of 1996, which more than offset the start-up costs at Korea Automotive Fuel Systems, Ltd.

     Net Income and Income Per Share. Net income for the first nine months of 1996 was $11.7 million, an increase of 4.4% compared to net income of $11.2 million for the same period of 1995. The increase was due to the reasons described above. Net income per share was $1.35 for the first nine months of 1996 compared to $1.30 for the first nine months of 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO 1994, 1994 COMPARED TO 1993

     Net Sales. The Company reported record net sales in 1995 of $459.3 million, an increase of 41.2%. Excluding net sales of $88.5 million contributed by Dyno, 1995 net sales increased 14.0%. Net sales in 1994 were $325.2 million compared to net sales of $273.5 million in 1993, an increase of 18.9%. The $134.1 million of additional net sales in 1995 were divided primarily among the automotive market with a $119.8 million increase and the small engine market with a $10.8 million increase. On a percentage basis, net sales to the automotive market increased 60.4% in 1995 (15.8% increase without Dyno net sales) compared to an 18.6% increase in 1994, while net sales to the small engine market increased 10.6% in 1995 compared to a 16.5% increase in 1994. Aftermarket net sales were flat in 1995 compared to an increase of 32.8% in 1994.

     Net sales of the Company's original equipment automotive products were $318.1 million in 1995 ($229.7 million without Dyno), up from $198.3 million in 1994 and $167.2 million in 1993. In 1995, the Company was able to increase U.S. based automotive product net sales (representing all automotive net sales other than those of Dyno) by $31.4 million or 15.8% in spite of the U.S. light vehicle market decline. The U.S. light vehicle market declined in 1995 to approximately
14.8 million vehicles compared to approximately 15.1 million in 1994, a 2.1% decrease. U.S. light vehicle sales increased by 8.4% in 1994 and by 8.0% in 1993. The Company was able to record a net sales increase of its U.S. based automotive products in the face of a declining vehicle market due to increased net sales of fuel modules (up 23.7%) because of increased use of fuel modules in the light truck market and increased net sales of fuel modules with higher dollar content. Light trucks (which include minivans) experienced moderate sales growth in 1995. The increase in fuel module net sales was partially offset by the slower than scheduled start-up of a customer's major new vehicle line with significant fuel module product content.

     Net sales of fuel pumps increased by 3.3% and net sales of fuel rails declined by 14.9% in 1995 compared to 1994 because of the decline in U.S. passenger car net sales during 1995. Net sales of plastic fuel tanks were $3.0 million in 1995 compared to $0.6 million in 1994, as the Company's U.S. net sales of plastic fuel tanks did not begin until the fourth quarter of 1994. Production of plastic fuel tanks increased in the fourth quarter of 1995 for a second vehicle platform. Net sales of component parts in 1995 were $20.4 million compared to $3.6 million in 1994. Dyno automotive product net sales were $88.5 million for the last five months of 1995.

     In 1994, the Company was able to increase automotive product net sales by 18.6% while the U.S. light vehicle market grew by 8.4%. Automotive product net sales benefited from the overall market growth, from increased penetration of existing products and from the development of new products for new models in 1994. In addition, the Company sold its first multi-layer plastic fuel tanks in 1994. For 1994, net sales of fuel pumps increased modestly while net sales of fuel rails increased by 22.3% and net sales of fuel modules increased by 32.2%.

     Net sales of the Company's small engine products also hit a record level of $112.6 million in 1995, up from $101.8 million in 1994 and $87.4 million in 1993. Overall net sales growth of small engine products was 10.6% in 1995 compared to 16.5% during 1994. Net sales of diaphragm carburetors increased 16.1% in 1995 compared to 7.4% for 1994, from $58.3 million in 1993 to $62.6 million in 1994 to $72.7 million in 1995. Part of the 1995 increase reflects depressed U.S. diaphragm carburetor sales in the second half of 1994 because of delays in the emission certification by the California Air Resources Board for customers' engines during that period. Increases in U.S. sales of diaphragm carburetors in the first half of 1994 combined with increases in Europe and the Far East during all of 1994 more than offset the second half decline in the U.S., resulting in the overall increase of 7.4% for 1994.

     Net sales of float feed carburetors decreased 8.7% in 1995 compared to a 27.7% increase for 1994, with $27.4 million of net sales in 1995 versus $30.0 million in 1994 and $23.5 million in 1993. During 1995, float feed carburetor sales in the U.S. declined as heavy rain in the spring and a drought during the summer caused lower sales of lawn and garden products and outdoor power equipment. Also during 1995, the weak market for marine engines contributed to lower float feed carburetor sales. The significant increase in 1994 float feed carburetor net sales was primarily due to a 36% increase in net sales to the Company's largest lawn and garden customer and a 36% increase in net sales of marine carburetors.

     Net sales of small engine ignition systems were $7.9 million in 1995 compared to $7.1 million in 1994 and $5.1 million in 1993 as customer demand has grown for this expanding family of products. In addition, carburetor net sales from the Company's subsidiary in China, Fujian Hualong Carburetor, which the Company acquired in January, 1994, were $4.6 million in 1995 compared to $1.9 million in 1994.

     The Company's aftermarket business for both automotive and small engine products is consolidated as a business unit within Walbro Engine Management, but reported separately in this discussion. Aftermarket net sales were $25.2 million in 1995 compared to $25.1 million in 1994. Aftermarket net sales in 1995 were flat compared to 1994 for two significant reasons. First, the aftermarket distribution center in Cass City, Michigan was struck by lightning in August, 1995, causing substantial smoke and water damage to the building and its contents. Aftermarket operations were shut down for three weeks in August as a result of the fire and subsequent order levels were lower because of the reduced inventory available to fill orders. Secondly, a major aftermarket customer/competitor for fuel pumps chose to manufacture more of its requirements. The 32.8% increase in 1994 aftermarket net sales was the result of the addition of several new aftermarket customers and the expansion of the product offering for aftermarket net sales.

     Cost of Sales. Cost of sales was $377.8 million in 1995 ($300.9 million without Dyno) compared to $261.5 million in 1994 and $216.8 million in 1993. Cost of sales as a percent of net sales was 82.3% in 1995 (81.1% without Dyno) compared to 80.4% in 1994 and 79.3% in 1993.

     Gross margin for U.S. based automotive products decreased in 1995 because of lower volumes of fuel rails partially offset by higher volumes of fuel modules and plastic fuel tanks. The Company's Ligonier, Indiana plant, which makes steel fuel rails, experienced significantly higher costs in the second half of 1995 because of lower volumes related to lower passenger car sales. Cost of sales as a percent of net sales at Dyno was 86.9% for the last five months of 1995. The Dyno gross margin was lower than anticipated during the last five months of 1995 because of higher raw material prices and lower volumes due to seasonally lower production schedules and because of a weaker European automotive market during this period. Also contributing to the higher cost of sales as a percent of net sales were continuing start-up costs at the Company's Ossian, Indiana plastic fuel tank plant. The 1994 cost of sales as a percent of net sales increased because of the Ossian plant start-up costs and additional costs of expanding production capacity for fuel modules at the Company's Meriden, Connecticut plant.

     Cost of sales as a percent of net sales for small engine products increased for 1995 because of lower volume of float feed carburetors in the U.S., lower production volumes at the Company's Singapore manufacturing facility and the stronger Singapore Dollar versus the U.S. Dollar. These increased costs were partially offset by higher volume of diaphragm carburetors in Japan and Mexico and higher volume of float feed carburetors in China. Gross margin decreased in 1994 primarily because of lower volume of diaphragm carburetors in the U.S. during the second half of the year. A secondary factor for the decreased gross margin was the higher cost of manufacturing carburetors in Japan and Singapore as a result of the weaker U.S. Dollar during 1994.

     In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (SFAS 106), Employer's Accounting for Post Retirement Benefits Other Than Pensions, and the Company changed its method of accounting for these benefits in 1993 as required by SFAS 106. See Note 12 of the Notes to the Consolidated Financial Statements for a detailed discussion of the impact of this change.

     Selling and Administrative Expenses. S&A expenses were $57.5 million in 1995, an increase of 46.3% (25.6% without Dyno) compared to $39.3 million in 1994. The 1994 S&A expenses increased by 19.0% compared to $33.0 million in 1993. As a percent of net sales, S&A expenses were 12.5% in 1995 (13.3% without Dyno), 12.1% in 1994 and 12.1% in 1993. In 1995, S&A expenses increased because of increased spending for research and development, expansion of the Company's automotive systems center in Auburn Hills, Michigan and its automotive testing center in Caro, Michigan, the inclusion of five months of Dyno results in 1995 and general expenses related to adding manufacturing capacity in Meriden, Connecticut. In 1994, most S&A expense categories increased to support the net sales growth. Research and development spending increased by 37.3% (14.4% without Dyno) in 1995 and by 28.3% in 1994 to support the new product development efforts required by emission regulations for both automotive and small engine products. Incentive compensation expense in the small engine business increased in 1994 and again in 1995 because of higher profitability.

     Reorganization Charges. In 1993, the Company recorded a $1.8 million reorganization charge reflecting the Company's actual and anticipated expenses from reorganization of the executive management team at Walbro Automotive. In 1993, $1.0 million was paid and the remaining $0.8 million was paid in 1994. See
Note 7 of the Notes to the Consolidated Financial Statements.

     Loss on Foreign Exchange Transactions. Foreign exchange contracts are used primarily to manage the exposure to foreign currency losses from operations in foreign countries, from investments in foreign joint ventures and from commitments in foreign currencies. In 1992, the Company entered into forward foreign exchange contracts to hedge the Company's foreign currency exposure related to a sales commitment to a foreign customer. The loss on these contracts was treated as a hedge for accounting purposes and recorded as a deferred asset, which is being amortized as foreign currency exchange loss. In 1993 and 1994, the Company entered into foreign exchange contracts to hedge the Company's foreign currency risk from foreign currency commitments which did not qualify for deferred accounting treatment and the losses were recorded as foreign currency exchange loss in 1993 and 1994. The foreign currency exchange loss in 1995, 1994 and 1993 was $1.5 million, $2.6 million and $1.5 million, respectively. See Note 14 of the Notes to the Consolidated Financial Statements.

     Net Interest Expense. Net interest expense was $11.1 million in 1995, $3.8 million in 1994 and $2.6 million in 1993. To finance the Dyno Acquisition in July 1995, the Company sold $110 million in aggregate principal amount of the 2005 Notes (as defined herein) and obtained a $135 million secured Credit Facility (as defined herein). Borrowing levels were also higher in 1995 to support the higher level of capital expenditures for facility expansions. General interest rates declined during 1995 but the additional borrowings and the shift to a higher percentage of long-term fixed rate debt raised the average cost of capital and caused the higher interest expense. The 1994 increased interest expense resulted from higher interest rates, increased borrowings for additional working capital and the full year effect of financing the Company's Ossian, Indiana plant. During October of 1994, the Company sold $45 million of the 2004 Notes (as defined herein) which contributed to the higher net interest expense. The average cost of borrowing was 7.4% in 1995, 5.9% in 1994 and 4.9% in 1993. See Note 8 of the Notes to Consolidated Financial Statements for details of the borrowings.

     Income Taxes. The provision for income taxes was lower for 1995 compared to 1994 because of an R&D tax credit recorded in 1995. This tax credit resulted from a change by the Internal Revenue Service in defining the R&D activities which qualify for the tax credit. The $3.0 million credit results from R&D activities at the Company from 1988 through 1995. The R&D tax credit resulted in an effective tax rate of 10.8% for 1995 compared to 32.5% for 1994.

     Joint Venture Income. The Company's equity in income of joint ventures was $3.9 million in 1995, $2.6 million in 1994 and a loss of $89,000 in 1993. The loss in 1993 was due primarily to first year losses of $538,000 in Brazil and the significant income in 1994 and 1995 resulted from increased net sales and profits in all the Company's joint ventures.

     Net Income and Income Per Share. Net income for 1995 was $13.8 million, a decrease of 5.5% compared to $14.6 million in 1994. Income before cumulative effect of accounting change was $12.6 million in 1993 with net income of $9.7 million for the same period. Net income per share was $1.61 for 1995 compared with $1.70 for 1994. Income per share before cumulative effect of accounting change was $1.47 with net income per share of $1.13 for 1993. Net income as a percent of net sales was 3.0% in 1995, 4.5% in 1994 and 4.6% in 1993 (income before accounting change as a percent of net sales). The decline in net income as a percent of net sales in 1995 was related to the Dyno Acquisition, which contributed to lower profit margins in 1995 and resulted in increased interest expense. The decline in net income as a percent of net sales during 1994 was the result of higher cost of sales, higher interest expense and foreign exchange losses as explained above.

INFLATION

     Inflation potentially affects the Company in two principal ways. First, a portion of the Company's debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact material purchases, labor and other costs. In many cases, the Company has limited ability to pass through inflation-related cost increases due to the competitive nature of the markets that the Company serves. In the past three years, however, inflation has not been a significant factor for the Company.

FOREIGN CURRENCY TRANSACTIONS

     Approximately 51% of the Company's net sales during the first nine months of 1996 were derived from manufacturing operations in Europe, Asia and Mexico. The financial position and the results of operations of the Company's subsidiaries in Europe (36% of net sales), Japan (4% of net sales) and China (1% of net sales) are measured in the local currency of the countries in which they operate and translated into U.S. dollars. The effects of foreign currency fluctuations in Europe, Japan and China are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which net sales are generated and the reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar.

     For the Company's subsidiary in Singapore (3% of net sales) the expenses are generally incurred in the local currency, but net sales are generated in U.S. dollars; therefore, results of operations are more directly influenced by a weakening or strengthening of the local currency. The Company's subsidiary in Mexico (7% of net sales) operates as a maquiladora, or contract manufacturer, where certain direct manufacturing expenses are incurred in the local currency and net sales are generated in U.S. dollars. Thus, results of operations of the Company's subsidiary in Mexico are also more directly influenced by a weakening or strengthening of the local currency.

     Approximately 46% of the Company's assets at September 30, 1996 are based in its foreign operations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period. Accordingly, the Company's consolidated stockholders' equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar. In addition, the Company has equity investments in unconsolidated joint ventures in France, Brazil, Japan, Korea and Mexico. The Company's reported income from these joint ventures will be higher or lower depending upon a weakening or strengthening of the U.S. dollar.

     The Company's strategy for management of currency risk relies primarily upon the use of forward currency exchange contracts to manage its exposure to foreign currency fluctuations related to its operations in foreign countries, to manage certain of its firm transaction commitments in foreign currencies and to hedge its equity investment in certain foreign joint ventures.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1996, the Company had outstanding $15.4 million in short-term debt, including current portion of long-term debt, and $295.5 million in long-term debt. The approximate minimum principal payments required on the Company's long-term debt in each of the five fiscal years subsequent to December 31, 1995 are $1.1 million in 1996, $1.3 million in 1997, $7.9 million in 1998,
$7.6 million in 1999, $64.6 million in 2000 and $152.0 million thereafter.

     The net purchase price of the Dyno Acquisition was approximately $114 million (approximately $130 million less approximately $16 million cash acquired by the Company). The Company financed the acquisition through the combination of an issuance of $110 million in aggregate principal amount of its 2005 Notes (as defined herein) and a $135 million secured Credit Facility (as defined herein) with a group of commercial banks. At September 30, 1996, the Company had available to it approximately $9 million under the Credit Facility.

     In the first nine months of 1996, net working capital increased by $10.0 million and cash used for investing activities was $70.4 million. Financing activities provided $66.5 million with the remaining cash generated from operations. In the first nine months of 1995, net working capital increased by $3.9 million, net of acquisition, while cash used for investing activities was $169.8 million. Financing activities provided $168.6 million with the remaining cash generated from operations.

     As of September 30, 1996, accounts receivable amounted to $140.8 million, an increase of $9.9 million, compared to $130.9 million at September 30, 1995. The increase was due to longer collection periods due to revised payment terms with certain customers. The average collection period at September 30, 1996 was
89.2 days compared to the average collection period at September 30, 1995 of
77.8 days.

     The Company's plans for 1996 capital expenditures total approximately $80 million, of which $70 million had been spent in the first nine months of 1996. The major projects for 1996 included new blow molding machines for plastic fuel tanks, expansion of the Ossian, Indiana plant and new plants in Meriden, Connecticut, Belgium and Brazil. The Company's plans for 1997 capital expenditures, which total approximately $70 million, are principally for new blow molding machines, tooling and equipment to produce fuel tank systems for five new platforms the Company has been awarded by U.S. OEM customers and for facilities to support new small engine business.

     Management believes that the Company's long-term cash needs will continue to be provided principally by operating activities supplemented, to the extent required, by borrowing under the Company's existing and future credit facilities. Management expects to replace these credit facilities as they expire with comparable facilities. Management believes the availability under the Credit Facility, combined with funds from operations, will provide the Company with sufficient financial flexibility to fund planned capital expenditures and increased working capital requirements for the foreseeable future.

                                    BUSINESS

GENERAL

     Walbro Corporation is a global leader in the design, development and manufacture of precision fuel storage and delivery systems and products for automotive and small engine markets worldwide. The Company manufactures plastic fuel tanks, fuel pumps, fuel modules, fuel rails and fuel level sensors for sale to automotive OEMs. Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers. From 1990 to 1995, the Company (excluding Dyno) increased net sales at the compound rate of approximately 17% per year. This growth was primarily due to the introduction of new automotive products, penetration of additional automotive platforms and a recovery in the small engine industry. The Company had net sales of $459.3 million in 1995 and net sales of $440.5 million for the first nine months of 1996.

     Approximately 75% of the Company's net sales for the first nine months of 1996 were generated by Walbro Automotive. Through Walbro Automotive, the Company designs, develops and manufactures fuel storage and delivery systems and components for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans). The Company and its joint ventures hold a strong market position in North America, Europe and South America and growing market presence in Asia. In 1996, management estimates that the Company supplied Chrysler with approximately three-quarters of its fuel pump and fuel module requirements, including all requirements for Chrysler's passenger cars and minivans and approximately one-half the requirements for Chrysler's light trucks. In addition, the Company manufactures fuel pumps, fuel modules and fuel rails for a number of Ford's passenger cars, minivans and light trucks. Management believes that the Company manufactures substantially all of the fuel tank systems for Saab and Volvo light vehicles and all of the fuel tanks for the Mercedes-Benz C Class, Volkswagen Polo and Renault Twingo. Other automotive customers of the Company and its joint ventures, include Audi, Daewoo, Fiat, General Motors, Hyundai, Kia, Nedcar, Peugeot and Rover.

     Approximately 25% of the Company's net sales for the first nine months of 1996 were generated by Walbro Engine Management. Through Walbro Engine Management, the Company designs, develops and manufactures diaphragm carburetors for portable engines (such as those used in chain saws and weed trimmers), float feed carburetors for ground supported engines (such as those used in lawn mowers and marine engines) and ignition systems and other components for a variety of small engine products. The Company believes that it is the world's largest independent manufacturer of small engine carburetors, with an approximate 75% share of the global diaphragm carburetor market including sales to leading chain saw and weed trimmer manufacturers such as Poulan/Weedeater, Deere and Company (Homelite), Stihl Incorporated, McCulloch Corporation, Ryobi Ltd. and Kioritz
(Echo) Corporation. The Company believes it has an approximate 10% share of the global float feed carburetor market, including sales to Briggs & Stratton Corporation, the world's largest small engine manufacturer, Kohler Company, Tecumseh Products Co., and Mercury Marine, a major manufacturer of outboard marine engines. The Company produces substantial volumes of float feed carburetors for the Chinese two-wheeled vehicle market. The Company also manufactures replacement products for both the automotive and small engine aftermarkets, sales of which are included within its small engine product business.

     The Company was incorporated in Michigan in 1950 and reincorporated in Delaware in 1972. The Company's principal executive offices are located at 6242 Garfield Street, Cass City, Michigan 48726-1325, and its telephone number is
(517) 872-2131.

WALBRO AUTOMOTIVE

  AUTOMOTIVE INDUSTRY OVERVIEW

     A number of trends within the global automotive market have had and will continue to have a fundamental impact on the Company's future profitability and growth prospects, including: the shift by OEMs to the purchase of "systems" rather than individual components, the globalization of the OEM supplier base, the expansion of OEM supplier responsibilities and increased emissions regulation. These trends have contributed to a consolidation of OEM suppliers which the Company expects will continue.

     Purchase of Integrated Systems. Automotive OEMs are relying increasingly on suppliers who can provide entire systems rather than a number of different parts. OEMs can reduce their own internal engineering efforts and the number of suppliers by purchasing systems rather than components. Management believes the engineering and technological challenges facing systems suppliers will continue to grow as these systems become more complex. To strengthen the Company's position as a major supplier of automotive fuel systems, the Company is investing in its engineering and testing capabilities and actively pursuing its systems philosophy. The Company believes that the systems approach is being adopted outside North America and that the Company will be able to provide systems to the European market in the future.

     Globalization of the OEM Supplier Base. Several OEMs, including Ford, General Motors and Volkswagen, are introducing automobile models which are designed for the world automotive market ("World Cars"). This departure from the historical practice of designing separate models for each regional market is requiring suppliers to establish international development and manufacturing facilities capable of providing system components with consistent quality on a worldwide basis. The Company believes it is well positioned as a major supplier of fuel storage and delivery systems ("FSDS") to the world automotive markets.

     Expansion of OEM Supplier Responsibilities. Since the 1980s, Ford, Chrysler and General Motors have been actively reducing their respective supplier bases to those who accept significant responsibility for product management and meet increasingly strict standards for product quality, on time delivery and manufacturing costs. These suppliers are expected to control all aspects of production of system components, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant. The Company believes that many suppliers do not have the resources to meet these OEM requirements and that the automotive OEM supplier market will be divided among a smaller group of key suppliers. The Company has received a number of quality awards from its OEM customers, including the Ford Q1 Award, Chrysler QE Award and General Motors Supplier of the Year Award, and believes that this supplier consolidation provides an opportunity for the Company's increased penetration of the OEM market.

     Increasing Emissions Regulation. Beginning in the late 1970s, U.S. environmental regulations, including fuel economy regulations and the Clean Air Act and its Amendments, have had a significant impact on fuel systems and the controls placed on mobile source emissions. As a result, U.S. automotive fuel systems have evolved from mechanically controlled carbureted systems to more sophisticated, electronically controlled fuel injection systems. Governmental action in many other parts of the world is forcing a similar transition to engine management systems which produce less emissions. For example, the European Economic Community, which previously had less stringent automotive exhaust regulations, adopted exhaust standards effective January 1, 1993 which are comparable to 1983 U.S. requirements.

     Compliance with these regulations has resulted in efforts to reduce evaporative emissions and the development of new "flexible" fuels such as ethanol and methanol blends. In response to these changes, the Company has developed a number of products including electric pumps designed for electronic fuel injection systems, onboard running and vapor recovery ("ORVR") systems and plastic fuel tanks which reduce hydrocarbon permeation and are corrosion resistant to flexible fuels.

  AUTOMOTIVE BUSINESS STRATEGY

     The Company intends to capitalize on trends in the automotive industry through the development of its fuel systems technology and expansion of its product line and customer base. The key elements of the Company's strategy include:

     Systems Approach to Product Development. The Company is utilizing its expertise to develop integrated FSDS which reduce evaporative emissions, are compatible with the corrosive nature of flexible fuels and provide customers with the cost savings and convenience of purchasing complete systems rather than numerous individual components. The Company's "systems" approach to product development is designed to allow the Company to increase product content on each vehicle in which its products are installed while providing customers with substantial performance and cost benefits. This systems approach has made possible an increase in the dollar value of the Company's products per vehicle. For example, the new Dodge Durango V-8, which is scheduled to begin volume production in the third quarter of 1997, is equipped with the Company's fuel storage and delivery system and a plastic fuel rail. These products have a selling price of approximately $130 to $160 compared to a typical 1987 Chrysler vehicle equipped with only $15 of the Company's products. The Company's ability to assume responsibility for the development of FSDS allows OEMs to reduce internal engineering efforts and use fewer suppliers through the purchase of systems rather than components.

     Global Capabilities. The Company's international manufacturing and market presence allows the Company to offer its current and future FSDS technology to the global automotive market. The Company's presence in Europe provides it with additional resources and marketing contacts to supply integrated fuel systems to both European and North American OEMs assembling vehicles in Europe and European OEMs assembling vehicles in the United States. The Company's international sales for the first nine months of 1996 were 51% of the Company's net sales (excluding joint ventures) compared to 20% in 1994. The Company's plastic tank manufacturing capability allows it to pursue its systems strategy in Europe and serve OEM customers as they confront new environmental and regulatory challenges worldwide and introduce World Cars designed for sale to the global automotive market. In addition, the Company has a market presence in Brazil, South Korea and Japan and it has entered into joint ventures with foreign manufacturers in Brazil, France, India, Japan, Mexico, Argentina and South Korea which enable the Company to access those foreign markets.

     Technical and Product Development Capabilities. The Company's engineers focus their research and development efforts to respond to the technical challenges facing their customers. The Company has designed its current line of FSDS products in response to U.S. fuel economy and emission regulations and changing consumer demands over the past two decades. Management believes that the Company is well positioned to capitalize on the emergence of more stringent global emission regulations through the development of a new generation of products and systems with greater fuel efficiency, reduced component weight, improved durability, fuel vapor control and flexible fuel compatibility. An example of these products is the ORVR system which captures fuel vapors from the fuel system and routes them to a carbon canister for storage and reuse.

     The Company has made substantial investments in fuel systems technology, product design and test capability and technical personnel to advance FSDS technology and respond to customer needs. The Company's new state-of-the-art systems center in Auburn Hills, Michigan provides the Company with the full-service product management capability which OEMs require of key suppliers and provides the Company with a competitive advantage in the development of proprietary fuel systems technology. Similarly, the Company intends to build a new systems center in Europe to provide product design and test capabilities and has longer term plans to expand its technical capabilities in Asia.

  AUTOMOTIVE PRODUCTS

     The Company's product development engineers design fuel storage and delivery systems in response to customer needs and in anticipation of evolving trends in the market. Today's electronic fuel injected engines demand an uninterrupted supply of fuel under pressure and some vehicles require complex fuel tank configurations. The Company specializes in technology employed in the FSDS and currently manufactures and sells fuel pumps, fuel modules, fuel level sensors, plastic fuel tanks, bracket assemblies and fuel rails.

     In response to the environmental and fuel efficiency demands on today's automobiles, the Company has developed, and is continually taking steps to improve, an electric pump designed to deliver fuel under pressure to electronic fuel injection equipped engines. The pump is fastened to a bracket and flange assembly, which allows the pump to be mounted in the fuel tank. The assembly has been increasingly replaced with a single integrated unit, called a fuel module, which performs all of the functions of the assembly described above. The fuel module is a complete, value-added package for specific applications composed of a fuel pump, plastic reservoir, fuel level sensor and related parts. These injection-molded plastic units fit inside the fuel tank, ensuring continuous fuel delivery under low fuel conditions, maximum vehicle driving range and enhanced fuel delivery under high temperature conditions, all at a reduced noise level. Although vehicles were not equipped with fuel modules until 1988, approximately 28% of cars and light trucks currently sold by General Motors, Ford and Chrysler in North America in 1995 use fuel modules. In 1995, the Company supplied approximately 70% of all of the fuel modules purchased in North America, principally to Ford and Chrysler.

     Approximately 25% of North American vehicles and 70% of European vehicles produced in 1995 contained plastic fuel tanks. Plastic fuel tanks offer several advantages over conventional steel tanks, including lighter weight, greater corrosion resistance to new, cleaner-burning fuels like methanol and the ability to be produced in unusual shapes to better use available space. In anticipation of customer demand in North America for more sophisticated fuel tanks, the Company built a new facility in Ossian, Indiana in 1993 to produce plastic multi-layer fuel tanks. The Company began production of three-layer plastic fuel tanks during the fourth quarter of 1994 for the 1995 Ford Windstar. The multi-layer construction of the Company's new, six-layer plastic tank substantially eliminates fuel permeation, making this one of the first plastic tanks which complies with the U.S. Environmental Protection Agency (the "EPA") permeability requirements which became effective beginning in model year 1996. The first production run of six-layer tanks began in 1996 for the GM T600.

     The Company is currently producing mono-layer plastic fuel tanks, which include coatings and permeation barriers that meet European emission requirements, for Audi, Mercedes-Benz, Nedcar, Peugeot, Renault, Rover, Saab, Volkswagen and Volvo. As these customers require more sophisticated fuel tanks, the Company will likely supplement a portion of its mono-layer blow molding machines with multi-layer blow molding machines to provide the Company's OEM customers in Europe with advanced, plastic fuel tank technology.

     The Company also produces metal and plastic fuel rails suitable for a variety of engine applications. An extension of the FSDS concept, these under-hood components, located on the engine, deliver fuel to the individual fuel injectors used in electronic multi-point fuel injection systems. The Company has designed a plastic fuel rail which is superior to metal fuel rails in cost, weight and handling of more corrosive flexible fuels. In 1994, Ford began to install this new rail on the three-liter engine in the Windstar. In 1996, Chrysler began to install this rail on the V-8 engine for its Dodge Ram and Dakota trucks.

     An important advantage of the Company's systems approach is that it assists customers in responding to developments in safety and environmental standards. For example, current environmental regulations call for a FSDS that minimizes or eliminates the escape of fuel vapors during refueling, storage and operation. In January 1994, the EPA announced regulations governing ORVR systems as mandated by the 1990 Clean Air Act. The regulations require installation of devices which trap hydrocarbon vapors on a phase-in basis for passenger cars beginning in model year 1998 and for light trucks in model year 2001. In anticipation of these regulations, the Company has developed a variety of ORVR devices which help prevent fuel vapor loss from fuel delivery systems. These devices are expected to enter production during 1997.

  AUTOMOTIVE MARKETS AND CUSTOMER BASE

     The Company currently provides a wide variety of products to a diverse customer base in a number of geographic areas. The Company has recently been awarded significant new contracts that include new fuel tank business for a variety of General Motors platforms, including Saturn, Monte Carlo/Impala, Sonoma truck, the Suburban, Yukon/Tahoe and Blazer/Jimmy sport utility vehicles, fuel tanks for the redesigned Mercedes-Benz C Class, and a complete fuel tank system for the Dodge Durango sport utility vehicle. In addition, the Company has been awarded new contracts for the first time with Honda, Toyota and Ssangyong for a variety of platforms. The following table depicts a summary of the various customers and platforms for which the Company expects to supply products during 1997:

        CUSTOMER                           PLATFORM                            PRODUCT
-------------------------   ---------------------------------------   -------------------------
Chrysler.................   Cirrus/Stratus, Dodge Dakota, Dodge       Fuel Pump/Module
                            B-Van, Dodge Ram Truck, K-Base            Assembly, Service
                            Passenger Car, LH (Intrepid, Vision,      Pump/Module
                            Concord, New Yorker and LHS), Minivan
                            (Caravan, Voyager and Town & Country),
                            Neon, Viper, Prowler
                            Dodge Dakota, Dodge Ram Truck and Dodge   Plastic Fuel Rail,
                            Durango                                   Service Pump/Module
                            Dodge Durango                             Plastic Fuel Tank
                                                                      Assembly
Ford.....................   Windstar                                  Plastic Fuel Tank
                            Mustang, Ranger                           Oil Separator
                            Aerostar, Cougar, Crown Victoria, Grand   Fuel Rail
                            Marquis, Mustang, Ranger, Sable,
                            Taurus, Thunderbird, Town Car
                            F-Series, E-Series Light Trucks           Fuel Pump
                            All North American Light Vehicle          Service Fuel Pump
                            Platforms
                            F-100(1), BE-6(1), CE-14(1)               Fuel Module
General Motors...........   T600 Truck                                Plastic Fuel Tank
                            Saturn, Corvette                          Fuel Module
Fiat.....................   Tempra(1), Uno(1), 178(1)                 Fuel Module
                            Dedra(2), Miero(2), Panda(2), Punto(2),   Fuel Pump, Bracket
                            Tempra(2), Tipo(2), Uno(2)                Assembly and Level Sensor
Land Rover/Rover.........   Discovery, Defender                       Plastic Fuel Tank, Fill
                                                                      Pipe and various
                                                                      blow-molded parts
                            Rover, R-8(2), 200(2), 400(2)             Fuel Pump and Bracket
                                                                      Assembly
Mercedes-Benz............   C Class, Truck Glendewagen, Light Truck   Plastic Fuel Tank, Filler
                                                                      Pipe, Expansion Tank
Nedcar...................   S-40                                      Plastic Fuel Tank
                            300(2), 400(2)                            Fuel Module, Fuel Pump,
                                                                      Bracket Assembly and
                                                                      Sensor
Peugeot..................   306, 309, 405, 505                        Plastic Fuel Tank, Filler
                                                                      Tubes and Air Ducts
                            106(2), 205(2), 306(2), 405(2), 504(2),   Fuel Pump, Bracket
                            505(2), 605(2)                            Assembly and Level Sensor
Renault..................   Twingo, Safrane, Espace, Spider           Plastic Fuel Tank
                            R-19(1), CL10(1)                          Fuel Module
                            R-5(2), R-9/11(2), Twingo(2), X-S4(2),    Fuel Pump/Module
                            X-06(2)

        CUSTOMER                           PLATFORM                            PRODUCT
-------------------------   ---------------------------------------   -------------------------
Saab.....................   900, 9000, 640                            Plastic Fuel Tank, Air
                                                                      Hose, Air Duct and
                                                                      Coolant Reservoir
                            900(2), 9000(2), I16(2)                   Fuel Pump
Volkswagen/Audi..........   Polo, Golf, Audi 100 Diesel, Audi V8,     Plastic Fuel Tank
                            Van and GOL
                            Golf(1), Santana(1)                       Fuel Sending Unit
Volvo....................   850, 1150, 940, 960, P80, S-40, P-2X      Plastic Fuel Tanks,
                                                                      various other blow molded
                                                                      parts and Coolant
                                                                      Reservoir
                            Heavy Truck                               Coolant Reservoir
Daewoo...................   J-Car(3), T-Car(3), V-Car(3)              Fuel Pump
Honda....................   AWD                                       Fuel Module and Air Ducts
KIA......................   Various Platforms                         Fuel Pump
                            S-2                                       ORVR
Ssangyong................   FJ(3), KJ(3)                              Fuel Module
Toyota...................   Carina, Corolla                           Plastic Fuel Tank
                            Carina                                    Air Duct

-------------------------
(1) South American customers supplied by Marwal do Brasil, Ltda.

(2) European customers supplied by Marwal Systems, S.N.C.

(3) Korean customers supplied through Korean Automotive Fuel Systems, Ltd.

     In addition to the customers described above, the Company also supplies a variety of its products to a number of other customers including, but not limited to, the following: IBC, Iveco, J.I. Case, Lister Petter, New Holland, Scandia, VME and Steyr-Puch.

     North America. Net sales to Chrysler and Ford for the first nine months of 1996 accounted for 20% and 11% of the Company's consolidated net sales, respectively. Both of these customers have ongoing supply relationships with the Company which are subject to continued satisfactory price, quality and delivery. The Company is the primary outside supplier of fuel pumps, the core of the FSDS, to Chrysler and Ford. In the past, the Company has capitalized on its fuel system components penetration to supply additional fuel system products, such as fuel modules and fuel rails, to Chrysler and Ford, and to assume a key role in the development of new fuel system products, such as ORVR devices. General Motors historically developed and produced substantially all of its fuel storage and delivery systems internally but recently has sourced a significant portion of future plastic fuel tank programs to outside suppliers, including the Company.

     In October 1996, the Company announced its intent to form a joint venture with two minority business owners to produce automotive components in Detroit's Empowerment Zone. The joint venture is expected to manufacture FSDS products (including blow-molded plastic fuel tanks), air ducts, reservoirs and similar small blow-molded components for automotive applications. General Motors has awarded $300 million of new business to the proposed joint venture over a five-year period commencing in 1998. Chrysler has also committed to awarding new business to the proposed joint venture. In September 1996, the Company received a tax credit worth an estimated $13.6 million from the Michigan Economic Growth Authority for this new facility.

     Europe. In 1991, the Company began operations in Europe with the establishment of its Marwal Systems joint venture in France with Magneti Marelli S.p.A. of Italy to serve customers that include Fiat, Nissan, Peugeot, Renault, Rover, Saab and Volvo. As a result of the Dyno Acquisition, the Company is the only integrated FSDS supplier in Europe, which has provided the Company with the immediate opportunity to increase its participation in the European automotive market. In addition, the Company is using its relationships in the U.S. to increase its sales to North American manufacturers in Europe. Similarly, the Company is leveraging its relationships with Mercedes-Benz, Peugeot, Renault, Saab, Volkswagen, Volvo and other European manufacturers to enhance the Company's marketing efforts with these European manufacturers around the world. Approximately 70% of the European light duty vehicles and 25% of the North American light duty vehicles are equipped with plastic fuel tanks. The Company's management estimates that operations in Europe produced plastic fuel tanks accounting for approximately 20% of the European plastic fuel tank market in the first nine months of 1996.

     South America. In January 1993, operations began at the Company's Marwal do Brasil joint venture, which targets the South American automotive market of approximately two million units per year. In September 1995, the Company established Walbro Automotive do Brasil to manufacture plastic fuel tanks for the Brazilian automotive market. It began production of plastic fuel tanks for Volkswagen in November 1996. The Company recently received an order from Ford for a supply of plastic fuel tanks for Ranger trucks to be produced in Argentina.

     Asia. In December 1986, the Company entered into a joint venture in Japan known as Mitsuba-Walbro, Inc. with Mitsuba Electric Manufacturing Company to manufacture fuel pump components. In November 1994, the Company established Korea Automotive Fuel Systems Ltd., a joint venture with Daewoo Precision Industries Ltd. in South Korea, to manufacture and market fuel sending units (which include a fuel pump, bracket and level sensor) for the domestic Korean automotive market (estimated at approximately 1.5 million units per year) and additional export markets established by Korean OEMs. In November 1995, the Company established Mutual Walbro P. Ltd., a joint venture with Mutual Industries Ltd., in India to manufacture plastic fuel tanks for the Indian automotive market.

  AUTOMOTIVE COMPETITION

     The Company competes with several other manufacturers, including the OEMs themselves, many of which have greater sales and financial resources than the Company. In the fuel pump market, the Company's major competitors include Robert Bosch GmbH, Denso Corp., Ltd., VDO (a division of Mannesmann), Electronics and Fuel Handling Division of Ford and Delphi Automotive Systems (GM's component group). In the fuel rail market, the Company's major competitors include Delphi, Ford, Echlin Inc. and Siemens A.G. The Company has competition in the fuel module market from Delphi and Ford. The Company's largest competitors in the plastic fuel tank market include Kautex Werke Reinold Hagen A.G. (which signed a definitive agreement in November 1996 to be acquired by Textron Inc., subject to regulatory approval), Solvay S.A., Plastic Omnium Industries, Inc. and Ford. Steel tanks, manufactured primarily by the OEMs, also compete with the Company's plastic fuel tanks.

     The Company competes for new business both at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to three years prior to a product introduction. Once a producer has been designated to supply parts for a new program, an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for fuel storage and delivery products include product quality and reliability, cost and timely delivery, technical expertise and development capability and new product innovation.

  AUTOMOTIVE SALES AND ENGINEERING SUPPORT

     Sales of the Company's FSDS products to automotive OEMs are made directly by the Company's sales/engineering force, who not only sell the products but assist customers with related engineering matters. Because of the automobile design process, the Company is generally able to determine a few years in advance the models for which it will supply products. The Company's sales force works closely with the Company's engineering departments and systems center in Auburn Hills in the research, design, development and improvement of its products. When the Company's systems center in Europe is completed, the Company and Marwal will also have additional design and research capabilities to provide OEMs in Europe with full-service product management. Because the Company has the capability to provide comprehensive engineering resources with respect to its product line and assume increasing responsibility for the development of FSDS products, the Company has been successful in responding to the decisions by OEMs to consolidate suppliers and reduce internal engineering resources.

  AUTOMOTIVE WARRANTY AND OTHER PRODUCT EXPOSURE

     The design and manufacture of fuel systems entails an inherent risk that a governmental authority or a customer may require the recall of one of the Company's products or a product in which one of the Company's products has been installed. The Company has taken and intends to continue to take all reasonable precautions to avoid the risk of exposure to an expensive recall campaign which could have a material adverse effect on the business and financial condition of the Company.

WALBRO ENGINE MANAGEMENT

  SMALL ENGINE INDUSTRY OVERVIEW

     The small engine industry is facing a number of environmentally driven changes which will require an increased emphasis on fuel systems technology and the development of new fuel systems products. Growth opportunities outside of the U.S. are expected to be driven by growth in the use of two-wheeled vehicles and the increased use of gasoline-powered portable equipment in developing countries.

     Emphasis on Engine Management Systems and New Product
Development. Historically, exhaust emissions of gasoline-powered small engines were unregulated. In 1992, the California Air Resources Board promulgated comprehensive air quality regulations limiting small engine emissions, which regulations became effective in August 1995. A more stringent phase is scheduled to become effective in 1999. In addition, the EPA has implemented similar regulations that became effective in August 1996, with a more stringent phase expected to be phased in beginning 2002. The products designed to meet these new emission standards in the small engine market will require more sophisticated product research and new production capabilities. The increased technological content and sophistication required to meet emission regulations is expected to result in lower unit sales with greater value added per product and higher unit prices.

     Growing Demand in Developing Countries. The Company expects significant growth in the demand for float feed carburetors in developing countries as per capita income increases and two-wheeled vehicles become more affordable. Production of two-wheeled vehicles in The People's Republic of China, for example, increased from approximately 49,000 units in 1980 to approximately 3.4 million in 1993, 5.2 million in 1994 and 7.8 million in 1995. In addition, management believes demand for diaphragm carburetors used in gasoline-powered portable tools will grow in these developing countries. The inaccessibility of electrical power distribution and geographic isolation of many projects, such as the clearing of land and highway construction, hinder the use of electric-powered equipment.

  SMALL ENGINE BUSINESS STRATEGY

     To respond to the promulgation of increasingly strict emission regulations in the small engine industry, the Company is working to develop a small engine management system which will comply with new emission standards. As the leading developer of fuel systems technology for portable engines, the Company is well positioned to draw upon its expertise in carburetor and ignition system design and development, as well as its experience in responding to emissions-driven challenges in the automotive sector. The Company's advanced product design and development facilities in Michigan and Japan, which are equipped with sophisticated emission measurement instruments, provide the Company with the facilities necessary to develop more sophisticated small engine management systems.

     In addition to developing new technologies, the Company intends to grow its small engine business through expansion into foreign markets. The Company's presence in developing countries such as The People's Republic of China will allow it to benefit from the growing market for carburetors for two-wheeled vehicles and from infrastructure development which requires portable power tools.

  SMALL ENGINE PRODUCTS

     The Company was founded as a manufacturer of carburetors for small engine products such as lawn mowers and marine engines, and later expanded its customer base to include manufacturers of chain saws, weed trimmers, snow blowers and two-wheeled vehicles. The Company's carburetor technology has continually evolved, with the Company now manufacturing diaphragm and float feed carburetors, ignition systems and other components for small engine products and aftermarket applications. The Company's diaphragm carburetor, float feed carburetor and ignition system sales accounted for 53%, 23% and 6%, respectively, of the Company's 1995 small engine net sales. The remaining 18% of small engine net sales consisted of aftermarket sales.

     The diaphragm carburetor uses a diaphragm and a series of interconnected passages to draw and regulate the amount of fuel delivered to the engine from the fuel tank. The Company manufactures several basic models of diaphragm carburetors from which are derived numerous variations. Diaphragm carburetors are used on chain saw and weed trimmer engines because they will operate in any position and minimize vapor lock. The Company believes that it is the world's largest manufacturer of small engine diaphragm carburetors.

     The float feed carburetor uses a float in a reservoir of fuel to regulate the amount of fuel delivered to the engine. In contrast to the diaphragm carburetor, which operates in all positions, the float feed carburetor operates only in an upright position. The Company manufactures several basic models of float feed carburetors from which are derived numerous variations. The Company's float feed carburetors are used on engines for lawn mowers, garden tractors, two-wheeled vehicles, marine outboard engines, generators and industrial engines.

     The ignition system uses rotating magnets in a flywheel, which induce an electrical charge in the ignition module. The ignition module releases this charge to the spark plug. The Company's ignition systems are used predominantly in chain saw and weed trimmer applications.

     In response to California and proposed EPA air quality regulations, the Company is integrating its carburetor and ignition technology to develop an engine management system which will electronically control both fuel delivery and ignition functions to limit exhaust emissions. The Company has successfully refined existing carburetors through the incorporation of extremely close tolerances which provide more accurate control of the fuel/air mixture to meet the first set of standards that became effective in California in 1995 and nationwide in 1996. Company engineers are developing new technology to meet the subsequent requirements which will become effective in California in 1999 and nationwide during the period 2002 to 2005. This development effort focuses on complete engine management systems that control air flow, fuel delivery and ignition timing to enhance fuel efficiency and reduce pollution.

     The Company has acquired an exclusive license to apply electronic fuel injection to two stroke engines. It has operating prototypes for outboard marine (including personal watercraft) and snowmobile applications. The Company believes that this technology known as "side wall injection" offers competitive and performance benefits and expects to obtain new supply contracts beginning in 1998. Also, the Company has developed an all-mechanical fuel injection system for application to small displacement (150 cc or less) two-wheeled vehicles. This system has also been presented as an operating prototype to potential customers.

  SMALL ENGINE MARKETS AND CUSTOMER BASE

     The Company sells its small engine products in a global market. Carburetors and small engine ignitions are sold by the Company's sales and engineering staff directly to engine manufacturers. The Company sells a major portion of its diaphragm carburetors to most of the leading chain saw and weed trimmer manufacturers, including Poulan/Weedeater, Deere and Company (Homelite), Stihl Incorporated, McCulloch Corporation, Ryobi Ltd. and Kioritz (Echo) Corporation. The Company sells float feed carburetors to several of the leading manufacturers of small engines, including Briggs & Stratton Corporation, the world's largest small engine manufacturer. Mercury Marine, a major outboard engine manufacturer, buys all of its outboard engine carburetors from the Company.

     One of the Company's opportunities for growth in the small engine industry is the Chinese market. In January 1994, the Company acquired a 60% interest, increased to 70% in 1995, in Fujian Hualong Carburetor Co., Ltd. (Fujian) which manufactures and markets carburetors for two-wheeled vehicles in The People's Republic of China. In addition, the Company has built a new manufacturing facility in Tianjin to provide additional capacity to take advantage of growth in the two-wheeled vehicle market. This new facility began production in October 1996.

  SMALL ENGINE COMPETITION

     The Company has several competitors that manufacture diaphragm carburetors for the global small engine market, including Zama Industries, Ltd., Tillotson Commercial Motors Ltd. and Dell' Orto, some of which are divisions of large diversified organizations which have total sales and financial resources exceeding those of the Company. In the market for float feed carburetors, the Company has several competitors, including Briggs & Stratton and Tecumseh Products, both of which have greater sales and financial resources than the Company. The Company's major competitor in the ignition systems market is R.E. Phelon Company Inc.

  AFTERMARKET PRODUCTS

     The Company's aftermarket sales of both automotive and small engine products are consolidated within the small engine business. The Company sells automotive aftermarket products for both carbureted vehicle applications and electronic fuel injection vehicle applications through independent distributors, such as Federal-Mogul Corporation and Standard Motor Products, Inc., and jobbers and dealers worldwide. Some automotive products are also sold to national manufacturing and distribution organizations for sale under private brand names or to industrial customers for use in special applications. Aftermarket sales accounted for $25.2 million in 1995 compared to $11.3 million in 1990.

     The Company sells automotive aftermarket products to support its OEM customers and to benefit from higher margins on aftermarket sales. Management believes that the overall market size for automotive electronic fuel injection systems components sold to the aftermarket will continue to grow as the population of vehicles equipped with electronic fuel injection systems ages.

     The Company sells its own brand name small engine aftermarket products through independent distributors, jobbers and dealers worldwide. Some of these products are also sold to national manufacturing and distribution organizations for sale under private brand names or to industrial customers for use in special applications.

ACQUISITION AND JOINT VENTURE STRATEGY

     As part of a long-term strategy for growth and expansion into new geographic and product markets, the Company may undertake select acquisitions and strategic alliances in the form of joint ventures. The Company may make select acquisitions of fuel systems product manufacturers whose products can be integrated with the Company's traditional products as part of the Company's system development focus. These acquisitions would contribute new product technology and open new markets to the Company. In evaluating these acquisitions, the Company seeks high quality operations which fit with the Company's expertise in markets where it has an established customer base and a clear vision of opportunities, thus decreasing transition costs and other financial risks associated with corporate acquisitions. Similarly, each of the Company's joint ventures provides the Company with the opportunity to benefit from established customer relationships or a unique technological advancement which the Company could not develop on its own without the risk and expense of establishing marketing and manufacturing organizations alone. In management's opinion, the Company's joint ventures ultimately reduce the cost of penetrating new markets and limit the Company's financial exposure with respect to these operations. At the present time the Company has no specific agreements with respect to any new acquisitions or joint ventures.

MANUFACTURING AND FACILITIES

     The Company (including the Company's joint ventures) conducts operations in approximately 1.9 million square feet of space in a total of 31 locations. The Company believes that substantially all of its property and equipment is in good condition. The Company has not experienced significant limitations on its ability to transfer products between, or sell products in, various countries.

     Each of the Company's manufacturing facilities practices advanced inventory control procedures and has installed statistical process controls to insure high levels of quality. In that regard, some of the Company's factories have received the Ford Q1 Award and the Chrysler QE Award. In connection with its sales to Saab, which is partially owned by General Motors, the Company's Norway facility has been named a General Motors Supplier of the Year four years in a row beginning in 1991. In 1995, Walbro Automotive was named a supplier of the year by General Motors. Various other Company factories have been recognized by customers such as Mercury Marine, Stihl and Federal-Mogul Corporation for excellence in product quality and delivery.

     In addition, the Company's domestic automotive customers have cooperated in the development of a broad based quality procedure for which their suppliers are required to be certified. The procedure, known as QS 9000, has been derived from the International Standards Organization's ISO 9000 procedure. General Motors requires its Tier I suppliers to be certified by December 1997; Chrysler requires its suppliers to be certified by July 1997; and Ford required its suppliers to complete the self-assessment portion of the procedure during 1996 but has not set a specific date by which suppliers must be certified. The Company has an aggressive program in place to achieve the required certifications on or prior to such dates. Management believes that its manufacturing facilities at Meriden, Connecticut, Caro, Michigan and Ligonier and Ossian, Indiana will complete certification by the second quarter of 1997.

     When justified by volume, the Company has invested in labor-saving automated machining, assembly and testing equipment. For example, the operation in Meriden, Connecticut employs computer controlled molding machines to form the Company's plastic in-tank reservoirs. These machines are individually programmable so that variations can be reduced and refined as part of the continuous control process. Another example is the Caro, Michigan manufacturing facility's automated fuel pump assembly line, which is capable of producing 1,000 pumps per hour using only six persons. Over the past several years, the Company has reduced the cost to manufacture its fuel pumps at this facility by reducing both labor and material costs. In Ettlingen, Germany, the Company uses a fully automated assembly line for production of plastic fuel tanks for the Mercedes-Benz C Class. In addition to these examples of purchased automation, the Company designs and builds major portions of its own machining and assembly equipment. This in-house capability permits close control over the manufacturing process and helps the Company stay competitive in both cost and quality.

PATENTS, RESEARCH AND PRODUCT DEVELOPMENT

     The Company owns approximately 150 U.S. patents and 600 international patents in the fuel systems field and has a number of applications pending. These patents include proprietary ownership of designs for control devices for engines and engine systems, fuel pumps, fuel rails, fuel regulators, fuel level sensors, fuel reservoirs and fuel system vapor control devices, carburetors and throttle bodies, as well as ancillary devices for engine and vehicle applications.

     Although these patents are significant to the Company, management believes that in many cases the adaptation and use of the technology involved and the proprietary process technology employed to manufacture these products are more important. The Company maintains a systems center in Michigan for the research, design and development of new products. The Company's engineering departments also engage in design, development and testing. In 1995, 1994 and 1993, the Company spent approximately $16.7 million, $12.2 million and $9.5 million, respectively, for engineering and research and product development.

COMPONENTS, MATERIALS AND INVENTORY

     The Company has a number of sources for the components used in manufacturing its products. The suppliers who manufacture components often utilize tools and dies owned by the Company. If a supplier were to discontinue supplying any component, it could take the Company some time to replace the supplier; however, the Company believes its operations would not be materially adversely affected.

     The Company's principal customers provide it with estimates of their annual needs and make monthly purchase commitments. As a result, the Company does not experience material backlog. Consequently, the Company manages its manufacturing facilities on a just-in-time production basis and does not maintain a significant finished product inventory.

EMPLOYEES

     As of November 30, 1996, the Company had approximately 4,650 employees. The Company believes that its relations with its employees are satisfactory. All of the Company's approximately 850 European plant employees are unionized. All of the Company's United States plant employees are non-unionized except approximately 450 employees at both of its Michigan manufacturing locations. The Company's three-year contract with the bargaining unit for these Michigan plants expires in November 1998.

REGULATION

     The Company's operations are subject to increasingly stringent environmental laws and regulations governing air emissions, waste water discharges, the generation, treatment, storage, disposal and remediation of hazardous substances and wastes, and employee health and safety. Certain of these laws can impose joint and several liability for releases or threatened releases of material upon certain statutorily defined parties, including the Company, regardless of fault or the lawfulness of the original activity or disposal.

     The Company believes it is currently in material compliance with applicable environmental laws and regulations. The Company's compliance with environmental laws and regulations has not materially affected the results of its operations or the conduct of its business; however, the Company cannot predict the future effects of such laws and regulations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and principal executive officers of the Company are as follows:

             NAME                AGE                   POSITION WITH THE COMPANY
------------------------------   ---    --------------------------------------------------------
Lambert E. Althaver...........   65     Chairman of the Board, Chief Executive Officer and
                                        Director
Frank E. Bauchiero............   62     President, Chief Operating Officer and Director
Robert H. Walpole.............   56     Vice President and a Director; President of Walbro
                                        Engine Management
Gary L. Vollmar...............   45     Vice President; President of Walbro Automotive
Richard H. Whitehead, III.....   52     Vice President
Daniel L. Hittler.............   61     Chief Administrative Officer and Secretary
Michael A. Shope..............   52     Chief Financial Officer and Treasurer
William T. Bacon, Jr. ........   73     Director
Herbert M. Kennedy............   67     Director
Vernon E. Oechsle.............   54     Director
Robert D. Tuttle..............   71     Director
John E. Utley.................   55     Director

     The Company's Board of Directors consists of three classes of directors serving three-year terms with one class standing for election at each annual meeting of stockholders. Messrs. Kennedy, Tuttle and Walpole have been elected to serve for a term expiring in 1997. Mr. Althaver and Mr. Utley have been elected to serve for a term expiring in 1998. Messrs. Bacon, Bauchiero and Oechsle have been elected to serve for a term expiring in 1999.

     Lambert E. Althaver has been Chief Executive Officer of the Company since 1982, served as President from 1977 until August 1996, and became Chairman of the Board of the Company in 1987. Mr. Althaver joined the Company in 1954 and has served as a Director since 1968. Robert H. Walpole is the brother-in-law of Mr. Althaver.

     Frank E. Bauchiero was appointed President and Chief Operating Officer in August 1996. He became a Director of the Company in 1990. Mr. Bauchiero served as President-Industrial, North American Operations, Dana Corporation from December 1990 until July 1996. Mr. Bauchiero was a Dana Group Vice President from 1987 to 1990. Dana Corporation manufactures automotive product systems, mobile off-highway equipment and industrial equipment. Mr. Bauchiero also serves as a director of Regal Beloit Corp., a manufacturer of cutting tools for metalworking applications.

     Robert H. Walpole has been a Vice President of the Company since 1983 and President of Walbro Engine Management since 1991. Mr. Walpole joined the Company in 1970 and has served as a Director since 1983. Mr. Walpole is the brother-in-law of Lambert E. Althaver.

     Gary L. Vollmar has been President of Walbro Automotive since 1993. He has served as a Vice President of the Company since 1989 and was Chief Financial Officer from 1989 to 1993. Prior to joining the Company in 1978 as Controller, Mr. Vollmar was a practicing Certified Public Accountant.

     Richard H. Whitehead, III became a Vice President of the Company in 1988. From 1988 to 1990, Mr. Whitehead served as the Vice President/General Manager of the Company's Meriden, Connecticut operations. Mr. Whitehead was the President of Whitehead Engineered Products, Inc. from 1980 to 1988, prior to its acquisition by the Company.

     Daniel L. Hittler has served as Chief Administrative Officer since 1994 and Secretary of the Company since 1993. He was Director of Administration from 1992 to 1993. He was the Director of Technical Planning from 1989 to 1992.

     Michael A. Shope has served as Chief Financial Officer of the Company since December 1993 and as Treasurer since April 1994. From 1986 to 1993 he was the Treasurer of Libbey-Owens-Ford Co., a manufacturer of glass for automotive and industrial applications.

     William T. Bacon, Jr. has served as a Director of the Company since 1972. Mr. Bacon has been associated with the Chicago Corporation since 1994. Mr. Bacon also served as an Honorary Director of Stifel Financial Corp. from 1984 to 1994. Prior to that, he was a Managing Partner of Bacon Whipple & Co., Inc.

     Herbert M. Kennedy has served as a Director of the Company since 1981. In July 1995, he retired as a Professor of Business Administration at Principia College, a position Mr. Kennedy had held since before 1989.

     Vernon E. Oechsle became a Director of the Company in October 1994. He has been the President, Chief Executive Officer and a Director of Quanex Corporation, a manufacturer of specialty steel and aluminum products, since 1996. He served as the Chief Operating Officer of Quanex Corporation from 1993 to 1995. From 1990 to 1992, he was Chief Executive Officer of Allied Signal Automotive. Before that he was Group Executive of Automotive and Trucks for Dana Corporation and President of Hayes-Dana, Dana's Canadian subsidiary.

     Robert D. Tuttle became a Director of the Company in 1981. Mr. Tuttle is also a Director of Woodhead Industries, Inc. and Guardsman Products, Inc. From before 1989 to 1991, Mr. Tuttle was Chairman and Chief Executive Officer of SPX Corporation, which produces specialty tools and diagnostic equipment and distributes automotive components.

     John E. Utley became a Director of the Company in 1993. He is Senior Vice President of LucasVarity, PLC, a supplier of automotive braking systems, electrical systems and diesel systems. From 1994 until September 1996 he was Senior Vice President of Varity Corporation. Mr. Utley was the Chairman of the Board of Kelsey-Hayes Company from 1992 to September 1996 and was Vice Chairman and Vice President from 1989 to 1992.

     During the first quarter of 1997, the Company plans to modify its management structure to reflect a matrix organization. In this regard, the Company expects to appoint three regional presidents from its existing management team who will have operating responsibilities for the North America, Europe/South America and Asia-Pacific regions. In addition, global responsibility for automotive products, small engine products and the Company's strategic development activities will be allocated to one of each of these three regional presidents. The Company believes that the benefits of this matrix organizational structure will include (i) improved focus on the Company's customers in their local markets, (ii) a better global coordination of the Company's product lines and development activities, (iii) reduced overhead expenses, (iv) avoidance of duplication of costs between the Company's product lines and (v) improved utilization of management expertise and technical facilities.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of December 1, 1996 the total number of shares of Common Stock of the Company beneficially owned, and the percentage so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (iii) each of the Company's executive officers and
(iv) all directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                   AMOUNT AND NATURE OF      PERCENTAGE
NAME                                                              BENEFICIAL OWNERSHIP(1)     OF CLASS
----                                                              -----------------------    ----------
Franklin Resources, Inc. ......................................           899,735(2)            10.4%
David L. Babson & Co., Inc. ...................................           730,900(3)             8.5%
The Capital Guardian Trust Company and The Capital Group
  Companies, Inc. .............................................           571,300(4)             6.6%
Lambert E. Althaver............................................           240,231(5)             2.8%
William T. Bacon, Jr. .........................................            67,775(6)              *
Frank E. Bauchiero.............................................            42,494(7)              *
Daniel L. Hittler..............................................            25,007(8)              *
Herbert M. Kennedy.............................................            12,500(9)              *
Vernon E. Oechsle..............................................            12,466(10)             *
Michael A. Shope...............................................            10,009(11)             *
Robert D. Tuttle...............................................            16,000(12)             *
John E. Utley..................................................            12,516(13)             *
Gary L. Vollmar................................................            51,363(14)             *
Robert H. Walpole..............................................           194,425(15)            2.2%
Richard H. Whitehead, III......................................           124,790(16)            1.4%
All Directors and Executive Officers as a Group (12 persons)...           809,576(17)            9.4%

-------------------------
  * Indicates that the percentage beneficially owned does not exceed one percent.

 (1) The named stockholders have sole voting and dispositive power over all shares except as otherwise noted and except as to those shares over which beneficial ownership is disclaimed.

 (2) As reported on a Schedule 13G dated August 9, 1996 filed with the Commission by Franklin Resources, Inc. According to such Schedule 13G, Franklin Resources, Inc. has sole voting power with respect to 648,400 of these shares, shared voting power with respect to 215,300 of these shares and shared dispositive power with respect to all 899,735 of these shares. The address of the Stockholder is 777 Mariners Island Boulevard, San Mateo, California 94404.

 (3) As reported on a Schedule 13G dated February 15, 1996 filed with the Commission by David L. Babson & Co., Inc. According to such Schedule 13G, David L. Babson & Co., Inc. has sole voting power with respect to 403,300 of these shares, shared voting power with respect to 327,600 of these shares and sole dispositive power with respect to all 730,900 of these shares. The address of the Stockholder is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

 (4) As reported on a Schedule 13G dated February 12, 1996 filed with the Commission by The Capital Group Companies, Inc. and Capital Guardian Trust Company. Capital Guardian Trust Company is a wholly-owned subsidiary of The Capital Group Companies, Inc. According to such Schedule 13G, The Capital Group Companies, Inc. and Capital Guardian Trust Company each have sole voting power with respect to 471,300 of these shares and no voting power with respect to the remaining 100,000 shares and have sole dispositive power with respect to all 571,300 of these shares. The address of the Stockholder is 333 South Hope Street, Los Angeles, California 90071.

 (5) Includes 74,643 shares owned by Mr. Althaver's wife. Mr. Althaver disclaims beneficial ownership of these shares. Also includes 70,974 shares which are covered by presently exercisable options under the

     Company's stock option plans and 17,791 shares held for the account of Mr. Althaver by the trustee of the Company's Advantage Plan.

 (6) Includes 3,300 shares owned by Mr. Bacon's wife and 5,025 shares owned by Mr. Bacon's son. Mr. Bacon disclaims beneficial ownership of these shares. Also includes 10,000 shares over which Mr. Bacon shares voting power as co-trustee of two trusts for the benefit of the beneficiaries of the estate of his deceased mother. Includes 10,000 shares which are exercisable under the Company's Equity Plan.

 (7) Includes 11,466 shares which are exercisable under the Equity Plan. Also includes 30,000 shares restricted per terms of an agreement dated October 3, 1996.

 (8) Includes 1,600 shares owned by Mr. Hittler's wife. Mr. Hittler disclaims beneficial ownership of these shares. Also includes 20,669 shares which are covered by presently exercisable options under the Company's stock option plans and 1,238 shares held for the account of Mr. Hittler by the trustee of the Company's Employee Stock Ownership Plan.

 (9) Includes 1,250 shares over which Mr. Kennedy has voting power as trustee of a trust. Also includes 1,250 shares over which Mr. Kennedy's wife has sole voting power as trustee of a trust and as to which Mr. Kennedy disclaims beneficial ownership. Includes 10,000 shares which are exercisable under the Equity Plan.

(10) Includes 11,466 shares which are exercisable under the Equity Plan.

(11) Includes 7,809 shares which are covered by presently exercisable options under the Company's stock option plans.

(12) Includes 3,000 shares which Mr. Tuttle owns jointly with his wife, over which Mr. Tuttle and his wife share voting and dispositive power. Includes 10,000 shares which are exercisable under the Equity Plan.

(13) Includes 500 shares over which Mr. Utley has voting power as trustee of a trust and 12,016 shares which are exercisable under the Equity Plan.

(14) Includes 38,115 shares which are covered by presently exercisable options under the Company's stock option plans and 5,250 shares held for the account of Mr. Vollmar by the trustee of the Company's Advantage Plan.

(15) Includes 79,385 shares over which Mr. Walpole shares voting power as co-trustee of a trust for the benefit of the beneficiaries of the estate of his deceased father. Includes 13,325 shares owned by Mr. Walpole's wife. Mr. Walpole disclaims beneficial ownership of these shares. Also includes 690 shares held for the account of Mr. Walpole by the trustee of the Company's Advantage Plan.

(16) Includes 23,583 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 1,207 shares held for the account of Mr. Whitehead by the trustee of the Company's Advantage Plan.

(17) Includes 226,098 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 24,938 shares held for the account of four officers of the Company by the trustee of the Company's Advantage Plan and includes 1,238 shares held for one officer of the Company by the trustee of the Company's Employee Stock Ownership Plan.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Bankers Trust Company, as Institutional Trustee, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will hold title to the Convertible Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust out of money held by the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee will be held by Bankers Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Convertible Debentures or (ii) if the failure of the Trust to pay distributions is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. See "-- Voting Rights."

DISTRIBUTIONS

     Distributions on Preferred Securities will be fixed at a rate per annum of % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears beyond the first date such distributions are payable (or would be payable, if not for any Extension Period or default by the Company on the Convertible Debentures) will bear interest thereon at the rate per annum
of      % thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing March 31, 1997. When, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below.

     The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Convertible Debentures.

     The Company has the right under the Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period from time to time on the Convertible Debentures for an

Extension Period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable; provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. As a consequence of the Company's extension of the interest payment period, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly since interest would continue to accrue on the Convertible Debentures) during any such extended interest payment period. In the event that the Company exercises its right to extend the interest payment period, then (a) the Company shall not declare or pay dividends on, or make any distributions or liquidation payments with respect to, or redeem, purchase or acquire any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is paid), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all previous and further extensions thereof may not exceed 20 consecutive quarters; and provided further that no Extension Period may extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Convertible Debentures -- Interest" and "Description of the Convertible Debentures -- Interest Income and Option to Extend Interest Payment Periods." The Regular Trustees shall give the holders of the Preferred Securities notice of any Extension Period upon receipt of notice thereof from the Company. See "Description of the Convertible Debentures -- Interest Income and Option to Extend Interest Payment Periods." If distributions are deferred as a result of an Extension Period, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     Distributions on the Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Trust from the Company pursuant to the Convertible Debentures. See "Description of the Convertible Debentures." The payment of distributions out of monies held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust at the close of business on the March 15, June 15, September 15 and December 15, as the case may be, next preceding the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Convertible Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that any date on which distributions are payable on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, Detroit, Michigan or Wilmington, Delaware are permitted or required by any applicable law to close.

CONVERSION RIGHTS

     General. Preferred Securities will be convertible at any time on or after
            , 1997 (60 days after the date of issue) and prior to the close of business on the Business Day immediately preceding the date of repayment of such Preferred Securities, whether at maturity or upon redemption (either at the option of the Company or pursuant to a Tax Event), at the option of the holder thereof and in the manner described below, into shares of Common Stock at an
initial conversion rate of      shares of Common Stock for each Preferred
Security (equivalent to a conversion price of $     per share of Common Stock),
subject to adjustment as described under "-- Conversion Price Adjustments" below. The Trust will covenant in the Declaration not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Institutional Trustee, as conversion agent (the "Conversion Agent"), by a holder of Preferred Securities. A holder of a Preferred Security wishing to exercise its conversion right will deliver an irrevocable notice of conversion, together, if the Preferred Security is a Certificated Security (as defined herein), with such Certificated Security, to the Conversion Agent, which shall, on behalf of such holder, exchange such Preferred Security for a portion of the Convertible Debentures and immediately convert such Convertible Debentures into Common Stock. Holders may obtain copies of the required form of the notice of conversion notice from the Conversion Agent. Procedures for converting book-entry Preferred Securities into shares of Common Stock will differ, as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Holders of Preferred Securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such Preferred Securities on the corresponding distribution payment date notwithstanding the conversion of such Preferred Securities following such distribution record date but prior to such distribution payment date. If any Preferred Securities are surrendered for conversion during the period from the close of business on any record date through and including the next succeeding distribution payment date (except any such Preferred Securities called for redemption), such Preferred Securities when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution which the registered holder on such record date is to receive. Except as described above, no distribution will be payable by the Company on converted Preferred Securities with respect to any distribution payment date subsequent to the date of conversion. Except as provided above, neither the Trust nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on Preferred Securities. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.

     Shares of Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and nonassessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the last reported sale price of Common Stock on the date such Preferred Securities are surrendered for conversion.

     Conversion Price Adjustments -- General. The conversion price is subject to adjustment in certain events, including (a) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (b) subdivisions, combinations and reclassification of Common Stock, (c) the issuance to all holders of Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of Common Stock at less than the then Current Market Price (as defined below) of the Common Stock,
(d) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash), (e) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (d) above) to all holders of Common Stock in an aggregate amount that, together with (i) all other cash distributions (excluding any cash distributions referred to in (d) above) made within the 12 months preceding such distribution and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the twelve months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (f) the consummation of a tender offer by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer consummated by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (d) above) to all holders of the Common Stock within the twelve months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. "Current Market Price" means the average of the daily closing prices for the ten consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the day in question.

     The Company from time to time may reduce the conversion price of the Convertible Debentures (and thus, the conversion price of the Preferred Securities) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company's Board of Directors deem advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "United States Federal Income Taxation -- Conversion of Preferred Securities."

     No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Preferred Securities.

     Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets of the Company. In the event that the Company shall be a party to any transaction or series of transactions constituting a Fundamental Change (as defined below), including, without limitation, (i) any recapitalization or reclassification of the Common Stock (other than a change in par value or as a result of a subdivision or combination of the Common Stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or
(iv) any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property or assets, then appropriate provision shall be made so that the holders of the Preferred Securities then outstanding shall have the right thereafter to convert such Preferred Securities only into (x) if any such transaction does not constitute a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property or assets that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such Preferred Securities immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change (as defined below), giving effect to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and (y) if any such transaction constitutes a Common Stock Fundamental Change, shares of common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Common Stock, as the case may be, shall enter into a supplemental indenture with the Indenture Trustee, satisfactory in form to the Indenture Trustee and executed and delivered to the Indenture Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as practical to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

     Notwithstanding any other provision in the preceding paragraphs, if any Fundamental Change occurs, the conversion price in effect will be adjusted immediately after that Fundamental Change as follows:

          (i) in the case of a Non-Stock Fundamental Change, the conversion price per share of Common Stock immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the product of (X) the greater of the Applicable Price (as defined below) and the then applicable Reference Market Price (as defined below) and (Y) a fraction, the numerator of which is $25 and the denominator of which is (I) the applicable Redemption Price for one Preferred Security if the redemption date were the date of such Non-Stock
     Fundamental Change ($   , if such change occurs before             , 2000)
     plus (II) any then-accrued but unpaid distributions on one Preferred Security; and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price per share of Common Stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock (subject to certain limited exceptions) is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change) and (B) all of the Common Stock (subject to certain limited exceptions) shall have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the conversion price per share of Common Stock immediately following the Common Stock Fundamental Change shall be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of the Common Stock Fundamental Change.

     The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all of the Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM (a "Non-Stock Fundamental Change," as defined herein), to increase the securities, cash or property into which each Preferred Security is convertible.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of the Preferred Securities but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Common Stock in such transaction but in an amount per Preferred Security equal to the amount indicated as the denominator as of the date of such transaction as set forth in clause (i) above with respect to conversion prices for Non-Stock Fundamental Changes.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price below) is lower than both the conversion price of a Preferred Security and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

     In a Fundamental Change transaction where all or substantially all the Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Common Stock (subject to certain limited exceptions) consists of listed or NNM traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Common Stock into which such Preferred Security was convertible immediately before the transaction (measured as aforesaid) and (b) where Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such Preferred Security was convertible before such transaction.

     In determining the amount and type of consideration received by a holder of Common Stock in the event of a Fundamental Change, consideration received by a holder of Common Stock pursuant to a statutory right of appraisal will be disregarded.

     "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash receivable by a holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the Current Market Price for one share of Common Stock on the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, on the date on which the holders of the Common Stock will have the right to receive such cash, securities, property or other assets.

     "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's Board of Directors) of the consideration received by holders of Common Stock (subject to certain limited exceptions) pursuant to such transaction consists of shares of common stock that, for the twenty consecutive trading days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM, provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities, or (ii) the outstanding Preferred Securities continue to exist as Preferred Securities and are convertible into shares of common stock of the successor to the Company.

     "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change will be deemed to have occurred when substantially all of the Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of Common Stock received in the transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive such cash, securities, property or other assets.

     "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the Current Market Price of common stock received by holders of Common Stock in such Common Stock Fundamental Change on the record date for the determination of the holders of Common Stock entitled to receive such shares of common stock or, if there is no such record date, on the date upon which the holders of Common Stock shall have the right to receive such shares of common stock.

     "Reference Market Price" will initially mean $          (which, unless
otherwise specified in this Prospectus, will be 66 2/3% of the last reported
sale price per share of Common Stock on the NNM on                , 1997) and,
in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Preferred Securities.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of Preferred Securities or to the holders of Common Stock. See "United States Federal Income Taxation -- Conversion of Preferred Securities."

MANDATORY REDEMPTION OF TRUST SECURITIES

     The Preferred Securities have no stated maturity date but will be redeemed upon the maturity of the Convertible Debentures or to the extent the Convertible Debentures are redeemed. The Convertible Debentures will mature on
               , 2017. Upon redemption of the Convertible Debentures at the option of the Company, in whole or in part, at any time on or after
            , 2000 (as described under "Description of the Convertible Debentures -- Optional Redemption"), the Institutional Trustee shall simultaneously use the proceeds from such redemption to redeem Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures redeemed by the Company at the redemption prices (expressed as a percentage of the liquidation amount) specified below for the
twelve month period commencing             , in the year indicated
(            , in the case of 2000):

                                                                           OPTIONAL
                                     YEAR                              REDEMPTION PRICE
          ----------------------------------------------------------   ----------------
          2000......................................................              %
          2001......................................................              %
          2002......................................................              %
          2003......................................................              %
          2004......................................................              %
          2005......................................................              %
          2006......................................................              %
          2007 and thereafter.......................................        100.00%

plus, in each case, accrued and unpaid distributions (including distributions with respect to Additional Interest and Compound Interest, if any, on the corresponding Convertible Debentures so redeemed) to the date set for redemption.

     Upon the redemption of the Convertible Debentures by the Company, in whole or in part, at any time in certain circumstances upon the occurrence of a Tax Event described under "-- Special Event Redemption or Distribution," the Institutional Trustee shall simultaneously use the proceeds from such redemption to redeem Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures redeemed by the Company at a redemption price equal to 100% of the liquidation amount thereof plus accrued and unpaid distributions (including distributions with respect to Additional Interest and Compound Interest, if any, on the corresponding Convertible Debentures so redeemed) to the date set for redemption (subject to the right of holders of the relevant record date to receive distributions due on the applicable distribution payment date that is on or prior to the redemption date).

     Holders of the Trust Securities shall be given not less than 30 nor more than 60 days' notice of any redemption. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     As used herein, "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of
(a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus), in either case after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Convertible Debentures, (ii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the Trust on the Convertible Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

     As used herein, "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in practicing under the Investment Company Act of 1940, as amended (the "1940 Act"), to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

     If, at any time, a Tax Event or an Investment Company Event shall occur and be continuing, the Trust shall, except in the limited circumstances described below, be dissolved with the result that Convertible Debentures, with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, with accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as, the Preferred Securities outstanding at such time, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust, on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Regular Trustees receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on, among other things, published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures; and, provided, further, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that, in the sole judgment of the Company, has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event,
(i) the Company has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of such Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for United States federal income tax purposes, even after the Convertible Debentures were distributed to the holders of Preferred Securities in liquidation of such holders' interests in the Trust as described above, or
(ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Regular Trustees, the Company shall have the right, upon not less than 30 nor more than 60 days' notice to the holders of the Preferred Securities, to redeem the Convertible Debentures, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and following such redemption, Preferred Securities with an aggregate liquidation amount equal to the aggregate principal amount of Convertible Debentures so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that, in the sole judgment of the Company, will have no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption.

     If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Convertible Debentures to be quoted on the NNM or on such other exchange as the Preferred Securities are then listed.

     After the date fixed for any distribution of Convertible Debentures upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Convertible Debentures to be delivered to the holders of the Preferred Securities upon such distribution and (iii) any certificates representing Preferred Securities not held by the securities depositary or its nominee will be deemed to represent Convertible Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Preferred Securities or the Convertible Debentures that may be distributed in exchange for Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures that the investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price the investor paid to purchase Preferred Securities.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods occurring on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, if the Company has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Convertible Debentures by 12:00 noon New York City time on the redemption date, the Preferred Securities represented by the Global Certificates will irrevocably deposit (i) with DTC, funds sufficient to pay the applicable Redemption Price on redemption of all Preferred Securities represented by the Global Certificates and will give DTC irrevocable instructions and authority to pay such amount in respect of Preferred Securities represented by the Global Certificates (as defined herein) and (ii) with the paying agent for the Preferred Securities, funds sufficient to pay such amount in respect of any Certificated Securities and will give such paying agent irrevocable instructions and authority to pay such amount to the holders of Certificated Securities upon surrender of their certificates. If notice of redemption shall have been given and funds are deposited as required, then immediately prior to the close of business on the date of such deposit distributions will cease to accrue and all rights of holders of Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the applicable Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed in accordance with DTC's standard procedures. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that, if on any distribution date or redemption date a Declaration Event of Default shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the Preferred Securities, all of such amount in respect of all outstanding Preferred Securities shall have been made or provided for, and all funds available to the Institutional Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, Preferred Securities then due and payable.

     In the case of any Declaration Event of Default, the holders of Common Securities will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all such Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Institutional Trustee will act solely on behalf of the holders of the Preferred Securities and not the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each, a "Liquidation"), the holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities outstanding at such time have been distributed on a pro rata basis to the holders of the Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the holders of the Common Securities shall not be permitted to receive such distributions until such Declaration Event of Default has been cured.

     Pursuant to the Declaration, the Trust shall terminate (i) upon the bankruptcy of the Company or the holder of the Common Securities; (ii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of the Company or the holder of the Common Securities and the expiration of 90 days after the date of revocation without a reinstatement thereof; (iii) upon the entry of a decree of judicial dissolution of the holder of the Common Securities, the Company or the Trust; (iv) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof, including any Additional Interest, shall have been paid to the holders thereof in accordance with the terms of the Trust Securities; (v) upon the distribution of Convertible Debentures upon the occurrence of a Special Event; or (vi) the expiration of the term of the Trust.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration and, therefore, the Indenture. In the event any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of Common Securities. See "-- Voting Rights." The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default.

     If the Institutional Trustee fails to enforce its rights under the Convertible Debentures, to the fullest extent permitted by law, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures without first (i) directing the Institutional Trustee to enforce the terms of the Convertible Debentures or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from the Trust. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

     Upon the occurrence of an Indenture Event of Default, the Institutional Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Institutional Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described in this Prospectus under "Description of the Guarantee -- Modification of the Guarantee; Assignment," and except as provided under the Trust Act and the Trust Indenture Act and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee, as holder of the Convertible Debentures, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Convertible Debentures, (ii) waive any past Indenture Event of Default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Convertible Debentures where such consent shall be required; provided, however, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority in principal amount of Convertible Debentures (a "Super Majority") affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Convertible Debentures, any record holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the Institutional Trustee, the Institutional Trustee, as holder of the Convertible Debentures, shall not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained an opinion of independent tax counsel experienced in such matters to the effect that as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Convertible Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any amendment, modification or termination under the Indenture would require the consent of a Super Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in aggregate stated liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Convertible Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the direction of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Convertible Debentures in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities represented by the Global Certificates may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Holders of the Preferred Securities will have no right to appoint or remove any of the Trustees, who may be appointed, removed or replaced solely by the Company as the holder of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and, in certain circumstances, the Institutional Trustee and the Delaware Trustee), provided, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Trust Securities, whether by way of amendment to the Declaration or otherwise or
(ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for United States federal income tax purposes as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" that is required to be registered under the 1940 Act.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as otherwise set forth in the Declaration. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State provided, that
(i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Preferred Securities rank with respect to distributions, assets and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee, in its capacity as the holder of the Convertible Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) the Company guarantees the obligations of such successor entity under the Successor Securities to the same extent as provided by the Guarantee and (viii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust and experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an "investment company" under the 1940 Act. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. In addition, so long as any Preferred Securities remain outstanding and are not held entirely by the Company, the Trust may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "-- Special Event Redemption or Distribution."

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates (the "Global Certificates"), representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a Global Certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (the "Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and

Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written conformations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Direct Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "Street name," and such payments will be the responsibility of such Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this Section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Notwithstanding the foregoing, the holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

     Payments in respect of the Preferred Securities represented by the Global Certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent initially will be the Institutional Trustee. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Trustees. In the event that the Institutional Trustee will no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT AND CONVERSION AGENT

     The Institutional Trustee will act as Registrar, Transfer Agent and Conversion Agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

     Set forth below is a description of the specific terms of the Convertible Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Indenture Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Convertible Debentures are distributed to the holders of Preferred Securities, the Company will use its best efforts to have the Convertible Debentures quoted on the NNM or on any national securities exchange or similar organization on which the Preferred Securities are then listed or quoted (as defined herein).

GENERAL

     The Convertible Debentures will be issued as unsecured debt under the Indenture. The Convertible Debentures will be limited in aggregate principal amount to $50 million ($57.5 million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities.

     The Convertible Debentures are not subject to a sinking fund provision. The entire principal amount of the Convertible Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including Compound Interest (as defined herein) and Additional Interest (as defined
herein), if any, on               , 2017.

     If Convertible Debentures are distributed to holders of Preferred Securities in liquidation of such holder's interest in the Trust, such Convertible Debentures will initially be issued in the form of one or more Global Securities (as defined herein under "-- Book-Entry and Settlement" below). As described herein under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

     There are no covenants or provisions in the Indenture that afford holders of Convertible Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

SUBORDINATION

     The Indenture provides that the Convertible Debentures are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. No payment of principal (including redemption payments), premium, if any, or interest (including Additional Interest and Compound Interest) on, the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company has not been paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived, or ceased to exist or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. At September 30, 1996, after giving effect to the application of the net proceeds of the Offering, Senior Indebtedness of the Company aggregated approximately $272 million. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness of the Company must be paid in full before the holders of the Convertible Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Convertible Debentures will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Debentures are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations in respect of interest rate swap, cap or other similar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Convertible Debentures and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) the Trust or a trustee of such trust and
(b) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     In addition, a substantial portion of the Company's operations is conducted through its subsidiaries. At September 30, 1996, indebtedness and other liabilities of such subsidiaries aggregated, after giving effect to the application of the net proceeds of the Offering, approximately $369 million (including the $272 million referred to above), which liabilities are effectively senior to the Convertible Debentures. See "Capitalization."

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Convertible Debentures, in
whole or in part, from time to time on or after             , 2000, at the
redemption prices (expressed as a percentage of principal amount) specified below (the "Redemption Prices") for the twelve month period commencing
            , in the year indicated (     , in the case of 2000):

                                                                              OPTIONAL
                                     YEAR                                 REDEMPTION PRICE
        ---------------------------------------------------------------   ----------------
        2000...........................................................              %
        2001...........................................................              %
        2002...........................................................              %
        2003...........................................................              %
        2004...........................................................              %
        2005...........................................................              %
        2006...........................................................              %
        2007 and thereafter............................................        100.00%

plus, in each case, accrued and unpaid interest, including Additional Interest and Compound Interest, if any, to the date set for redemption.

     The Company may also redeem the Convertible Debentures, in whole or in part, at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution" at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest, including Additional Interest and Compound Interest, if any, to the date set for redemption (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

     If a partial redemption of the Preferred Securities resulting from a partial redemption of the Convertible Debentures would result in the delisting of the Preferred Securities, the Company may only redeem Convertible Debentures in whole.

PROPOSED TAX LEGISLATION

     On March 19, 1996, the U.S. Treasury Department proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, with a maximum term of more than 20 years, that are not shown as indebtedness on the consolidated balance sheet of the issuer. The Convertible Debentures have a maximum term of 20 years, and therefore would not be adversely affected by passage of the Proposed Legislation, even if the Proposed Legislation has a retroactive effective date. However, there can be no assurance that any Proposed Legislation, if enacted, would not apply to debt obligations with a term of 20 or fewer years, including the Convertible Debentures.

     On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

INTEREST

     Each Convertible Debenture will bear interest at the rate of % per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, an "Interest Payment Date"), commencing March 31, 1997, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the March 15, June 15, September 15 and December 15, as the case may be, next preceding such Interest Payment Date. In the event the Convertible Debentures shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

INTEREST INCOME AND OPTION TO EXTEND INTEREST PAYMENT PERIODS

     The Company shall have the right at any time, and from time to time, during the term of the Convertible Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters; provided, that no Extension Period may extend beyond the maturity of the

Convertible Debentures, and at the end of which Extension Period the Company shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Convertible Debentures to the extent permitted by applicable law ("Compound Interest"); provided, further, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, or make any distributions or liquidation payments with respect to, or redeem, purchase or acquire any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is paid), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period together with all previous and further extensions thereof may not exceed 20 consecutive quarters; and provided further that no Extension Period may extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Institutional Trustee shall be the sole holder of the Convertible Debentures, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities would be payable, if not for such Extension Period or (ii) the date the Regular Trustees are required to give notice to the NNM (or any applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution would be payable if not for such Extension Period, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to the NNM (or any applicable self-regulatory organization) or to holders of the Convertible Debentures on the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Convertible Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or governmental charges been imposed.

CONVERSION OF THE CONVERTIBLE DEBENTURES

The Convertible Debentures will be convertible into Common Stock at the option of the holders of the Convertible Debentures at any time on or after
               , 1997 (60 days after the date of issue) and prior to 5:00 P.M. (New York City time) on the Business Day immediately preceding the date of repayment of such Convertible Debentures, whether at maturity or upon redemption (either at the option of the Company or pursuant to a Tax Event), at the initial conversion price set forth on the cover page of this Prospectus subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Rights." The Trust will covenant not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of a Preferred Security to the Conversion Agent for conversion, the Trust will distribute $25 principal amount of the Convertible Debentures per Preferred Security to the Conversion Agent on behalf of the holder of the Preferred Securities so converted whereupon the Conversion Agent will convert such Convertible Debentures to Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the holder of such Preferred Security on the record date) or other holder of Convertible Debentures, as the case may be, despite such conversion; provided, further that if any Convertible Debentures are delivered for conversion during an Extension Period by a holder after receiving a notice of redemption from the Institutional Trustee, the Company shall be required to pay to the Trust all accrued and unpaid interest, if any, on such Convertible Debentures through the date of conversion which amount shall be simultaneously distributed to the holders of the Preferred Securities in respect of which such Convertible Debentures were delivered. See "-- Optional Redemption," "Description of the Preferred Securities -- Conversion Rights" and "-- Mandatory Redemption."

CERTAIN COVENANTS

In the Indenture, so long as any Convertible Debentures are outstanding, if (i) there shall have occurred and be continuing any event that with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay dividends on, or make any distributions or liquidation payments with respect to, or redeem, purchase or acquire any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is paid), (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     The Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamation, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) if the Company is not the survivor, the successor is a corporation organized under the laws of a State of the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Convertible Debentures issued thereunder and the performance of every other covenant of the Indenture on the part of the Company and (b) immediately thereafter no event of default under the Indenture and no event which, after notice or lapse of time, or both, would become an event of default under the Indenture, shall have occurred and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for the Company under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Convertible Debentures.

INDENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Convertible Debentures: (i) failure for 30 days to pay interest on the Convertible Debentures, including any Additional Interest and Compound Interest in respect thereof, when due provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest and Compound Interest) for this purpose; or (ii) failure to pay principal of or premium, if any, on the Convertible Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or (iii) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice to the Company by the Indenture Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures; or (iv) failure by the Company to deliver shares of Common Stock upon an election by a holder of Preferred Securities to convert such Preferred Securities; or (v) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Convertible Debentures to the holders of Preferred Securities in liquidation of the Trust, upon the redemption of all outstanding Preferred Securities in connection with certain mergers, consolidations or amalgamation permitted by the Declaration; or (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures may declare the principal of and interest on the Convertible Debentures due and payable immediately on the occurrence of an Indenture Event of Default; provided, however, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Debentures may, under certain circumstances, rescind and annul such acceleration if all Indenture Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "-- Modifications and Amendments of the Indenture."

     Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all the holders of Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest of the Trust on the Convertible Debentures held by the Trust or the Institutional Trustee, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

     The Holders of not less than a majority in principal amount of the outstanding Convertible Debentures may on behalf of the holders of all the Convertible Debentures waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest (including Additional Interest and Compound Interest) on any Convertible Debentures and (b) a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each Convertible Debenture; provided, however, that if the Convertible Debentures are held by the Trust or a trustee of such Trust, such waiver or modification to such waiver shall not be effective until the holders of a majority in liquidation amount of Trust Securities shall have consented to such waiver or modification to such waiver; provided, further, that if the consent of the holder of each outstanding Convertible Debenture is required, such waiver shall not be effective until each holder of the Trust Securities shall have consented to such waiver.

     A default under any other indebtedness of the Company would not constitute an Indenture Event of Default.

     Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee, in case an Indenture Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to such series.

     No holder of any Convertible Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless
(i) such holder shall have previously given to the Indenture Trustee written notice of a continuing Indenture Event of Default, (ii) if the Trust is not the sole holder of Convertible Debentures, the holders of at least 25% in aggregate principal amount of the Convertible Debentures then outstanding shall also have made a written request, (iii) such holder has offered reasonable indemnity to the Indenture Trustee to institute such proceeding as Indenture Trustee, (iv) the Indenture Trustee shall have failed to institute such proceeding within 60 days of such notice, and (v) the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Debentures a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a holder of a Convertible Debenture for enforcement of payment of the principal of or interest on such Convertible Debenture on or after the respective due dates expressed in such Convertible Debenture.

     The Company is required to file annually with the Indenture Trustee and the Institutional Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

MODIFICATIONS AND AMENDMENTS OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debentures, to modify the Indenture or the rights of the holders of Convertible Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Convertible Debenture affected thereby, (i) extend the stated maturity of the Convertible Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or adversely affect the right to convert Convertible Debentures or the subordination provisions of the Indenture, or (ii) reduce the percentage in aggregate principal amount of outstanding Convertible Debentures, the holders of which are required to consent to any such supplemental indenture.

     In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Convertible Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the

Convertible Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Convertible Debentures represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Convertible Debentures in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Convertible Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Convertible Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interest in the Trust, DTC will act as securities depositary for the Convertible Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Convertible Debentures registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Indenture Event of Default with respect to such Convertible Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

     The Indenture and the Convertible Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     The Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Convertible Debentures, (ii) the organization, maintenance and dissolution of the Trust,
(iii) the retention of the Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Guarantee incorporates by reference the terms of the Trust Indenture Act. The Guarantee will be qualified under the Trust Indenture Act. Bankers Trust Company, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set off or counterclaim which the Trust may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities upon the liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amount by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of such Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Convertible Debentures, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Convertible Debentures." The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that so long as any Preferred Securities remain outstanding, if (i) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such extension shall be continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, then the Company has agreed (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or
(iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including guarantees) that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     As part of the Guarantee, the Company will agree that it will honor all obligations described therein relating to the conversion of the Preferred Securities into Common Stock as described in "Description of the Preferred Securities -- Conversion Rights."

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of all the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described under "Description of the Convertible Debentures -- Consolidation, Merger and Sale of Assets," the Company may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the Preferred Securities then outstanding. All guarantees and agreements contained in the Guarantee shall bind the permitted successors, assigns and transferees of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee Trustee's rights under the Guarantee, any holder of related Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against the Trust or any other person or entity.

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to the Preferred Securities upon (i) full payment of the Redemption Price of all Preferred Securities; or (ii) distribution of the Convertible Debentures held by the Trust to the holders of the Preferred Securities; or (iii) liquidation of the Trust; or (iv) distribution of Common Stock to such holder in respect of conversion of such holder's Preferred Securities into Common Stock. The Guarantee also will terminate completely upon full payment of the amounts payable in accordance with the Declaration. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sum paid under such Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu with the most senior preferred or preference stock, if any, issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and (iii) senior to the Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under a Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
                    CONVERTIBLE DEBENTURES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Convertible Debentures.

     As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Convertible Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, any, costs, expenses, debts and liabilities of the Trust other than with respect to the Trust Securities; and (iv) the Declaration further provides that the Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Convertible Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If the Company fails to make interest or other payments on the Convertible Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights" and "-- Book-Entry Only Issuance -- The Depository Trust Company," may direct the Institutional Trustee to enforce its rights under the Convertible Debentures. If the Institutional Trustee fails to enforce its rights under the Convertible Debentures, to the fullest extent permitted by law, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

     The Company and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Guarantee -- General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. This summary addresses the United States federal income tax considerations to holders of Preferred Securities who are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, or estates or trusts the income of which is subject to United States federal income taxation regardless of its source or other holders who are otherwise subject to United States federal income taxation on a net income basis with respect to Preferred Securities ("U.S. Holders") and does not address the tax consequences to holders of Preferred Securities who are not U.S. Holders. This summary does not deal with special classes of holders such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as part of a straddle, hedge or conversion transaction, or as other than a capital asset. This summary also does not address tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

     The Company intends to take the position that the Convertible Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Convertible Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Convertible Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge would not be successful. The remainder of this discussion assumes that the Convertible Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Preferred Securities, Katten Muchin & Zavis, tax counsel to the Company and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Convertible Debentures, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Convertible Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Because the Company has the option, under the terms of the Convertible Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Convertible Debentures will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Convertible Debentures will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Convertible Debentures in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," the Convertible Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Convertible Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder.

     Under certain circumstances described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," the Convertible Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption of the Convertible Debentures would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "-- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     Because income on the Preferred Securities will constitute interest (in the form of OID) for federal income tax purposes, corporate holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

CONVERSION OF PREFERRED SECURITIES

     A holder generally will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of its Preferred Securities into Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Common Stock received upon exchange and conversion should generally be equal to the holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received, and a holder's holding period in the Common Stock received upon exchange and conversion should generally begin on the date the holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Convertible Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Convertible Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

PROPOSED TAX LEGISLATION

     On March 19, 1996, the U.S. Treasury Department proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations with a maximum term of more than 20 years, that are not shown as indebtedness on the consolidated balance sheet of the issuer. The Convertible Debentures have a maximum term of 20 years, and therefore would not be adversely affected by passage of the Proposed Legislation, even if the Proposed Legislation has a retroactive effective date. However, there can be no assurance that any Proposed Legislation, if enacted, would not apply to debt obligations with a term of 20 or fewer years, including the Convertible Debentures.

     On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.50 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value ("Preferred Stock").

COMMON STOCK

     Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to (a) receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, (b) cast one vote per share on all matters to be voted upon by the stockholders, and (c) in the event of a liquidation, dissolution or winding up of the Company, share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights or preemptive rights nor any rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the Shares issuable upon conversion of the Preferred Securities will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of Preferred Stock currently outstanding, described below, and of any series of Preferred Stock which the Company may designate and issue in the future. Additional shares of Common Stock may be issued without stockholder approval. Each share of Common Stock also represents a preferred stock purchase right, as described below.

PREFERRED STOCK

The Company has an authorized class of undesignated Preferred Stock consisting of 1,000,000 shares. The Company's Board of Directors has authority, without any further vote or action by the stockholders, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Preferred Stock can, among other things, (a) adversely affect the rights of existing stockholders and the amount of earnings and assets available for distribution to holders of Common Stock, (b) delay, defer or prevent a change in control of the Company, and (c) make the removal of the present management of the Company more difficult. As of December 11, 1996, no shares of Preferred Stock were outstanding.

DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (a) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (b) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (c) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Restated Certificate of Incorporation (the "Certificate") and By-laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (a) the classification of the Board of Directors into three classes, such classes serving for staggered three year terms; (b) restrictions on the removal of directors; (c) a requirement that special meetings of stockholders may be called only by the Board of Directors or by unanimous written stockholder consent and that stockholder action may be taken only at stockholder meetings or by unanimous written stockholder consent; (d) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine without further stockholder approval; (e) a requirement for certain business combinations of (i) approval by the affirmative vote of at least 66 2/3% of the voting power of the then outstanding capital stock of the Company, (ii) approval by a majority of disinterested directors and
(iii) fair consideration to the stockholders; (f) a requirement that the vote of greater than 66 2/3% of the voting power of the then outstanding capital stock of the Company is required to amend, alter, repeal provisions, or adopt inconsistent provisions, of the Certificate relating to (i) the classification of the Board, (ii) the removal of directors, (iii) the inability of stockholders to call special meetings and to take action outside of a special meeting other than by unanimous written consent, and (iv) the stockholder vote and fair price required for certain business combinations.

     In December, 1988, the Company initially designated 40,878 shares of Preferred Stock for possible future issuance pursuant to the terms of a Shareholder Rights Plan (the "Rights Plan"). In December 1988, pursuant to the Rights Plan, the Company issued a dividend of one preferred stock purchase right on each outstanding share of Common Stock. Each right entitles the holder, upon the occurrence of certain events (such as an acquisition, or announcement of intent to acquire, by certain persons or groups of 15% or more of the Company's Common Stock), to purchase one one-hundredth of a share of a new series of preferred stock for $75. If a person, entity or group becomes the beneficial owner of 15% or more of the Company's Common Stock (other than pursuant to certain limited exceptions), then each holder of a right, other than the 15% holder, will be entitled to buy the number of shares of Common Stock having a market value of twice the then exercise price of each right. Furthermore, if the Company is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to buy the number of shares of common stock of the acquiring company having a market value of twice the then current exercise price of each right. Alternatively, if a 15% or more shareholder acquires the Company by means of a reverse merger in which the Company and its stock survives, or engages in self-dealing transactions with the Company, or if any person acquires 50% or more of the Company's Common Stock, then each right not owned by a 15% or more shareholder will become exercisable for the number of shares of Common Stock of the Company having a market value of twice the then current exercise price of each right. The rights, which do not have voting rights, expire in December 1998 and may be redeemed by the Company at a price of $.01 per right at any time prior to their expiration or the time they become exercisable. The above shareholder rights may be deemed to have a potential "anti-takeover" effect in that such rights may delay, defer or prevent a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     In July 1995, the Company entered into a credit facility (the "Credit Facility") among the Company, certain of its subsidiaries, Comerica Bank, as agent, and the other lenders named therein. The Credit Facility consists of a $135 million multicurrency revolving loan facility for the Company and certain of its wholly-owned domestic and foreign subsidiaries, including a $5 million swing line facility and a $17 million letter of credit facility. The Credit Facility has an initial term of five years, with annual one year extensions of the revolving credit portion of the facility available in the lenders' discretion.

     At any time within three years after closing of the Credit Facility, the Company may convert up to $70 million of revolving loans under the Credit Facility to term loans in minimum amounts of $15 million and with maturities not exceeding seven years from the closing of the Credit Facility.

     Borrowings under the Credit Facility bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on certain financial ratios of the Company. The annual letter of credit fee ranges from 0.5% to 1.5% based on the same financial ratios. The Company may upon notice convert the interest rate applicable to any term loan for its remaining term from a floating rate to a fixed rate option, to be determined at the time of such conversion, based on the lenders' funding rate in the interbank swap market. The Company is also required to pay a quarterly unused facility fee.

     The Credit Facility is secured by first liens on the inventory, accounts receivable and certain intangibles (excluding intellectual property) of the Company and certain of its wholly-owned domestic subsidiaries and by a pledge of 100% of the stock of wholly-owned domestic subsidiaries, and up to 65% of the stock of wholly-owned foreign subsidiaries. Collateral for the Credit Facility secures the 2004 Notes on an equal and ratable basis. The Company and its wholly-owned domestic subsidiaries guarantee payment of domestic and foreign borrowings under the Credit Facility and the Company's wholly-owned foreign subsidiaries guarantee payment of foreign borrowings under the Credit Facility.

     The Credit Facility contains customary representations and warranties and events of default and requires compliance with certain covenants by the Company and its subsidiaries, including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations;
(ii) limitations on the payment of dividends, incurrence of additional indebtedness and granting of certain liens; and (iii) restrictions on mergers, acquisitions, asset sales, capital expenditures and investments.

SENIOR NOTES DUE 2005

     In July 1995, the Company sold $110,000,000 in aggregate principal amount of 9.875% senior notes due 2005 (the "2005 Notes"). The 2005 Notes are general unsecured obligations of the Company with interest payable semi-annually. The 2005 Notes are guaranteed on a senior unsecured basis, jointly and severally, by each of the Company's principal wholly-owned domestic operating subsidiaries and certain of its indirect wholly-owned subsidiaries. Except as noted below, the 2005 Notes are not redeemable at the Company's option prior to July 15, 2000. Thereafter, the 2005 Notes will be redeemable, in whole or part, at the option of the Company at various redemption prices as set forth in the 2005 Note Indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, prior to July 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the principal amount of the 2005 Notes originally issued with the net proceeds from one or more public equity offerings at the redemption price specified of 109.875% plus accrued interest to the date of redemption. Also, in the event of a change in control, the Company will be obligated to make any offer to purchase all of the outstanding 2005 Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. Further, in certain circumstances, the Company will be required to make an offer to repurchase the 2005 Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase, with the net cash proceeds of certain asset sales.

     The 2005 Note Indenture contains customary events of default and covenants which limit (i) the incurrence of additional indebtedness; (ii) the issuance of preferred stock by subsidiaries; (iii) the creation of liens; and (iv) restrictions on sales of assets and subsidiary stock, mergers and consolidations, payments to subsidiaries and transactions with affiliates.

SENIOR NOTES DUE 2004

     In October 1994, the Company sold $45 million in principal amount of 7.68% senior notes due 2004 (the "2004 Notes"). The 2004 Notes require quarterly interest payments due January 1, April 1, July 1 and October 1. The agreement requires the Company to maintain consolidated adjusted net worth of $85 million, plus 25% of cumulative net income for each year beginning in 1995, and a funded debt to total capital ratio not greater than .65 to 1. The agreement also prohibits the Company from consolidating or merging with another corporation except under certain circumstances and from disposing of substantially all of its assets. The 2004 Note Agreement gives the holders of the 2004 Notes the option of having their 2004 Notes repurchased at the principal amount thereof in the event of a Change of Control (as defined in the 2004 Note Agreement). In addition, the 2004 Note Agreement contains events of default including (i) a default in the payment of interest, (ii) a default in the payment of any principal or required prepayment or premium, (iii) defaults under certain other debt instruments, and (iv) certain events of insolvency or bankruptcy of the Company or its subsidiaries. The 2004 Notes are secured equally and ratably with the Credit Facility by the Company's and its domestic subsidiaries' inventory, accounts receivable and certain intangibles and by a pledge of 100% of the capital stock of wholly-owned domestic subsidiaries and up to 65% of the capital stock of wholly-owned foreign subsidiaries.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement
dated January   , 1997 (the "Underwriting Agreement"), each Underwriter named below (the "Underwriters") has severally agreed to purchase from the Trust, and the Trust has agreed to sell to such Underwriters, the number of Preferred Securities set forth opposite the name of such Underwriter below.

                                                                             NUMBER OF
                                UNDERWRITERS                            PREFERRED SECURITIES
        -------------------------------------------------------------   --------------------
        Smith Barney Inc.............................................
        Interstate/Johnson Lane Corporation..........................
                                                                              ---------
             Total...................................................         2,000,000
                                                                              =========

     The Underwriters are obligated to take and pay for the total number of Preferred Securities offered hereby if any such Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Underwriting Agreement provides that the Trust and the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

     The Trust and the Company have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is 90 days after the closing date of the purchase of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities (including any backup undertakings of such preferred stock or other securities) of the Company or of the Trust, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either the Trust or the Company without the prior written consent of Smith Barney Inc.

     In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Convertible Debentures of the Company, the Underwriting Agreement provides that the Company will pay as
compensation to the Underwriters $       per Preferred Security for the accounts
of the several Underwriters.

     The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at a price that represents
a concession not in excess of $       . The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $       per Preferred
Security to certain brokers and dealers. After Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Application will be made to have the Preferred Securities approved for listing on the NNM subject to official notice of issuance. Trading of the Preferred Securities on the NNM is expected to commence within a 30-day period after the date of this Prospectus.

                                 LEGAL MATTERS

     Certain legal matters for the Company and the Trust with respect to the Convertible Debentures and the validity of the Guarantee will be passed upon for the Company and the Trust by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Declaration and the formation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1995, 1994 and 1993 and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 included in this Prospectus, have been included or incorporated by reference herein in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheet of the Fuel Tank System Division of Dyno Industrier A.S as of December 31, 1994 and the related combined statements of income, stockholders' and divisional equity, and cash flows for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance upon the report of Arthur Andersen, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheet of the Fuel Tank System Division of Dyno Industrier A.S as of December 31, 1993, and the related combined statements of income and cash flows for the year then ended, and the combined statement of revenues and direct costs and expenses of the Fuel Tank System Division of Dyno Industrier A.S for the year ended December 31, 1992, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance upon the report of Deloitte & Touche, independent auditors, given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

WALBRO CORPORATION

     As of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1995, 1994 and 1993

Report of Independent Public Accountants..............................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Income.....................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

     As of September 30, 1996 and for the nine months ended September 30, 1996 and 1995

Unaudited Consolidated Balance Sheet as of September 30, 1996 and Audited Consolidated
  Balance Sheet as of December 31, 1995...............................................  F-28
Consolidated Statements of Income (Unaudited).........................................  F-29
Consolidated Statements of Cash Flows (Unaudited).....................................  F-30
Notes to Consolidated Financial Statements (Unaudited)................................  F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Walbro Corporation:

     We have audited the accompanying consolidated balance sheets of Walbro Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walbro Corporation and subsidiaries as of December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investments in debt and equity securities. In addition, as discussed in Note 12 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN LLP

Detroit, Michigan,
February 13, 1996

                       WALBRO CORPORATION & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1995, 1994 AND 1993

                                                                       1995           1994           1993
                                                                     --------       --------       --------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash............................................................   $ 19,792       $  4,540       $  4,605
  Accounts receivable, net........................................    113,346         66,333         44,676
  Inventories.....................................................     50,723         31,439         26,898
  Prepaid expenses and other......................................     10,966          4,001          7,266
  Deferred and refundable income taxes............................      4,877          3,663          4,871
                                                                     --------       --------       --------
    Total Current Assets..........................................    199,704        109,976         88,316
                                                                     --------       --------       --------
Plant and Equipment, at cost:
  Land............................................................      3,870          1,234            426
  Buildings and improvements......................................     54,116         44,668         43,689
  Machinery and equipment.........................................    211,707         93,127         71,727
                                                                     --------       --------       --------
                                                                      269,693        139,029        115,842
  Less -- Accumulated depreciation................................     63,928         50,737         41,666
                                                                     --------       --------       --------
    Net Plant and Equipment.......................................    205,765         88,292         74,176
                                                                     --------       --------       --------
Other Assets:
  Funds held for construction.....................................      1,102          1,061          2,710
  Joint ventures..................................................     23,466         16,518         11,278
  Investments.....................................................      9,224         10,797          8,057
  Goodwill, net...................................................     33,299         16,905         16,937
  Notes receivable................................................        460          4,366          3,616
  Deferred income taxes...........................................      2,805            871             41
  Other...........................................................     17,648          8,580         10,164
                                                                     --------       --------       --------
    Total Other Assets............................................     88,004         59,098         52,803
                                                                     --------       --------       --------
    Total Assets..................................................   $493,473       $257,366       $215,295
                                                                     ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...............................   $  1,086       $  8,442       $    408
  Bank and other borrowings.......................................     14,921          6,970          5,375
  Accounts payable................................................     52,774         23,252         19,991
  Accrued liabilities.............................................     34,352         12,077         11,500
  Dividends payable...............................................        858            857            855
                                                                     --------       --------       --------
    Total Current Liabilities.....................................    103,991         51,598         38,129
                                                                     --------       --------       --------
Long-Term Liabilities:
  Long-term debt, less current portion............................    233,389         66,136         52,392
  Pension obligations and other...................................     15,102          8,153          8,071
  Deferred income taxes...........................................      3,927          2,439          2,557
  Minority interest...............................................      1,637          1,125          --
                                                                     --------       --------       --------
    Total Long-Term Liabilities...................................    254,055         77,853         63,020
                                                                     --------       --------       --------
Stockholders' Equity:
  Common stock, $.50 par value; authorized 25,000,000; outstanding
    8,579,976 in 1995, 8,564,576 in 1994, and 8,551,782 in 1993...      4,290          4,282          4,276
  Paid-in capital.................................................     64,381         64,221         63,997
  Retained earnings...............................................     66,256         55,855         44,686
  Deferred compensation...........................................       (817)        (1,225)        (1,634)
  Minimum pension liability adjustment............................        (63)         --              (520)
  Unrealized gain on securities available for sale................        827          1,428          --
  Cumulative translation adjustments..............................        553          3,354          3,341
                                                                     --------       --------       --------
    Total Stockholders' Equity....................................    135,427        127,915        114,146
                                                                     --------       --------       --------
    Total Liabilities and Stockholders' Equity....................   $493,473       $257,366       $215,295
                                                                     ========       ========       ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1995         1994         1993
                                                               --------     --------     --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                             DATA)
Net Sales...................................................   $459,272     $325,205     $273,463
Costs and Expenses:
  Cost of sales.............................................    377,755      261,501      216,804
  Selling and administrative expenses.......................     57,495       39,318       33,043
  Reorganization and restructuring charges..................      --           --           1,760
                                                               --------     --------     --------
Operating Income............................................     24,022       24,386       21,856
Other Expense (Income):
  Interest expense, net of capitalized interest of $518,000
     in 1995................................................     12,071        3,862        2,594
  Interest income...........................................       (960)         (91)         (35)
  Foreign currency exchange loss............................      1,483        2,602        1,495
  Other.....................................................       (255)         111          572
                                                               --------     --------     --------
  Income before provision for income taxes, minority
     interest, equity in (income) loss of joint ventures and
     cumulative effect of accounting change.................     11,683       17,902       17,230
Provision for income taxes..................................      1,258        5,824        4,574
Minority interest...........................................        472           92        --
Equity in (income) loss of joint ventures...................     (3,877)      (2,609)          89
                                                               --------     --------     --------
Income before cumulative effect of accounting change........     13,830       14,595       12,567
Cumulative effect of accounting change, net of tax benefit
  of $1,494.................................................      --           --           2,900
                                                               --------     --------     --------
     Net income.............................................   $ 13,830     $ 14,595     $  9,667
                                                               ========     ========     ========
Income Per Share:
  Income before cumulative effect of accounting change......   $   1.61     $   1.70     $   1.47
  Cumulative effect of accounting change, net of tax
     benefit................................................      --           --            (.34)
                                                               --------     --------     --------
     Net income per share...................................   $   1.61     $   1.70     $   1.13
                                                               ========     ========     ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                            UNREALIZED
                                                                             GAIN ON
                                                                  MINIMUM   SECURITIES   CUMULATIVE
                     COMMON   PAID-IN   RETAINED     DEFERRED     PENSION   AVAILABLE    TRANSLATION
                     STOCK    CAPITAL   EARNINGS   COMPENSATION   LIABILITY  FOR SALE    ADJUSTMENTS
                     ------   -------   --------   ------------   -------   ----------   -----------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Balance --
  December 31,
  1992.............. $4,049   $57,139   $38,422      $ (2,042)     $(371)     $--          $ 2,713
  Conversion of
    convertible
    subordinated
    notes into
    404,429 shares
    of common
    stock...........   202      6,273     --           --           --         --           --
  Exercise of stock
    options.........    25        585     --           --           --         --           --
  ESOP debt
    payments........  --        --        --              408       --         --           --
  Net income........  --        --        9,667        --           --         --           --
  Additional minimum
    pension
    liability.......  --        --        --           --           (149)      --           --
  Cash dividends
    ($.40 per
    share)..........  --        --       (3,403)       --           --         --           --
  Translation
    adjustments.....  --        --        --           --           --         --              628
                     ------   -------   -------       -------      -----      ------       -------
Balance --
  December 31,
  1993.............. 4,276     63,997    44,686        (1,634)      (520)      --            3,341
  Change in
    accounting for
    securities
    available for
    sale -- January
    1, 1994.........  --        --        --           --           --         2,096        --
  Exercise of stock
    options.........     6        224     --           --           --         --           --
  ESOP debt
    payments........  --        --        --              409       --         --           --
  Net income........  --        --       14,595        --           --         --           --
  Adjust additional
    minimum pension
    liability.......  --        --        --           --            520       --
  Cash dividends
    ($.40 per
    share)..........  --        --       (3,426)       --           --         --           --
  Change in market
    value of
    securities
    available for
    sale............  --        --        --           --           --          (668)       --
  Translation
    adjustments.....  --        --        --           --           --         --               13
                     ------   -------   -------       -------      -----      ------       -------
Balance --
  December 31,
  1994.............. 4,282     64,221    55,855        (1,225)      --         1,428         3,354
  Exercise of stock
    options.........     8        160     --           --           --         --           --
  ESOP debt
    payments........  --        --        --              408       --         --           --
  Net income........  --        --       13,830        --           --         --           --
  Additional minimum
    pension
    liability.......  --        --        --           --            (63)      --           --
  Cash dividends
    ($.40 per
    share)..........  --        --       (3,429)       --           --         --           --
  Change in market
    value of
    securities
    available for
    sale............  --        --        --           --           --          (601)       --
  Translation
    adjustments.....  --        --        --           --           --         --           (2,801)
                     ------   -------   -------       -------      -----      ------       -------
Balance --
  December 31,
  1995.............. $4,290   $64,381   $66,256      $   (817)     $ (63)     $  827       $   553
                     ======   =======   =======       =======      =====      ======       =======

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                  1995         1994        1993
                                                                ---------    --------    --------
                                                                         (IN THOUSANDS)
Cash Flows From Operating Activities:
  Net income.................................................   $  13,830    $ 14,595    $  9,667
  Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation and amortization.........................      22,451      14,672      11,339
       Cumulative effect of accounting change................      --           --          2,900
       (Gain)loss on disposition of assets...................         (29)        449         372
       Minority interest.....................................         472          92       --
       (Income) loss of joint ventures.......................      (3,877)     (2,609)         89
       Reorganization and restructuring charges..............      --           --            754
       Change in assets and liabilities, net of effects of
          acquisitions-
          Deferred income taxes..............................       1,721        (681)     (1,324)
          Deferred pension obligations and other.............       3,327         519         544
          Accounts payable and accrued liabilities...........       4,870         704       4,220
          Accounts receivable, net...........................      (3,236)    (18,463)     (3,449)
          Inventories........................................      (2,034)     (3,752)     (2,752)
          Prepaid expenses and other.........................      (6,607)      4,951      (6,979)
                                                                ---------    --------    --------
            Total adjustments................................      17,058      (4,118)      5,714
                                                                ---------    --------    --------
       Net cash provided by operating activities.............      30,888      10,477      15,381
                                                                ---------    --------    --------
Cash Flows From Investing Activities:
  Purchase of plant and equipment............................     (46,240)    (18,844)    (20,260)
  Acquisitions, net of cash acquired.........................    (116,238)     (1,480)      1,312
  Purchase of other assets...................................      (7,263)     (2,615)     (2,047)
  Investment in joint ventures and other.....................      (2,054)     (1,508)     (1,333)
  Proceeds from disposal of assets...........................       4,127       1,463       3,149
                                                                ---------    --------    --------
       Net cash used in investing activities.................    (167,668)    (22,984)    (19,179)
                                                                ---------    --------    --------
Cash Flows From Financing Activities:
  Net borrowings (repayments) under revolving line-of-credit
     agreements..............................................      63,797     (27,739)     (3,691)
  Debt repayments............................................     (13,541)       (824)     (2,617)
  Proceeds from issuance of long-term debt...................     110,550      45,000       9,000
  Proceeds from issuance of common stock and options.........         168         230         610
  Financing Fees Paid........................................      (4,778)      --          --
  Cash dividends paid........................................      (3,428)     (3,424)     (3,359)
                                                                ---------    --------    --------
       Net cash provided by (used in) financing activities...     152,768      13,243         (57)
                                                                ---------    --------    --------
  Effect of exchange rate changes on cash....................        (736)       (801)        212
                                                                ---------    --------    --------
  Net increase (decrease) in cash............................      15,252         (65)     (3,643)
  Cash at beginning of year..................................       4,540       4,605       8,248
                                                                ---------    --------    --------
  Cash at end of year........................................   $  19,792    $  4,540    $  4,605
                                                                =========    ========    ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Principles of Consolidation:

     The consolidated financial statements include the accounts of Walbro Corporation and its wholly-owned and majority-owned subsidiaries (the Company). Investments in joint ventures are generally accounted for under the equity method (Note 2). Significant transactions and balances among the Company and its subsidiaries have been eliminated in the consolidated financial statements.

Foreign Currency Translation:

     The assets and liabilities of the Company's foreign operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred.

Accounts Receivable:

     Accounts receivable are net of allowances for doubtful accounts of $978,000, $822,000 and $413,000 as of December 31, 1995, 1994 and 1993,
respectively.

Inventories:

     Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories include raw materials and component parts, work-in-process and finished products. Work-in-process and finished products inventories include material, labor and manufacturing overhead costs.

     Inventory at December 31 consisted of the following:

                                                                     1995       1994
                                                                    -------    -------
                                                                      (IN THOUSANDS)
          Raw materials and components...........................   $29,769    $19,310
          Work-in-process........................................     7,666      6,915
          Finished products......................................    13,288      5,214
                                                                    -------    -------
                                                                    $50,723    $31,439
                                                                    =======    =======

     Amounts included in work-in-process and finished products in 1993 was not material.

Plant and Equipment:

     The Company provides for depreciation of plant and equipment based upon the acquisition costs and the estimated service lives of depreciable assets. The straight-line method is the principal method used to compute depreciation for financial reporting purposes. However, the units-of-production method is used to compute depreciation of certain equipment. Estimated service lives of depreciable assets are as follows: buildings and improvements - 10 to 30 years, machinery and equipment - 5 to 10 years.

Marketable Equity Securities:

     Effective January 1, 1994, the carrying value of marketable equity securities is market value (Note 3). During 1993, the carrying value of marketable equity securities was based on the lower of cost or quoted

                       WALBRO CORPORATION & SUBSIDIARIES
market value. Net unrealized losses on non-current marketable equity securities that were deemed to be other than temporary were reflected in income. Realized gains and losses on the sale of marketable equity securities are recognized in income on the specific identification basis.

Goodwill:

     Goodwill consists of purchase price and related acquisition costs in excess of the fair value of the identifiable net assets acquired. Goodwill is amortized on a straight-line basis over 15 to 40 years. The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill of the operations to which goodwill relates to the amortization recorded. The Company also considers future anticipated operating results, trends and other circumstances in making such evaluations.

     Goodwill consisted of the following at December 31:

                                                            1995       1994       1993
                                                           -------    -------    -------
                                                                  (IN THOUSANDS)
          Goodwill......................................   $36,365    $19,367    $18,943
          Less: Accumulated amortization................    (3,066)    (2,462)    (2,006)
                                                           -------    -------    -------
                                                           $33,299    $16,905    $16,937
                                                           =======    =======    =======

Income Taxes:

     The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 as of January 1, 1993 did not have a material impact on the consolidated financial statements of the Company.

     Deferred income taxes represent the effect of cumulative temporary differences between income and expense items reported for financial statement and tax purposes, and between the bases of various assets and liabilities for financial statement and tax purposes. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is deemed more likely than not that the asset will not be realized.

Research and Development Costs:

     Research and development costs are charged to operations as incurred and amounted to $16,742,000, $12,199,000 and $9,484,000 for 1995, 1994 and 1993,
respectively.

Financial Instruments:

     In order to manage exposure to fluctuations in foreign currency exchange rates, the Company regularly enters into forward currency exchange contracts. Gains and losses on contracts that hedge specific foreign currency commitments are deferred and recognized in net income in the period in which the related transaction is consummated. Gains and losses on contracts that hedge net investments in foreign joint ventures or subsidiaries are recognized as cumulative translation adjustments in stockholders' equity. Gains and losses on forward currency exchange contracts that do not qualify as hedges are recognized as other income or expense.

Per Share Information:

     Income per share is based on the weighted average number of shares outstanding during each period. Shares used in the per share calculations were 8,609,431 in 1995, 8,602,077 in 1994 and 8,537,375 in 1993.

                       WALBRO CORPORATION & SUBSIDIARIES

Reclassifications:

     Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the presentation used in 1995.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

NOTE 2. JOINT VENTURES.

     The investments in joint ventures as of December 31 are as follows:

                                                                      PERCENT BENEFICIAL
                                                                          OWNERSHIP
                                                                     --------------------
                                                                     1995    1994    1993
                                                                     ----    ----    ----
          Marwal Systems, S.A.....................................    49%     49%     49%
          Mitsuba-Walbro, Inc.....................................    50%     50%     50%
          Marwal do Brasil, Ltda..................................    49%     49%     49%
          Korea Automotive Fuel Systems, Ltd......................    49%     49%     --%

     The above joint ventures are generally involved in the design and manufacture of precision fuel systems products for the global automotive market.

     All of the above investments in joint ventures are accounted for using the equity method. Certain adjustments are made to the joint ventures' income so that recorded income is stated in accordance with United States generally accepted accounting principles. At December 31, 1995 and 1994, the cumulative effect of these adjustments was to increase the Company's equity in its joint ventures by approximately $2,102,000 and $1,300,000, respectively. At December 31, 1995, the amount included in retained earnings as undistributed earnings of foreign joint ventures was approximately $4,380,000.

     In December 1994, the Company entered into a joint venture (Korea Automotive Fuel Systems, Ltd.) with Daewoo Precision Industries in Korea. Korea Automotive Fuel Systems, Ltd. manufactures fuel sending units for the Korean automotive market.

     In February 1993, the Company entered into a joint venture (Marwal do Brasil, Ltda.) with Magneti Marelli, S.p.A. in Brazil. Marwal do Brasil, Ltda. manufactures and markets fuel system components to customers in South America.

                       WALBRO CORPORATION & SUBSIDIARIES

     Summarized combined financial information for joint ventures accounted for under the equity method is as follows (unaudited, in thousands):

                                                                AS OF DECEMBER 31,
                                                          ------------------------------
                                                           1995        1994       1993
                                                          -------     -------    -------
          Balance sheet data:
            Current assets.............................   $60,504     $53,160    $35,773
            Non-current assets.........................    36,629      26,069     20,140
            Current liabilities........................    49,081      48,160     36,672
            Non-current liabilities....................     1,657         786        882

                                                             YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1995        1994       1993
                                                         --------    --------    -------
          Income statement data:
            Net sales.................................   $170,902    $137,873    $80,722
            Gross margin..............................     20,500      29,283     15,063
            Income before provision for income
               taxes..................................     11,641       8,136        962
            Net income................................      7,366       5,164        466

     Dividends from joint ventures of approximately $415,000, $38,000 and $45,000 were received by the Company during 1995, 1994 and 1993, respectively. The Company had sales to joint ventures of approximately $29,280,000, $20,407,000 and $20,456,000 for 1995, 1994 and 1993, respectively. Included in accounts receivable are trade receivables from joint ventures of approximately $9,583,000, $7,349,000 and $1,882,000 for 1995, 1994 and 1993, respectively. The
Company had purchases from joint ventures of approximately $22,977,000, $15,329,000 and $11,820,000 for 1995, 1994 and 1993, respectively. Included in accounts payable are trade payables to joint ventures of approximately $3,995,000, $782,000 and $1,120,000 for 1995, 1994 and 1993, respectively.

NOTE 3. INVESTMENTS.

     Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that certain investments be classified into three separate categories:
"held-to-maturity", "available-for-sale", and "trading," each with different accounting treatment. The Company classified its investments in common stock securities as "available-for-sale" which required the Company to record these investments at fair market value and record the gross unrealized holding gains and losses, after-tax, as a separate component of stockholders' equity. The impact of adoption at January 1, 1994 was to increase investments by approximately $3,225,000 and to increase stockholders' equity by $2,096,000, net of income taxes.

     As of December 31, 1995 and 1994, the fair market value of the Company's investments classified as "available-for-sale" was approximately $5,456,000 and $6,256,000, respectively, including gross unrealized holding gains of approximately $1,272,000 ($827,000 after-tax) and $2,197,000 ($1,428,000 after-tax), respectively. At December 31, 1995 and 1994, the fair market value of the Company's investments classified as "trading" was $2,641,000 and $3,304,000, respectively. The change in net unrealized holding gain included in earnings was not significant.

NOTE 4. DYNO ACQUISITION.

     On July 27, 1995, the Company acquired the plastic fuel tank business of Dyno Industrier A.S (Dyno), Oslo, Norway for $129,758,000 in cash which is subject to certain subsequent adjustments as defined in the Purchase Agreement. Dyno is a leading designer, manufacturer and marketer of plastic fuel tank systems and

                       WALBRO CORPORATION & SUBSIDIARIES
components to many European vehicle manufacturers and has operations in Belgium, France, Germany, Norway, Spain and the United Kingdom.

     The acquisition was accounted for under the purchase method, and accordingly, the assets purchased and liabilities assumed in the acquisition are reflected in the accompanying consolidated balance sheet as of December 31, 1995 and the operations since the date of acquisition are included in the accompanying consolidated statement of income and cash flows for the year ended December 31, 1995. Goodwill resulting from this transaction is being amortized over 40 years using the straight-line method. The purchase price was allocated to the purchased assets and liabilities as follows (in thousands):

          Cash consideration paid to seller, net of cash acquired of
            $15,669......................................................   $114,089
          Fees and expenses..............................................      2,194
                                                                            --------
          Cost of acquisition, net of cash acquired......................   $116,283
                                                                            ========
          Accounts receivable............................................   $ 42,237
          Inventory......................................................     16,330
          Property, plant and equipment..................................     90,792
          Accounts payable and accrued liabilities.......................    (43,709)
          Notes payable..................................................     (5,663)
          Other assets purchased and liabilities assumed, net............      1,636
          Goodwill.......................................................     14,660
                                                                            --------
          Total cost allocation..........................................   $116,283
                                                                            ========

     In connection with the acquisition, the Company will be required to relocate certain facilities. The Company anticipates it will incur costs to move to the new facilities and involuntarily terminate or relocate employees in addition to other costs directly associated with the acquisition. The Company has recorded a liability of approximately $7,758,000 related to these costs in purchase accounting. The Company expects the relocation of these facilities and employees to be substantially completed during 1996.

     The purchase price and related allocation may be revised within one year from the acquisition based on revisions of preliminary estimates of fair values and final working capital acquired made at the date of purchase. Such changes are not expected to be significant.

     Assuming the acquisition had taken place as of the beginning of 1995 and 1994, the consolidated pro forma results of operations of the Company would have been as follows, after giving effect to certain adjustments, including depreciation and amortization adjustments, increased interest expense, elimination of certain costs assumed by the seller and the related income tax effects:

                                                                 YEAR ENDED DECEMBER
                                                                         31,
                                                                ---------------------
                                                                  1995         1994
                                                                --------     --------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
          Net sales..........................................   $581,291     $472,352
          Net income.........................................   $ 12,336     $  6,297
          Net income per common share........................      $1.43         $.73

     The pro forma information above does not purport to be indicative of the results that actually would have been achieved if the operations were combined during the periods presented, and is not intended to be a projection of future results or trends.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 5. OTHER ACQUISITIONS.

     In January 1995, the Company acquired an 80% interest in U.S. CoEXCELL, Inc. for $60,000 in cash plus the forgiveness of debt owed to Walbro of $3,113,000. U.S. CoEXCELL, Inc. manufactures and markets blow molded plastic drums. The acquisition was accounted for under the purchase method, and accordingly, the assets purchased and liabilities assumed in the acquisition have been reflected in the accompanying consolidated balance sheet as of December 31, 1995 and the operations since the acquisition are included in the accompanying consolidated statement of income and cash flows for the year ended December 31, 1995. Goodwill resulting from this transaction is being amortized over 40 years using the straight-line method. The purchase price was allocated to the purchased assets and liabilities as follows (in thousands):

          Cash consideration paid to seller, net of cash acquired of
            $105..........................................................   $ 3,068
          Fees and expenses...............................................     --
                                                                              ------
          Cost of acquisition, net of cash acquired.......................   $ 3,068
                                                                              ======
          Accounts receivable.............................................   $   146
          Inventory.......................................................       429
          Property, plant and equipment...................................     2,643
          Accounts payable and accrued liabilities........................    (1,614)
          Long-term debt..................................................      (874)
          Goodwill........................................................     2,338
                                                                              ------
          Total cost allocation...........................................   $ 3,068
                                                                              ======

     In January 1994, the Company acquired a 60% interest in Fujian Hualong Carburetor Co., Ltd. (Fujian), which manufactures and markets carburetors for two-wheeled vehicles in China. In connection with the acquisition, the Company exchanged approximately $1,500,000 for a 60% ownership interest in Fujian. This acquisition was accounted for as a purchase. The purchase price approximated the fair value of the net assets acquired. Fujian is included in the Company's consolidated financial statements from the date of purchase. In November 1995, the Company acquired an additional 10% of Fujian for $250,000.

     In May 1994, the Company acquired a 100% ownership interest in an engineering firm in Canada (Walbro Canada) for an aggregate purchase price of $352,000. This acquisition was accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired was approximately $424,000 and is being amortized over 15 years. Walbro Canada is included in the Company's consolidated financial statements from the date of purchase.

     In April 1993, the Company purchased the interests of its joint venture partners in Walbro Korea Ltd. for a purchase price of approximately $640,000, including related expenses. As a result, the Company now has 100% ownership. Prior to this purchase, the Company owned 50% of Walbro Korea Ltd.'s common stock and accounted for its investment under the equity method of accounting. This acquisition was accounted for as a purchase. The excess of the purchase price over the fair value of net assets acquired was approximately $800,000 and is being amortized over 40 years. Walbro Korea Ltd. is included in the Company's consolidated financial statements from the date of purchase.

     Pro forma results of these acquisitions, assuming they had taken place at the beginning of each year presented, would not be materially different from the results reported.

NOTE 6. LONG LIVED ASSETS AND INTANGIBLES.

     As of January 1, 1996, the Company will adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires a review of long-lived assets

                       WALBRO CORPORATION & SUBSIDIARIES
and identifiable intangibles for impairment whenever circumstances indicate that the carrying amount of the assets may not be realizable. The impact of adoption is not anticipated to be material.

NOTE 7. REORGANIZATION AND RESTRUCTURING CHARGES.

     During 1993, the Company recorded a pretax charge of $1,760,000 for employee separation costs in connection with a management reorganization, of which $1,006,000 was paid during the year. The remaining amount of $754,000 was paid during 1994.

NOTE 8. LONG-TERM DEBT AND LINES OF CREDIT.

     Long-term debt consisted of the following at December 31:

                                                                     1995       1994       1993
                                                                   --------    -------    -------
                                                                           (IN THOUSANDS)
Senior notes due 2005, unsecured, stated interest at 9.875%
  (9.92% effective interest rate) net of unamortized discount of
  $369,000......................................................   $109,631    $ --       $ --
Revolving credit facility, secured, interest at the agent's base
  rate plus an additional margin (see below)....................     57,258      --         --
Term loan from the State of Connecticut, secured, interest at 6%
  per annum, payable in monthly amounts from 1997 to 2005.......        800      --         --
Senior notes, secured, interest at 7.68%, payable in annual
  amounts from 1998 to 2004.....................................     45,000     45,000      --
Revolving credit loan, interest rate from LIBOR plus 5/8% to
  prime, unsecured..............................................      --         --        28,750
Industrial revenue bond, issued by Town of Ossian, Indiana,
  interest at a variable municipal bond rate, due in 2023.......      9,000      9,000      9,000
Industrial revenue bond, issued by City of Ligonier, Indiana, interest at a variable municipal bond rate plus 1%, payable in
  annual amounts from 2003 to 2007..............................      6,300      6,300      6,300
Foreign bank note, payable in Japanese yen, interest at Japanese
  prime.........................................................      --         7,519      6,708
Foreign bank note, payable in Chinese renminbi, interest at
  9.8%, repaid in 1995..........................................      --           348      --
ESOP credit agreement, interest rate which approximates 86% of
  prime, payable in annual installments of $408,000.............      1,225      1,634      2,042
Capital lease obligations, interest at 7.5%, payable in monthly
  amounts through February 2002.................................      4,195      4,710      --
Term loan, unsecured, interest at 6%, payable in monthly amounts
  through 2005..................................................        563      --         --
Note payable to the City of Maumee, Ohio, interest at 4%,
  payable in monthly amounts through 2004.......................        302      --         --
Other...........................................................        201         67      --
                                                                   --------    -------    -------
                                                                    234,475     74,578     52,800
Less -- current portion.........................................      1,086      8,442        408
                                                                   --------    -------    -------
                                                                   $233,389    $66,136    $52,392
                                                                   ========    =======    =======

                       WALBRO CORPORATION & SUBSIDIARIES

     In July 1995, the Company sold $110,000,000 in aggregate principal amount of 9.875% senior notes due 2005 (the "2005 Notes"). The 2005 Notes are general unsecured obligations of the Company with interest payable semi-annually. The 2005 Notes are guaranteed on a senior unsecured basis, jointly and severally, by each of the Company's principal wholly-owned domestic operating subsidiaries and certain of its indirect wholly-owned subsidiaries. Except as noted below, the 2005 Notes are not redeemable at the Company's option prior to July 15, 2000. Thereafter, the 2005 Notes will be redeemable, in whole or part, at the option of the Company at various redemption prices as set forth in the 2005 Note Indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, prior to July 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the principal amount of the 2005 Notes originally issued with the net proceeds from one or more public equity offerings at the redemption price specified in the 2005 Note Indenture plus accrued interest to the date of redemption. Also in the event of a change in control, the Company will be obligated to make an offer to purchase all of the outstanding 2005 Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. Also, in certain circumstances, the Company will be required to make an offer to repurchase the 2005 Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase, with the net cash proceeds of certain asset sales.

     In July 1995, the Company executed a new $135,000,000 credit facility (the "Credit Facility"). The Credit Facility consists of a $135,000,000 multi-currency revolving loan facility for the Company and certain of its wholly-owned domestic and foreign subsidiaries, including a $5,000,000 swing line facility and a $17,000,000 letter of credit facility. The Credit Facility has an initial term of five years, with annual one year extensions of the revolving credit portion of the facility available at the lender's discretion. At any time within three years after closing of the Credit Facility, the Company may convert up to $70,000,000 of revolving credit loans under the Credit Facility to term loans in minimum amounts of $15,000,000 with maturities not exceeding seven years from the closing of the Credit Facility. Borrowings under the Credit Facility bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on the specific financial ratios of the Company. Borrowings under the Credit Facility bore interest at rates ranging from 7.5% to 8.5% as of December 31, 1995. The Company will also be required to pay a quarterly unused facility fee of 0.08% to 0.5%, based on the Company's funded debt ratio. Borrowings under the Credit Facility are secured by first liens on the inventory, accounts receivable and certain intangibles of the Company and its wholly-owned domestic subsidiaries and by a pledge of 100% of the stock of wholly-owned domestic subsidiaries and 65% of the stock of wholly-owned foreign subsidiaries. Collateral for the Credit Facility secures the Senior Notes on an equal and ratable basis. The Company and its wholly-owned domestic subsidiaries guarantee payment of domestic and foreign borrowings under the Credit Facility. The Company's wholly-owned foreign subsidiaries guarantee payment of foreign borrowings under the Credit Facility.

     In November 1995, the Company executed with the State of Connecticut, a ten-year provisional term loan, in the original principal amount of $3,400,000, to be used exclusively for the purchase of equipment and certain construction costs. The loan requires payment of interest only for the first two years at a fixed rate equal to 6% per annum and then repayment in equal monthly installments of principal and interest over the remaining eight years with a balloon payment of $1,387,000 at the end of the ten year contractual agreement. However, if the Company meets certain employment targets and other measures, some or all of this loan is forgivable during this ten year period.

     In October 1994, the Company sold $45,000,000 of 7.68% senior notes (the "2004 Notes"). The 2004 Notes require quarterly interest payments due January 1, April 1, July 1 and October 1. The agreement requires the Company to maintain a funded debt to total capital ratio not greater than .65 to 1 among other measures.

                       WALBRO CORPORATION & SUBSIDIARIES

     The Credit Facility contains numerous restrictive covenants including but not limited to, the following matters: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations which become increasingly restrictive with the passage of time; (ii) limitations on payment of dividends, incurrence of additional indebtedness and granting of certain liens; (iii) restrictions on mergers, acquisitions, asset sales, sales of subsidiary stock, capital expenditures and investments; (iv) issuance of preferred stock by subsidiaries and (v) sale and leaseback transactions. The Company received waivers and amendments to certain financial covenants from its lenders at December 31, 1995 due to non-compliance with such covenants.

     During 1994, the Company entered into an agreement to lease certain machinery under terms which qualified as a capital lease. As of December 31, 1995 and 1994, assets recorded under this capital lease were approximately $5,032,000 and $5,109,000, respectively, net of accumulated amortization of approximately $95,000 and $18,000, respectively.

     Aggregate minimum principal payment requirements on long-term debt, including capital lease obligations, in each of the five years subsequent to December 31, 1995 are as follows: 1996 -- $1,086,000; 1997 -- $1,252,000; 1998
-- $7,949,000; 1999 -- $7,596,000; 2000 -- $64,603,000, and thereafter --
$151,989,000.

     In addition to long-term debt, the Company and its subsidiaries have line of credit arrangements with foreign banks for short-term borrowings of approximately $17,191,000, $11,919,000 and $7,200,000 at December 31, 1995, 1994
and 1993, respectively. The weighted average interest rate on short-term bank borrowings outstanding under these arrangements was 6.1%, 6.7% and 5.6% as of December 31, 1995, 1994 and 1993, respectively.

NOTE 9. COMMITMENTS AND CONTINGENCIES.

     The manufacture of automotive components entails the risk that a customer or governmental authority may require the recall of one of the Company's products or a product in which one of the Company's products has been installed. The Company has taken and will continue to take all reasonable precautions to avoid the risk of exposure to a recall or warranty claim that would have a material effect on the financial position of the Company. The Company does not believe that significant insurance coverage is available to protect against potential product recall/warranty liability. The Company provides for warranty claims on its products on a specific identification basis.

     Management believes that any liability resulting from these matters will not have a material impact on the financial position or future results of operations of the Company.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 10. INCOME TAXES.

     A summary of income before provision for income taxes, minority interest, equity in (income) loss of joint ventures and cumulative effect of accounting change, and components of the provision are as follows:

                                                            1995       1994       1993
                                                           -------    -------    -------
                                                                  (IN THOUSANDS)
          Income before provision for income taxes,
            minority interest, equity in (income) loss
            of joint ventures and cumulative effect of
            accounting change:
               Domestic.................................   $ 4,268    $12,873    $12,765
               Foreign..................................     7,415      5,029      4,465
                                                           -------    -------    -------
                                                           $11,683    $17,902    $17,230
                                                           =======    =======    =======
          Provision for income taxes:
            Currently payable --
               Domestic.................................   $   843    $ 3,313    $ 4,923
               Foreign..................................     2,977      1,674      1,931
               Utilization of tax credits...............    (3,182)      (605)    (1,075)
                                                           -------    -------    -------
                                                               638      4,382      5,779
                                                           -------    -------    -------
            Deferred --
               Domestic.................................       945      1,067     (1,161)
               Foreign..................................      (325)       (14)      (309)
               Effect of change in U.S. statutory
                 rate...................................     --         --           (90)
               Change in beginning of year valuation
                 allowance..............................     --           389        355
                                                           -------    -------    -------
                                                               620      1,442     (1,205)
                                                           -------    -------    -------
                                                           $ 1,258    $ 5,824    $ 4,574
                                                           =======    =======    =======

     Reconciliations of the U.S. Federal statutory income tax rates to the Company's consolidated effective income tax rates applicable to continuing operations are as follows:

                                                              1995       1994      1993
                                                              -----      ----      ----
          U.S. Federal statutory income tax rate...........    35.0%     35.0%     35.0%
          Increase (decrease) in effective income tax rate
            resulting from --
                 Differences between U.S. and foreign
                    income tax rates.......................     2.1      (1.2)       .3
                 Utilization of tax credits................   (27.2)     (3.4)     (6.3)
                 Increase in valuation allowance...........      --       2.2       2.1
                 Goodwill amortization.....................     1.4        .9        .9
                 Other, net................................     (.5)     (1.0)     (5.5)
                                                              -----      ----      ----
          Effective income tax rates.......................    10.8%     32.5%     26.5%
                                                              =====      ====      ====

                       WALBRO CORPORATION & SUBSIDIARIES

     The components of the net deferred income tax (asset) liability at December 31 are summarized as follows:

                                                            1995       1994       1993
                                                          --------    -------    -------
                                                                  (IN THOUSANDS)
          Deferred income tax liabilities:
            Depreciation and basis difference..........   $  9,534    $ 5,342    $ 4,958
            Employee benefits..........................         57      1,470      1,535
            Income of joint ventures...................         --         --        556
            Basis difference on foreign currency
               contracts...............................        193        910        999
            Unrealized gain on securities available for
               sale....................................        416        739         --
            Other......................................         80        483        660
                                                          --------    -------    -------
                                                            10,280      8,944      8,708
                                                          --------    -------    -------
          Deferred income tax assets:
            Estimated net operating loss
               carryforwards...........................     (4,231)      (585)      (585)
            Employee benefits..........................     (3,609)    (3,552)    (3,135)
            Accruals...................................       (208)      (238)    (1,276)
            Minimum pension liability adjustment.......        (32)        --       (274)
            Inventory..................................       (585)      (613)      (611)
            Accounts and notes receivable reserve......        (36)      (159)      (179)
            Write-down of investment...................       (368)      (368)      (368)
            Loss of joint ventures.....................     (1,032)    (2,072)    (2,646)
            Other......................................       (803)      (207)      (150)
                                                          --------    -------    -------
                                                           (10,904)    (7,794)    (9,224)
            Valuation allowance........................        744        744        355
                                                          --------    -------    -------
                                                           (10,160)    (7,050)    (8,869)
                                                          --------    -------    -------
          Net deferred income tax (asset) liability....   $    120    $ 1,894    $  (161)
                                                          ========    =======    =======

     At December 31, 1995, the cumulative amount of undistributed earnings of foreign subsidiaries was approximately $21,300,000. No deferred U.S. income taxes have been provided on these earnings as such amounts are deemed to be permanently reinvested. If such earnings were remitted, the impact of foreign withholding taxes would not be significant.

     As of December 31, 1995, the Company has net operating loss carryforwards of approximately $13,832,000, which expire in varying amounts between 2003 and 2010, available from certain of its subsidiaries. The Company has recorded a deferred tax asset of $4,231,000 associated with these carryforwards. Realization is dependent on generating sufficient taxable income in specific countries prior to the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     Provisions for state income taxes are included in selling and administrative expenses and amounted to $1,369,000 in 1995, $1,203,000 in 1994 and $722,000 in 1993.

NOTE 11. STOCK OPTION PLANS AND LONG-TERM INCENTIVE PLANS.

     The Company has a stock option plan, the Walbro Corporation 1983 Incentive Stock Option Plan (1983 Plan), under which 155,850 shares of common stock are reserved for issuance to officers and key employees.

                       WALBRO CORPORATION & SUBSIDIARIES

Options may be granted for periods of up to ten years at prices greater than or equal to the market value at the date of grant.

     In 1991, the Company adopted an incentive stock option plan, the Walbro Corporation Equity Based Long Term Incentive Plan (Incentive Plan) under which 856,457 shares of common stock are reserved for issuance to officers, directors and key employees. Options are granted yearly based on certain financial performance criteria as compared to the annual business plan and other factors. In addition, Stock Performance Award Grants (Grants) are awarded annually when the common stock price appreciates and Grants are exchanged for common stock at the end of the five-year term. If the Company's common stock price appreciates at a 17% compounded rate over the term, the number of Grants awarded, valued at the common stock price, will equal the dollar amount necessary to exercise the stock options. Participants will receive a greater or lesser number of Grants based on the actual market performance of the stock over the term. The number of grants outstanding was 33,294, 30,915 and 31,912 as of December 31, 1995, 1994 and 1993, respectively.

     A summary of the stock option transactions of the 1983 Plan and the Incentive Plan for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                                NUMBER OF SHARES
                                                           --------------------------     OPTION PRICE
                                                           EXERCISABLE    OUTSTANDING     (PER SHARE)
                                                           -----------    -----------     ------------
December 31, 1992.......................................                    187,859       $ 9.25-26.00
  Granted...............................................                     73,380        27.13-33.25
  Exercised.............................................                    (49,111)        9.25-26.00
  Canceled..............................................                     (9,116)             26.00
                                                                            -------
December 31, 1993.......................................     152,132        203,012         9.25-33.25
  Granted...............................................                     88,701              17.00
  Exercised.............................................                    (12,794)       10.88-26.00
  Canceled..............................................                     (5,808)       10.88-33.25
                                                                            -------
December 31, 1994.......................................     184,410        273,111         9.25-33.25
  Granted...............................................                    174,881        18.00-25.25
  Exercised.............................................                    (15,400)             10.88
  Canceled..............................................                       (500)             33.25
                                                                            -------
December 31, 1995.......................................     321,695        432,092       $ 9.25-33.25
                                                                            =======

     In 1991, the Company approved the Walbro Engine Management Corporation
(EMC) Incentive Compensation Plan (EMC Plan) which covers selected officers and key employees of EMC. The purpose of the plan is to increase the proportion of officer and key employee compensation tied to the profitability and cash flow of EMC, a wholly-owned subsidiary of the Company. The EMC Plan requires EMC management to amortize over a seven-year period, in annual installments of interest and principal, an amount approximating the fair market value (FMV) of EMC at July 1, 1991. If all required payments have been made at the end of the fifth plan year, the participants will receive an amount equal to 15% of the FMV of EMC. At that time, if the payments made are less than 100% but greater than 70% of the required amortization amount, the participants are eligible to receive a pro-rata share of the 15% of FMV of EMC based on the actual repayment percentage achieved. The Company has accrued approximately $5,044,000, $3,100,000 and $1,480,000 as of December 31, 1995, 1994 and 1993, respectively, under this plan.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 12. POSTRETIREMENT HEALTH BENEFITS.

     The Company provides postretirement health care, dental benefit and prescription drug coverage to a limited number of current retirees. Postretirement benefits are not available for active employees.

     Effective January 1, 1993, the Company changed its method of accounting for the cost of these benefits from a pay-as-you-go (cash) method to an accrual method as required by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and recognized the unfunded transition obligation of $4,394,000 ($2,900,000 after-tax) as a one-time cumulative effect of change in accounting.

     The following table reconciles the status of the accrued postretirement benefit obligation at December 31:

                                                              1995      1994      1993
                                                             ------    ------    -------
                                                                   (IN THOUSANDS)
          Retirees........................................   $4,587    $4,687    $ 5,572
          Fully eligible active plan participants.........     --        --        --
          Other active plan participants..................     --        --        --
                                                             ------    ------    -------
                                                              4,587     4,687      5,572
          Plan assets at fair value.......................     --        --        --
          Accumulated postretirement benefit obligation in
            excess of plan assets.........................    4,587     4,687      5,572
          Unrecognized net loss...........................      (81)     (190)    (1,120)
                                                             ------    ------    -------
          Accrued postretirement benefit obligation.......   $4,506    $4,497    $ 4,452
                                                             ======    ======    =======

     The discount rates used in 1995, 1994 and 1993 were 7.25%, 8.5% and 7.0%, respectively.

     Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

                                                              1995      1994      1993
                                                              ----      ----      ----
                                                                   (IN THOUSANDS)
          Interest cost..................................     $350      $378      $321
          Amortization of unrecognized net loss..........      --         35       --
                                                              ----      ----      ----
                                                              $350      $413      $321
                                                              ====      ====      ====

     For measurement purposes, an 8% annual rate of increase was assumed in per capita cost of covered health and dental care benefits for 1995. The rate was assumed to gradually decrease to 5% by the year 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant impact on the accumulated postretirement benefit obligation and on future amounts accrued. A one percentage point increase each year in the assumed health care cost would increase the accumulated postretirement benefit obligation at December 31, 1995 by $407,000 and the interest cost component of net periodic postretirement benefit cost for the year ended December 31, 1996 by $30,000.

NOTE 13. PENSION PLANS.

     The Company sponsors pension plans covering substantially all domestic collectively bargained employees and certain foreign employees. The plan covering domestic collectively bargained employees provides benefits of stated amounts for each year of service. Plans covering certain foreign employees provide payments at termination which are based upon length of service, compensation rate and whether termination was voluntary or involuntary. The Company annually contributes to the plans covering domestic employees and certain foreign employees amounts which are actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements. The plans covering foreign employees in certain countries are not funded.

                       WALBRO CORPORATION & SUBSIDIARIES

     Total pension expense amounted to $251,000 in 1995, $239,000 in 1994 and $280,000 in 1993. The Company recognizes currently the amount which would be payable if employees covered by certain foreign plans terminated voluntarily. Pension expense for the other plans is comprised of the following:

                                                            1995       1994       1993
                                                           -------    -------    -------
                                                                  (IN THOUSANDS)
          Service cost..................................   $   136    $   165    $   157
          Interest on projected benefit obligation......       263        219        197
          Actual return on assets.......................      (240)      (182)      (297)
          Net amortization and deferral.................        12         16        171
                                                             -----      -----      -----
                                                           $   171    $   218    $   228
                                                             =====      =====      =====

     The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts recognized in the Company's consolidated balance sheets as of December 31:

                                                            1995       1994       1993
                                                           -------    -------    -------
                                                                  (IN THOUSANDS)
          Actuarial present value of benefit obligation
            --
            Vested......................................   $(4,022)   $(2,319)   $(3,134)
            Nonvested...................................      (767)      (314)      (282)
                                                           -------    -------    -------
            Accumulated benefit obligation..............    (4,789)    (2,633)    (3,416)
            Effects of salary progression...............     --         --         --
                                                           -------    -------    -------
            Projected benefit obligation................    (4,789)    (2,633)    (3,416)
                                                           -------    -------    -------
          Plan assets --
            Cash equivalents............................       270        321        344
            Equity securities...........................     3,435      2,438      2,350
                                                           -------    -------    -------
                                                             3,705      2,759      2,694
                                                           -------    -------    -------
          Projected benefit obligation under (over) plan
            assets......................................    (1,084)       126       (722)
            Unamortized net asset at transition.........       (53)       (75)       (97)
            Unamortized net (gain) loss.................       227        (74)       891
            Adjustment to recognize minimum liability...    (1,038)     --        (1,108)
            Unrecognized prior service cost.............       864        498        314
                                                           -------    -------    -------
          Pension asset (liability) recorded in the
            consolidated balance sheets.................   $(1,084)   $   475    $  (722)
                                                           =======    =======    =======

     The assumptions used in determining the funded status information shown above were as follows:

                                                            1995         1994     1993
                                                         -----------     ----     ----
          Discount rate...............................   7.25 - 7.5%     8.5%     6.5%
          Long-term rate of return on assets..........      8.5%         8.5%     6.5%

     The Company also sponsors a defined contribution plan for non-union domestic employees under which the Company will make matching contributions of 50% of each participant's before-tax contribution (up to 6% of the participant's annual income) and retirement contribution of up to 3% (subject to change on an annual basis) of a participant's annual income. The cost of defined contributions charged to earnings during 1995, 1994 and 1993 was approximately $2,255,000, $1,431,000 and $1,416,000, respectively.

     Certain non-union employees, excluding officers, are eligible to participate in the Walbro Corporation Employee Stock Ownership Plan (ESOP). The Company will make annual contributions to a trust in the form of either cash or common stock of the Company. The amount of the annual contribution is discretionary,

                       WALBRO CORPORATION & SUBSIDIARIES
except that it must be sufficient to enable the trust to meet its current obligations. The Company has guaranteed the ESOP's loan and is obligated to contribute sufficient cash to the trust to repay the loan. Contribution expense related to the ESOP amounted to $515,000, $365,000 and $302,000 in 1995, 1994 and 1993, respectively. Contribution expense is net of dividends of $105,000, $210,000 and $106,000 in 1995, 1994 and 1993, respectively. As of December 31,
1995, 1994 and 1993, the following are held by the ESOP: 194,000, 170,000 and 152,000 allocated shares, respectively, and 56,000, 82,000 and 109,000 suspense (unallocated) shares, respectively, which are all committed-to-be-released.

NOTE 14. DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS.

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to help meet financing needs and to reduce exposure to fluctuating foreign currency exchange rates. The Company is exposed to credit loss in the event of nonperformance by the other parties to the financial instruments described below. However, the Company does not anticipate nonperformance by the other parties. The Company does not engage in trading activities with these financial instruments and does not generally require collateral or other security to support these financial instruments. The notional amounts of derivatives summarized below do not represent the amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives.

Financial Instruments with Off-Balance Sheet Risk

     The Company enters into forward currency exchange contracts to manage its foreign currency exchange risk. There were no contracts outstanding as of December 31, 1995. As of December 31, 1994 and 1993, the notional amounts of contracts outstanding were $14,000,000 and $30,000,000, respectively.

     The Company enters into forward currency exchange contracts to manage its exposure against foreign currency fluctuations related to firm commitments. As of December 31, 1994, the Company had one forward currency exchange contract which matured in 1995 and exchanged 86,332,000 French francs. Total losses on this contract of approximately $1,800,000 were recorded as a deferred asset during 1994. This asset is being recognized based on actual purchases of the related commitments. The amounts included in the equity in (income) loss of joint ventures in the accompanying consolidated statements of income related to this contract for the year ending December 31, 1995 and 1994 is approximately $720,000 and $600,000, respectively. The balance remaining to be amortized at December 31, 1995 and 1994 is $480,000 and $1,200,000, respectively.

     The Company enters into forward currency exchange contracts to hedge its equity investments in certain foreign joint ventures. During 1994, the Company had one forward currency exchange contract, which matured during 1994, which exchanged 44,100,000 French francs. At December 31, 1994, losses of $1,020,000 on a hedge of a net investment in a foreign joint venture are included in stockholders' equity.

     The Company enters into forward currency exchange contracts to reduce its exposure against fluctuations in foreign currency exchange rates. During 1995, the Company had twenty-one forward currency exchange contracts which matured during 1995, which exchanged 1,015,000,000 Japanese yen and 15,300,000 Singapore dollars. During 1994, the Company had twenty-one forward currency exchange contracts which matured during 1994, which exchanged 1,133,000,000 Japanese yen, 20,100,000 Deutsche marks and 15,100,000 Singapore dollars. The amounts included in foreign currency exchange loss in the accompanying consolidated statements of income related to these contracts were a gain of $929,000 for the year ending December 31, 1995 and a loss of $1,200,000 for the year ending December 31, 1994.

                       WALBRO CORPORATION & SUBSIDIARIES

Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and short-term financial instruments

        The fair values are estimated to be equal to carrying values because of the short-term, highly liquid nature of these instruments.

          Notes receivable

        The fair value is estimated using the expected future cash flows discounted at current interest rates.

          Marketable equity securities

        The fair value of marketable equity securities is estimated by quoted market prices when the investment is traded on a public stock exchange. For investments not publicly traded, a combination of book value and fair market value of assets is used.

          Long-term debt

        The fair value of the Company's public debt is estimated using quoted market prices. The fair value of the Company's other long-term debt is estimated using the expected future cash flows discounted at the current interest rates offered to the Company for debt of the same remaining maturities.

          Forward currency exchange contracts

        The fair value of forward currency exchange contracts is estimated by obtaining quotes from brokers.

     The estimated fair values of the Company's financial instruments are as follows:

                                               1995                   1994                   1993
                                       --------------------    -------------------    -------------------
                                       CARRYING      FAIR      CARRYING     FAIR      CARRYING     FAIR
                                        VALUE       VALUE       VALUE       VALUE      VALUE       VALUE
                                       --------    --------    --------    -------    --------    -------
                                                                 (IN THOUSANDS)
Notes receivable....................   $    460    $    460    $  4,366    $ 4,860    $  3,616    $ 4,049
Long-term debt......................    234,475     232,865      74,578     73,513      52,800     52,542
Forward currency exchange
  contracts.........................     (1,200)     (1,200)     (1,800)    (1,800)      --           (73)

NOTE 15. LEASES.

     The Company has leased certain of its buildings, equipment and vehicles under operating leases. The leases involving buildings contain options enabling the Company to renew the leases at the end of the respective lease terms. Rent expense was approximately $4,761,000, $3,324,000 and $2,655,000 in 1995, 1994
and 1993, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

     Aggregate minimum future rentals under noncancellable leases are as follows:

                                                                     CAPITAL   OPERATING
                                                                     LEASES    LEASES
                                                                     ------    -------
                                                                      (IN THOUSANDS)
          1996....................................................   $  850    $ 6,318
          1997....................................................      850      4,480
          1998....................................................      850      3,683
          1999....................................................      850      3,516
          2000....................................................      850      1,952
          Thereafter..............................................    1,000        234
                                                                     ------    -------
          Total minimum lease payments............................    5,250    $20,183
                                                                               =======
          Amount representing interest............................    1,055
                                                                     ------
          Present value of net future minimum lease payments......   $4,195
                                                                     ======

NOTE 16. ACCRUED LIABILITIES.

     Accrued liabilities consisted of the following at December 31:

                                                            1995       1994       1993
                                                           -------    -------    -------
          Compensation..................................   $ 4,680    $ 5,123    $ 3,941
          Income taxes..................................     6,690      2,239      1,498
          Reorganization and restructuring..............     7,664      --           754
          Interest......................................     5,352        147        407
          Other.........................................     9,966      4,568      4,900
                                                           -------    -------    -------
                                                           $34,352    $12,077    $11,500
                                                           =======    =======    =======

NOTE 17. STOCKHOLDERS' EQUITY.

     The Company has a stock rights plan which entitles the holder of each right, upon the occurrence of certain events, to purchase one one-hundredth of a share of a new series of preferred stock for $75. Furthermore, if the Company is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to buy the number of shares of common stock of the acquiring company having a market value of twice the then current exercise price of each right. Alternatively, if a 15% or more shareholder acquires the Company by means of a reverse merger in which the Company and its stock survives, or engages in self-dealing transactions with the Company, or if any person acquires 50% or more of the Company's common stock, then each right not owned by a 15% or more shareholder will become exercisable for the number of shares of common stock of the Company having a market value of twice the then current exercise price of each right. The rights, which do not have voting rights, expire in December 1998 and may be redeemed by the Company at a price of $.01 per right at any time prior to their expiration or the time they become exercisable.

     The Company has authorized 1,000,000 shares of $1.00 par value preferred stock.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 18. BUSINESS SEGMENT INFORMATION.

     The Company operates through its subsidiaries in the following industry segments:

          1. Automotive, which designs, develops and manufactures fuel storage and delivery products for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans), and

          2. Small Engine, which designs, develops and manufactures diaphragm carburetors for portable engines, float feed carburetors for ground supported engines and ignition systems and other components for a variety of small engine products. The Company includes aftermarket operations for both the automotive and small engine markets within its small engine business segment.

                       WALBRO CORPORATION & SUBSIDIARIES

     Selected financial information about the Company's business and geographic segments are as follows:

                                                          1995        1994        1993
                                                        --------    --------    --------
                                                                 (IN THOUSANDS)
          Financial Information by Business Segment
          Net sales to customers:
            Automotive...............................   $324,963    $204,563    $173,510
            Small Engine.............................    144,273     134,483     112,660
            Corporate................................      4,430       1,022       1,456
                                                        --------    --------    --------
                                                         473,666     340,068     287,626
          Eliminations...............................    (14,394)    (14,863)    (14,163)
                                                        --------    --------    --------
          Total net sales............................   $459,272    $325,205    $273,463
                                                        ========    ========    ========
          Operating profit (loss):
            Automotive...............................   $ 30,076    $ 24,883    $ 20,416
            Small Engine.............................     16,607      18,522      16,025
            Corporate................................    (31,595)    (22,986)    (19,300)
                                                        --------    --------    --------
          Income before provision for income taxes
            and cumulative effect of accounting
            change...................................   $ 15,088    $ 20,419    $ 17,141
                                                        ========    ========    ========
          Identifiable assets:
            Automotive...............................   $377,975    $155,006    $122,440
            Small Engine.............................     65,485      64,494      58,121
            Corporate................................     50,013      37,866      34,734
                                                        --------    --------    --------
          Total identifiable assets..................   $493,473    $257,366    $215,295
                                                        --------    --------    --------
          Depreciation and amortization:
            Automotive...............................   $ 12,967    $  6,320    $  5,652
            Small Engine.............................      6,090       5,841       4,908
            Corporate................................      3,394       2,511         779
                                                        --------    --------    --------
          Total depreciation and amortization........   $ 22,451    $ 14,672    $ 11,339
                                                        ========    ========    ========
          Capital expenditures
            Automotive...............................   $ 35,609    $ 10,101    $ 15,439
            Small Engine.............................      9,692       5,113       4,508
            Corporate................................        939       3,630         313
                                                        --------    --------    --------
          Total capital expenditures.................   $ 46,240    $ 18,844    $ 20,260
                                                        ========    ========    ========

                       WALBRO CORPORATION & SUBSIDIARIES

                                                          1995        1994        1993
                                                        --------    --------    --------
                                                                 (IN THOUSANDS)
          Financial Information by Geographic Segment
          Net sales to customers:
            United States............................   $314,697    $260,710    $215,149
            Europe...................................     88,736       --          --
            Far East and Other Foreign...............     55,839      64,495      58,314
                                                        --------    --------    --------
                                                         459,272     325,205     273,463
            Net sales between geographic areas.......     27,663      31,094      28,842
                                                        --------    --------    --------
                                                         486,935     356,299     302,305
          Eliminations...............................    (27,663)    (31,094)    (28,842)
                                                        --------    --------    --------
          Total net sales............................   $459,272    $325,205    $273,463
                                                        ========    ========    ========
          Operating profit:
            United States............................   $ 35,225    $ 37,040    $ 31,791
            Europe...................................      5,352       --          --
            Far East and Other Foreign...............      6,106       6,365       4,650
                                                        --------    --------    --------
                                                          46,683      43,405      36,441
          Corporate, net.............................    (31,595)    (22,986)    (19,300)
                                                        --------    --------    --------
          Income before provision for income taxes
            and cumulative effect of accounting
            change...................................   $ 15,088    $ 20,419    $ 17,141
                                                        ========    ========    ========
          Identifiable assets:
            United States............................   $262,020    $224,369    $191,999
            Europe...................................    193,876       --          --
            Far East and Other Foreign...............     37,577      32,997      23,296
                                                        --------    --------    --------
          Total identifiable assets..................   $493,473    $257,366    $215,295
                                                        ========    ========    ========

     Worldwide operations are located in three geographic segments -- United States, Europe and Far East and Other Foreign. The Europe geographic segment includes operations in Belgium, France, Germany, Norway, Spain and the United Kingdom. The Far East and Other Foreign geographic segment includes operations in Japan, Singapore, Korea, China, Mexico and Canada. Sales between geographic areas are accounted for at cost plus a margin for profit. Operating profit consists of total sales less operating expenses excluding general corporate expenses, interest expense and income taxes. Identifiable assets are those assets used in the operations in each geographic area. Export sales from domestic locations were approximately $45,485,000, $36,881,000 and $47,876,000 for 1995, 1994 and 1993, respectively.

     The net assets of the Company's foreign operations were $29,137,000, $24,598,000 and $17,240,000 at December 31, 1995, 1994 and 1993, respectively.
The Company's share of foreign net income was $4,763,000, $3,369,000 and $2,843,000 in 1995, 1994 and 1993, respectively.

     A majority of the Company's sales are to automobile manufacturing companies. Sales to certain major customers which exceeded 10% of consolidated sales are as follows. Sales to one such customer amounted to 21%, 30% and 30% of consolidated sales in 1995, 1994 and 1993, respectively. Sales to another such customer amounted to 19%, 23% and 21% of consolidated sales in 1995, 1994 and 1993, respectively.

     Several other factors could have a significant impact on the continuing operations of the Company. These factors include changes in demand for automobiles and light trucks, relationships with significant customers, price pressures, the timing and structure of future acquisitions or dispositions, the integration of the Dyno acquisition into Walbro's overall business, impact of environmental regulations, continued availability of

                       WALBRO CORPORATION & SUBSIDIARIES
adequate funding sources, currency and other risks inherent in international sales, and general economic and business conditions.

NOTE 19. SUPPLEMENTAL CASH FLOW INFORMATION.

     In 1995, 1994 and 1993, the Company paid $3,290,000, $6,749,000 and
$4,458,000 for income taxes and $7,191,000, $4,122,000 and $2,591,000 for interest, respectively.

NOTE 20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED).

     Selected quarterly financial information for the years ended December 31, 1995 and 1994 is as follows:

                                                                QUARTER
                                               ------------------------------------------
                                                FIRST     SECOND      THIRD       FOURTH      TOTAL
                                               -------    -------    --------    --------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995 --
  Net sales.................................   $98,257    $90,034    $124,495    $146,486    $459,272
  Cost of sales.............................    77,550     73,036     105,444     121,725     377,755
                                               -------    -------    --------    --------    --------
     Gross profit...........................   $20,707    $16,998    $ 19,051    $ 24,761    $ 81,517
                                               =======    =======    ========    ========    ========
     Net income.............................   $ 5,088    $ 3,835    $  2,289    $  2,618    $ 13,830
                                               =======    =======    ========    ========    ========
     Net income per share...................   $   .59    $   .45    $    .27    $    .30    $   1.61
                                               =======    =======    ========    ========    ========
1994 --
  Net sales.................................   $82,205    $83,976    $ 75,251    $ 83,773    $325,205
  Cost of sales.............................    64,973     66,335      62,130      68,063     261,501
                                               -------    -------    --------    --------    --------
     Gross profit...........................   $17,232    $17,641    $ 13,121    $ 15,710    $ 63,704
                                               =======    =======    ========    ========    ========
     Net income.............................   $ 4,499    $ 4,461    $  2,974    $  2,661    $ 14,595
                                               =======    =======    ========    ========    ========
     Net income per share...................   $   .52    $   .52    $    .35    $    .31    $   1.70
                                               =======    =======    ========    ========    ========

NOTE 21. SUBSEQUENT EVENT.

     In February 1996, the Company announced plans to sell its steel fuel rail business in Ligonier, Indiana. Sales at this facility were approximately $29,000,000 in 1995.

                       WALBRO CORPORATION & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                       SEPTEMBER 30,      DECEMBER 31,
                                                                           1996               1995
                                                                       -------------      ------------
                                                                        (UNAUDITED)
                                                                              (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash..............................................................     $  15,227        $ 19,792
  Accounts receivable (net).........................................       140,784         113,346
  Inventories.......................................................        54,408          50,723
  Other current assets..............................................        16,565          15,843
                                                                          --------        --------
     Total current assets...........................................       226,984         199,704
PROPERTY, PLANT & EQUIPMENT:
  Land, buildings & improvements....................................        63,387          57,986
  Machinery & equipment.............................................       272,913         211,707
                                                                          --------        --------
     Subtotal.......................................................       336,300         269,693
  Less: accumulated depreciation....................................       (76,044)        (63,928)
                                                                          --------        --------
     Net property, plant & equipment................................       260,256         205,765
OTHER ASSETS:
  Goodwill (net)....................................................        32,667          33,299
  Joint ventures, investments & other...............................        54,951          54,705
                                                                          --------        --------
     Total other assets.............................................        87,618          88,004
                                                                          --------        --------
     Total assets...................................................     $ 574,858        $493,473
                                                                          ========        ========
LIABILITIES
CURRENT LIABILITIES:
  Current portion long-term debt....................................     $     983        $  1,086
  Notes payable -- banks............................................        14,385          14,921
  Accounts payable..................................................        76,396          52,774
  Accrued liabilities...............................................        29,496          35,210
                                                                          --------        --------
     Total current liabilities......................................       121,260         103,991
LONG-TERM LIABILITIES:
  Long-term debt, net of current....................................       295,489         233,389
  Other long-term liabilities.......................................        18,126          20,666
                                                                          --------        --------
     Total long-term liabilities....................................       313,615         254,055
STOCKHOLDERS' EQUITY
Common stock, $.50 par value; authorized 25,000,000; outstanding
  8,601,796 in 1996 and 8,579,976 in 1995...........................         4,301           4,290
Paid-in capital.....................................................        64,762          64,381
Retained earnings...................................................        75,380          66,256
Other stockholders' equity..........................................        (4,460)            500
                                                                          --------        --------
     Total stockholders' equity.....................................       139,983         135,427
                                                                          --------        --------
     Total liabilities & stockholders' equity.......................     $ 574,858        $493,473
                                                                          ========        ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       WALBRO CORPORATION & SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    THREE MONTHS ENDED                NINE MONTHS ENDED
                                              ------------------------------    ------------------------------
                                              SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                  1996             1995             1996             1995
                                              -------------    -------------    -------------    -------------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                        (UNAUDITED)
Net Sales..................................       $132,545        $124,495          $440,501         $312,786
Cost of Sales & Expenses:
  Cost of sales............................       111,116          105,444          361,951          256,030
  Selling and administrative expenses......        11,078            8,438           39,415           25,604
  Research & development expenses..........         4,986            3,710           13,432           10,371
                                                 --------         --------         --------         --------
Operating Income...........................         5,365            6,903           25,703           20,781
Other Expense (Income):
  Interest expense.........................         5,059            4,461           15,652            7,127
  Interest income..........................          (384)            (362)          (1,008)            (489)
  Other (income) expense...................           (45)               9              (28)             425
                                                 --------         --------         --------         --------
Income before income taxes, minority
  interest, and joint ventures.............           735            2,795           11,087           13,718
Provision for income taxes.................            23              895            3,032            4,646
Minority interest..........................           110              149              320              472
Equity in (income) of joint ventures.......        (1,744)            (538)          (3,969)          (2,612)
                                                 --------         --------         --------         --------
Net income.................................      $  2,346         $  2,289         $ 11,704         $ 11,212
                                                 ========         ========         ========         ========
Net income per share.......................         $0.27            $0.27            $1.35            $1.30
Average shares outstanding.................     8,645,041        8,610,864        8,642,598        8,599,392

 The accompanying notes are an integral part of these consolidated statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                                                      ------------------------------
                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                          1996             1995
                                                                      -------------    -------------
                                                                              (IN THOUSANDS)
                                                                               (UNAUDITED)
Cash Flows From Operating Activities:
  Net income.......................................................     $  11,704        $  11,212
  Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
     Depreciation & amortization...................................        20,201           13,568
     (Gain) loss on disposition of assets..........................           (94)             144
     Minority interest.............................................          (234)             479
     (Income) of joint ventures....................................        (3,969)          (2,612)
     (Gain) on business interrupt insurance........................                           (700)
     Changes in assets and liabilities:
       Deferred income taxes.......................................           175             (393)
       Deferred pension obligations & other........................        (1,498)           1,450
       Accounts payable and accrued liabilities....................        14,027           13,996
       Accounts receivable, net....................................       (28,597)         (16,645)
       Inventories.................................................        (4,548)            (279)
       Prepaid expenses and other..................................        (5,894)          (2,497)
                                                                         --------        ---------
          Total adjustments........................................       (10,431)           6,511
                                                                         --------        ---------
     Net cash provided by (used in) operating activities...........         1,273           17,723
Cash Flows From Investing Activities:
  Purchase of fixed assets.........................................       (70,453)         (33,319)
  Acquisitions, net of cash acquired...............................             0         (124,176)
  Purchase of other assets.........................................        (3,238)          (6,665)
  Investment in joint ventures & other.............................          (259)          (5,634)
  Proceeds from disposal of assets.................................         3,533              115
                                                                         --------        ---------
     Net cash used in investing activities.........................       (70,417)        (169,679)
Cash Flows From Financing Activities:
  Net borrowings under line-of-credit agreements...................        68,692           62,321
  Debt repayments..................................................             0           (1,793)
  Proceeds from issuance of debt...................................                        110,526
  Proceeds from issuance of common stock & options.................           392              157
  Cash dividends paid..............................................        (2,578)          (2,569)
                                                                         --------        ---------
     Net cash provided by (used in) financing activities...........        66,506          168,642
  Effect of exchange rate changes on cash..........................        (1,927)            (904)
                                                                         --------        ---------
  Net increase (decrease) in cash..................................        (4,565)          15,782
  Cash beginning balance...........................................        19,792            4,540
                                                                         --------        ---------
  Cash ending balance..............................................     $  15,227        $  20,322
                                                                         ========        =========

 The accompanying notes are an integral part of these consolidated statements.

                      WALBRO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ACQUISITION OF DYNO INDUSTRIER FUEL SYSTEMS BUSINESS

     On July 27, 1995, the Company, through certain of its wholly-owned subsidiaries, acquired the Fuel Systems Business of Dyno Industrier A.S, Oslo, Norway ("Dyno"). Dyno supplies plastic fuel tanks to most European vehicle manufacturers through production facilities in Belgium, France, Germany, Norway, Spain and the United Kingdom.

     This acquisition was accounted for as a purchase and, accordingly, the operating results of Dyno have been included in the accompanying financial statements since the date of the acquisition. The results of operations for the three months and nine months ended September 30, 1996 include the results of Dyno, while the results of operations for the three months and nine months ended September 30, 1995 only include the results of Dyno after July 27, 1995.

     Assuming the acquisition had taken place as of the beginning of 1995, the consolidated pro forma results of operations of the Company for the three months and nine months ended September 30, 1995 would have been as follows, after giving effect to certain adjustments consisting principally of management's estimates of depreciation and amortization expense resulting from the market valuation of Dyno net assets acquired, interest expense on acquisition debt and related tax adjustments (Unaudited; in thousands, except per share data):

                                                               THREE MONTHS      NINE MONTHS
                                                               ENDED 9/30/95    ENDED 9/30/95
                                                               -------------    -------------
        Net Sales...........................................     $ 138,338        $ 434,461
        Net Income..........................................         1,681            9,725
        Net Income Per Share................................           .19             1.13

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY OR OF ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information.....................     4
Incorporation of Certain Documents by
  Reference...............................     4
Forward-Looking Statements................     5
Prospectus Summary........................     6
Risk Factors..............................    13
Walbro Capital Trust......................    20
Accounting Treatment......................    21
Price Range of Common Stock and
  Dividends...............................    21
Use of Proceeds...........................    22
Capitalization............................    22
Selected Financial Information............    23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    24
Business..................................    30
Management................................    42
Security Ownership of Certain Beneficial
  Owners and Management...................    44
Description of the Preferred Securities...    46
Description of the Convertible
  Debentures..............................    62
Description of the Guarantee..............    71
Effect of Obligations Under the
  Convertible Debentures and the
  Guarantee...............................    74
United States Federal Income Taxation.....    75
Description of Capital Stock..............    78
Description of Certain Indebtedness.......    80
Underwriting..............................    82
Legal Matters.............................    83
Experts...................................    83
Index to Consolidated Financial
  Statements..............................   F-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                  $50,000,000
                                   2,000,000
                               CONVERTIBLE TRUST
                              PREFERRED SECURITIES
                              WALBRO CAPITAL TRUST

                                      LOGO

                                % CONVERTIBLE TRUST
                              PREFERRED SECURITIES
(LIQUIDATION AMOUNT $25 PER CONVERTIBLE TRUST PREFERRED SECURITY) GUARANTEED TO
      THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO COMMON STOCK OF

                               WALBRO CORPORATION
                                  ------------

                                   PROSPECTUS
                                  ------------
                               SMITH BARNEY INC.

                            INTERSTATE/JOHNSON LANE
                                  CORPORATION

                                            , 1997
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions) payable by the Company in connection with the issuance and distribution of the Preferred Securities pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.

        Securities and Exchange Commission Registration Fee.................   $17,424
        NASD Filing Fee.....................................................     6,250
        Nasdaq Listing Application Fee......................................         *
        Accounting Fees and Expenses........................................         *
        Legal Fees and Expenses.............................................         *
        Blue Sky Fees and Expenses..........................................         *
        Printing Expenses...................................................         *
        Miscellaneous Expenses..............................................         *
                                                                               -------
          Total.............................................................   $     *
                                                                               =======

     All expenses other than the Securities and Exchange Commission Registration Fee and NASD Filing Fee are estimated.
-------------------------
* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of their being directors or officers of the corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, in the case of criminal proceedings, provided he had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

     Article VIII of the Company's By-Laws provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Section 145.

     Under an existing policy of insurance, the Company is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to directors and officers of the Company.

     Under the Trust Agreement, the Company will agree to indemnify each of the Trustees of Walbro Capital Trust or any predecessor Trustee for Walbro Capital Trust, and to hold each Trustee harmless against, any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                                          DESCRIPTION
-------    ------------------------------------------------------------------------------------
   1.1*    Form of Purchase Agreement.
   3.1     Restated Certificate of Incorporation of the Company, as amended.
   3.2     By-Laws of the Company, as amended, filed as Exhibit 3.2 to the Company's Annual
           Report on Form 10-K for the fiscal year ended December 31, 1989 (the "Form 10-K"), incorporated herein by reference.
   3.3     Amendment to Section 2.9 of the By-laws of the Company, filed as Exhibit 3.3 to the
           Company's 1994 Annual Report on Form 10-K, incorporated herein by reference.
   4.1     Shareholder Rights Plan, dated December 8, 1988, filed as the Exhibit to the
           Company's Registration Statement on Form 8-A for Shareholder Stock Purchase Rights
           filed December 12, 1988, incorporated herein by reference.
   4.2     First Amendment to Rights Agreement, dated February 6, 1991, filed as Exhibit 4.8 to the Company's 1990 Annual Report on Form 10-K, incorporated herein by reference.
   4.3     Loan Agreement between City of Ligonier, Indiana and Sharon Manufacturing Company,
           dated as of June 1, 1992, filed as Exhibit 4.12 to the Company's 1992 Annual Report on Form 10-K, incorporated herein by reference.
   4.4     Loan Agreement between Walbro Automotive Corporation and the Town of Ossian,
           Indiana, dated as of December 1, 1993, filed as Exhibit 4.13 to the Company's 1993
           Annual Report on Form 10-K, incorporated herein by reference.
   4.5     Note Agreement among the Company and the purchasers named therein, dated as of
           October 1, 1994, relating to the 7.68% Senior Notes of the Company, filed as Exhibit
           4.9 to the Company's 1994 Annual Report on Form 10-K, incorporated herein by reference.
   4.6     Indenture for the Notes, dated as of July 27, 1995, among the Company, Walbro Engine
           Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products,
           Inc., and Bankers Trust Company, as Trustee (including form of Exchange Note), filed as Exhibit 2.3 to the Company's Current Report on Form 8-K, dated July 27, 1995 (the
           "Form 8-K"), incorporated herein by reference.
   4.7     Amended and Restated Credit Agreement dated as of September 22, 1995, among the
           Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris Bank, as co-agent, filed as Exhibit 4.2 to the Company's Registration Statement on Form S-4,
           filed September 27, 1995, incorporated herein by reference.
   4.8     First Amendment, dated March 8, 1996, to the Amended and Restated Credit Agreement
           among the Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris
           Bank, as co-agent, filed as Exhibit 4.8 to the Company's 1995 Annual Report on Form
           Form 10-K, incorporated herein by reference.
   4.9     First Amendment, dated as of July 26, 1995, to the Note Agreement among the Company and the purchasers named therein, relating to the 7.68% Senior Notes of the Company, filed as Exhibit 4.9 to the Company's 1995 Annual Report on Form 10-K, incorporated herein by reference.
   4.10    Certificate of Trust of Walbro Capital Trust.
   4.11    Form of Declaration of Trust of Walbro Capital Trust among Walbro Corporation, as
           Sponsor, Bankers Trust (Delaware), as Delaware Trustee and Michael A. Shope, as
           Regular Trustee.
  4.12*    Form of Indenture between Walbro Corporation and Bankers Trust Company, as Indenture
           Trustee.
  4.13*    Form of Preferred Security (included in Exhibit A-1 to Exhibit 4.11 above).

EXHIBIT
  NO.                                          DESCRIPTION
-------    ------------------------------------------------------------------------------------
  4.14*    Form of Convertible Debenture (included in Exhibit A to Exhibit 4.12 above).
  4.15*    Form of Preferred Securities Guarantee Agreement between Walbro Corporation, as
           Guarantor, and Bankers Trust Company, as Guarantee Trustee with respect to the
           Preferred Securities of Walbro Capital Trust.
   5.1*    Opinion of Katten Muchin & Zavis as to the validity of the issuance of the
           Convertible Debentures and the Guarantee to be issued by the Company (including consent).
   5.2*    Opinion of Richards, Layton & Finger, special Delaware counsel, as to the validity of the issuance of the Preferred Securities to be issued by Walbro Capital Trust
           (including consent).
   8.1*    Opinion of Katten Muchin & Zavis as to certain tax matters (including consent).
  12.1     Computation of ratio of earnings to fixed charges.
  23.1     Consent of Arthur Andersen LLP.
  23.2     Consent of Arthur Andersen.
  23.3     Consent of Deloitte & Touche.
  23.4*    Consent of Katten Muchin & Zavis (included in Exhibits 5.1 and 8.1).
  23.5*    Consent of Richards, Layton & Finger (included in Exhibit 5.2).
  24.1     Power of Attorney (set forth on signature page of the Registration Statement).
  25.1*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Indenture Trustee under the Indenture.
  25.2*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Institutional Trustee under the Declaration of Trust.
  25.3*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Guarantee Trustee under the Guarantee.

-------------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned Registrants hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on the 18th day of December, 1996.

                                          WALBRO CORPORATION

                                          By: /s/ LAMBERT E. ALTHAVER

                                            ------------------------------------
                                            Lambert E. Althaver
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Lambert E. Althaver and Michael A. Shope and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and any subsequent Registration Statements filed by the Company pursuant to Rule 462(b) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, thereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 18, 1996.

               SIGNATURE                                          TITLE
----------------------------------------   ---------------------------------------------------
        /s/ LAMBERT E. ALTHAVER
----------------------------------------
            Lambert E. Althaver
                                           Chairman of the Board, Chief Executive Officer and
                                           Director (Principal Executive Officer)
         /s/ FRANK E. BAUCHIERO
----------------------------------------
            Frank E. Bauchiero
                                           President, Chief Operating Officer and Director
         /s/ ROBERT H. WALPOLE
----------------------------------------
             Robert H. Walpole
                                           Vice President and Director
          /s/ MICHAEL A. SHOPE
----------------------------------------
             Michael A. Shope
                                           Chief Financial Officer and Treasurer (Principal
                                           Financial and Accounting Officer)
       /s/ WILLIAM T. BACON, JR.
----------------------------------------
           William T. Bacon, Jr.
                                           Director
         /s/ HERBERT M. KENNEDY
----------------------------------------
            Herbert M. Kennedy
                                           Director
         /s/ VERNON E. OECHSLE
----------------------------------------
             Vernon E. Oechsle
                                           Director
          /s/ ROBERT D. TUTTLE
----------------------------------------
             Robert D. Tuttle
                                           Director
           /s/ JOHN E. UTLEY
----------------------------------------
               John E. Utley
                                           Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on the 18th day of December, 1996.

                                        WALBRO CAPITAL TRUST

                                        By: Walbro Corporation

                                        By: /s/ LAMBERT E. ALTHAVER

                                           -------------------------------------
                                           Name: Lambert E. Althaver
                                           Title: Chief Executive Officer

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                          DESCRIPTION
-------    ------------------------------------------------------------------------------------
   1.1*    Form of Purchase Agreement.
   3.1     Restated Certificate of Incorporation of the Company, as amended.
   3.2     By-Laws of the Company, as amended, filed as Exhibit 3.2 to the Company's Annual
           Report on Form 10-K for the fiscal year ended December 31, 1989 (the "Form 10-K"), incorporated herein by reference.
   3.3     Amendment to Section 2.9 of the By-laws of the Company, filed as Exhibit 3.3 to the
           Company's 1994 Annual Report on Form 10-K, incorporated herein by reference.
   4.1     Shareholder Rights Plan, dated December 8, 1988, filed as the Exhibit to the
           Company's Registration Statement on Form 8-A for Shareholder Stock Purchase Rights
           filed December 12, 1988, incorporated herein by reference.
   4.2     First Amendment to Rights Agreement, dated February 6, 1991, filed as Exhibit 4.8 to the Company's 1990 Annual Report on Form 10-K, incorporated herein by reference.
   4.3     Loan Agreement between City of Ligonier, Indiana and Sharon Manufacturing Company,
           dated as of June 1, 1992, filed as Exhibit 4.12 to the Company's 1992 Annual Report on Form 10-K, incorporated herein by reference.
   4.4     Loan Agreement between Walbro Automotive Corporation and the Town of Ossian,
           Indiana, dated as of December 1, 1993, filed as Exhibit 4.13 to the Company's 1993
           Annual Report on Form 10-K, incorporated herein by reference.
   4.5     Note Agreement among the Company and the purchasers named therein, dated as of
           October 1, 1994, relating to the 7.68% Senior Notes of the Company, filed as Exhibit
           4.9 to the Company's 1994 Annual Report on Form 10-K, incorporated herein by reference.
   4.6     Indenture for the Notes, dated as of July 27, 1995, among the Company, Walbro Engine
           Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products,
           Inc., and Bankers Trust Company, as Trustee (including form of Exchange Note), filed as Exhibit 2.3 to the Company's Current Report on Form 8-K, dated July 27, 1995 (the
           "Form 8-K"), incorporated herein by reference.
   4.7     Amended and Restated Credit Agreement dated as of September 22, 1995, among the
           Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris Bank, as co-agent, filed as Exhibit 4.2 to the Company's Registration Statement on Form S-4,
           filed September 27, 1995, incorporated herein by reference.
   4.8     First Amendment, dated March 8, 1996, to the Amended and Restated Credit Agreement
           among the Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris
           Bank, as co-agent, filed as Exhibit 4.8 to the Company's 1995 Annual Report on Form
           Form 10-K, incorporated herein by reference.
   4.9     First Amendment, dated as of July 26, 1995, to the Note Agreement among the Company and the purchasers named therein, relating to the 7.68% Senior Notes of the Company, filed as Exhibit 4.9 to the Company's 1995 Annual Report on Form 10-K, incorporated herein by reference.
   4.10    Certificate of Trust of Walbro Capital Trust.
   4.11    Form of Declaration of Trust of Walbro Capital Trust among Walbro Corporation, as
           Sponsor, Bankers Trust (Delaware), as Delaware Trustee and Michael A. Shope, as
           Regular Trustee.
  4.12*    Form of Indenture between Walbro Corporation and Bankers Trust Company, as Indenture
           Trustee.
  4.13*    Form of Preferred Security (included in Exhibit A-1 to Exhibit 4.11 above).

EXHIBIT
  NO.                                          DESCRIPTION
-------    ------------------------------------------------------------------------------------
  4.14*    Form of Convertible Debenture (included in Exhibit A to Exhibit 4.12 above).
  4.15*    Form of Preferred Securities Guarantee Agreement between Walbro Corporation, as
           Guarantor, and Bankers Trust Company, as Guarantee Trustee with respect to the
           Preferred Securities of Walbro Capital Trust.
   5.1*    Opinion of Katten Muchin & Zavis as to the validity of the issuance of the
           Convertible Debentures and the Guarantee to be issued by the Company (including consent).
   5.2*    Opinion of Richards, Layton & Finger, special Delaware counsel, as to the validity of the issuance of the Preferred Securities to be issued by Walbro Capital Trust
           (including consent).
   8.1*    Opinion of Katten Muchin & Zavis as to certain tax matters (including consent).
  12.1     Computation of ratio of earnings to fixed charges.
  23.1     Consent of Arthur Andersen LLP.
  23.2     Consent of Arthur Andersen.
  23.3     Consent of Deloitte & Touche.
  23.4*    Consent of Katten Muchin & Zavis (included in Exhibits 5.1 and 8.1).
  23.5*    Consent of Richards, Layton & Finger (included in Exhibit 5.2).
  24.1     Power of Attorney (set forth on signature page of the Registration Statement).
  25.1*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Indenture Trustee under the Indenture.
  25.2*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Institutional Trustee under the Declaration of Trust.
  25.3*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as Guarantee Trustee under the Guarantee.

-------------------------
* To be filed by amendment.